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As filed with the Securities and Exchange Commission on June 23, 2009

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.

(See Schedule A for additional registrants)
(Exact name of registrants as specified in their charters)

DELAWARE	7832	43-1304369
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

Craig R. Ramsey
Executive Vice President and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Monica K. Thurmond, Esq.
O'Melveny & Myers LLP
7 Times Square
New York, New York 10036
(212) 326-2000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If any securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

8.75% Senior Notes due 2019	$600,000,000	100%	$600,000,000	$33,480

Guarantee of 8.75% Senior Notes due 2019(3)	—	—	—	(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.

(2)
Calculated pursuant to Rule 457(f) of the rules and regulations of the Security Act. Paid by wire transfer

(3)
Each of AMC Entertainment Inc.'s wholly owned domestic subsidiaries jointly, severally and unconditionally guarantees, the 8.75% Senior Notes due 2019 on a senior unsecured basis.

(4)
See Schedule A on the inside facing page for table of additional registrant guarantors. Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants' Principal Executive Offices	I.R.S. Employer Identification Number
AMC Entertainment Inc. (Issuer)	Delaware	920 Main Street Kansas City, Missouri 64105	43-1304369
AMC Card Processing Services, Inc.	Arizona	920 Main Street Kansas City, Missouri 64105	20-1879589
Loews Citywalk Theatre Corporation	California	920 Main Street Kansas City, Missouri 64105	95-4760311
AMC Entertainment International, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	43-1625326
LCE AcquisitionSub, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	20-1408861
LCE Mexican Holdings, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	20-1386585
Loews Cineplex U.S. Callco, LLC	Delaware	920 Main Street Kansas City, Missouri 64105	N/A
Loews Theatre Management Corp.	Delaware	920 Main Street Kansas City, Missouri 64105	13-3274097
Club Cinema of Mazza, Inc.	District of Columbia	920 Main Street Kansas City, Missouri 64105	04-3465019
AMC License Services, Inc.	Kansas	920 Main Street Kansas City, Missouri 64105	74-3233920
Premium Theater of Framingham, Inc.	Massachusetts	920 Main Street Kansas City, Missouri 64105	04-3399792
American Multi-Cinema, Inc.	Missouri	920 Main Street Kansas City, Missouri 64105	43-0908577

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated June 23, 2009

PRELIMINARY PROSPECTUS

AMC Entertainment Inc.
OFFER TO EXCHANGE

        $600,000,000 aggregate principal amount of its 8.75% Senior Notes due 2019, the issuance of each of which has been registered under the Securities Act of 1933, as amended (collectively, the "exchange notes"), for any and all of its outstanding 8.75% Senior Notes due 2019 (the "original notes," and together with the exchange notes, the "notes").

        AMC Entertainment Inc. hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $600,000,000 in aggregate principal amount of our registered 8.75% Senior Notes due 2019 and the guarantees thereof (the "exchange notes"), for a like principal amount of our unregistered 8.75% Senior Notes due 2019 (the "original notes"). We refer to the original notes and exchange notes collectively as the "notes." The terms of the exchange notes and the guarantees thereof are identical to the terms of the original notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes are fully and unconditionally guaranteed by all domestic restricted subsidiaries of AMC Entertainment Inc. that guarantee AMC Entertainment Inc's other indebtedness (the "guarantors"). The notes will be exchanged in denominations of $1,000 and in integral multiples of $1,000.

        We will exchange any and all original notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                 , 2009, unless extended.

        We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

        See "Risk Factors" beginning on page 13 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2009.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

        The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

        The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

        Until                        , 2009 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the information presented under the heading "Risk Factors" and the more detailed information in the financial data and related notes presented elsewhere in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to "we," "us," "our," the "company" or the "Issuer" refer to the combined business of AMC Entertainment Inc. and its subsidiaries.

        Our fiscal year ends on the Thursday closest to the last day of March and is either 52 or 53 weeks long, depending on the year. References to a fiscal year are to the 52- or 53-week period ending in that year. For example, our fiscal year 2009 ended on April 2, 2009.

Our Company

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. As of April 2, 2009, we owned, operated or held interests in 307 theatres with a total of 4,612 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuit. Our average screen per theatre count of 15.0 for our circuit and our annual attendance per theatre of 650,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities. We have a significant presence in most major urban "Designated Market Areas," or "DMAs" (television areas as defined by Nielsen Media Research). Our revenues for fiscal 2009 were $2.3 billion.

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews Cineplex Entertainment Corporation ("Loews") and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of allied businesses and strategic initiatives that have created value for our company and, we believe, will continue to generate incremental value for our company. For example:

  •
  We created National Cinema Network, Inc., our advertising subsidiary, in 1985, and combined it with Regal CineMedia to form National CineMedia, LLC ("NCM"), a publicly traded cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. We currently own approximately 18.5% of NCM;

  •
  We were a founding partner and currently own approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 12,000 screens. We received approximately $20.4 million from Fandango when we sold our 10.4% interest in Fandango to Comcast Corporation and continue to partner with Fandango for internet ticketing services for certain of our theatres; and

  •
  In February 2007, we formed a joint venture, Digital Cinema Implementation Partners LLC ("DCIP"), with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

 Recent Events

Original Notes Offering and Cash Tender Offer

        On June 9, 2009, we issued $600,000,000 aggregate principal amount of the original notes pursuant to an indenture, dated as of June 9, 2009, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        Concurrently with the initial notes offering, we launched a cash tender offer and consent solicitation for any and all of our currently outstanding 8 5/8% senior notes due 2012 (the "Existing AMCE Senior Notes") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding 8 5/8% senior notes due 2012 validly tendered and accepted by us on or before the early tender date (the "Cash Tender Offer").

        We used the net proceeds from the issuance of the original notes to pay the consideration for the Cash Tender Offer plus any accrued and unpaid interest of the $238,065,000 principal amount of Existing AMCE Senior Notes tendered. We will use the remaining amount of net proceeds for other general corporate purposes, which may in the future include retiring any outstanding Existing AMCE Senior Notes not purchased in the Cash Tender Offer and portions of our other existing indebtedness and indebtedness of our parent companies through open market purchases or by other means. We intend to redeem any of our Existing AMCE Senior Notes that remain outstanding after the closing of the Cash Tender Offer at a price of $1,021.56 per $1,000 principal amount of Existing AMCE Senior Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the indenture governing the Existing AMCE Senior Notes.

Senior Secured Credit Facility Amendment

        We may seek from our lenders certain amendments to our senior secured credit facility dated January 26, 2006 to extend the term of the senior secured credit facility. The amendments, among other things, could: (i) extend the maturity of revolving commitments and revolving loans held by revolving lenders who consent to such extension; (ii) extend the maturity of term loans held by term lenders who consent to such extension; (iii) increase the interest rates payable to holders of extended revolving commitments, extended revolving loans and extended term loans; and (iv) include certain other modifications to the senior secured credit facility in connection with the foregoing. We have not determined for certain whether to pursue this amendment, and if we do, there can be no assurance that the requisite lenders will agree to the requested amendments.

Dividend

        During April and May of 2009, AMC Entertainment Inc. ("AMC Entertainment" or "AMCE") made dividend payments to its parent, Marquee Holdings Inc. ("Holdings"), and Holdings made dividend payments to its parent, AMC Entertainment Holdings, Inc. ("Parent"), totaling $300,000,000. AMC Entertainment Holdings, Inc. made payments to purchase term loans and reduced the principal balance of its senior unsecured term loan facility to $226,261,000 with a portion of the dividend proceeds (the "Dividend").

 Summary of the Terms of the Exchange Offer

        In connection with the original notes offering, AMC Entertainment Inc. entered into a registration rights agreement with the initial purchasers of the original notes. Under that agreement, AMC Entertainment Inc. agreed to deliver to you this prospectus and to consummate the exchange offer.

Original Notes
Original Notes	$600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019 and the guarantees thereof.
Notes Offered
Exchange Notes	8.75% Senior Notes due 2019. The terms of the "exchange notes" are substantially identical to those terms of the "original notes," except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the exchange notes and the original notes collectively as the "notes."
Exchange Offer	The Issuer is offering to exchange:
• up to $600,000,000 aggregate principal amount of its exchange notes that have been registered under the Securities Act, for an equal amount of its original notes.

The Issuer is also offering to satisfy certain of its obligations under the registration rights agreement that the Issuer entered into when it issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2009, or such later date and time to which the Issuer extends it. The Issuer does not currently intend to extend the expiration date. A tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which the Issuer may waive. For more information, see "The Exchange Offer—Certain Conditions to the Exchange Offer."

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold original notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;
•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Original Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, the Issuer will have fulfilled a covenant contained in the registration rights agreement for the original notes and, accordingly, the Issuer will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of original notes and do not tender your original notes in the exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the registration rights agreement that, by their terms, terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange

All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register the original notes under the Securities Act.

Resale of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are the our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

	•	are acquiring the exchange notes in the ordinary course of business; and
•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of the Issuer's affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of Distribution." Any holder of original notes, including any broker-dealer, who:

	•	is our affiliate,

	•	does not acquire the exchange notes in the ordinary course of its business, or
	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Material Tax Consequences

The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.
Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent."

Summary of the Terms of the Exchange Notes

        The following summary highlights the material information regarding the exchange notes contained elsewhere in this prospectus. We urge you to read this entire prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes.

Issuer	AMC Entertainment Inc.
Notes Offered
Exchange Notes

$600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019. The exchange notes and the original notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Date	The exchange notes will mature on June 1, 2019.
Interest Rate	Interest on the exchange notes will accrue at a rate of 8.75% per annum.
Interest Payment Dates	June 1 and December 1, commencing on December 1, 2009.
Ranking

The exchange notes will be our senior unsecured obligations and, after giving effect to this offering and the planned redemption of all of the Existing AMCE Senior Notes that remained outstanding after completion of the Cash Tender Offer, will:

•

rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes, including our existing 8% Senior Subordinated Notes due 2014 and 11% Senior Subordinated Notes due 2016 (collectively, the "Existing AMCE Subordinated Notes");

•

rank equally in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our senior secured credit facility; and

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facility), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

Similarly, the note guarantees will be the senior unsecured obligations of the guarantors and, after giving effect to this offering and the planned redemption of all of the Existing AMCE Senior Notes that remained outstanding after completion of the Cash Tender Offer, will:

•

rank senior in right of payment to all of the applicable guarantor's existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes, including such guarantor's guarantees under the Existing AMCE Subordinated Notes;

•

rank equally in right of payment to all of the applicable guarantor's existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our senior secured credit facility; and

•

be effectively subordinated in right of payment to all of the applicable guarantors' existing and future secured debt (including such guarantors' guarantees under our senior secured credit facility), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, the notes and the guarantees would have ranked effectively junior to approximately $813.9 million of our senior secured indebtedness under our senior secured credit facility and $60.7 million of capital and financing lease obligations.

As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, our subsidiaries that are not guarantors would have accounted for approximately $19.0 million, or 0.8%, of our total revenues for the 52 weeks ended April 2, 2009, approximately $143.9 million, or 3.8%, of our total assets and approximately $30.5 million, or 1.0%, of our total liabilities.

Guarantees

The exchange notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee our other indebtedness. See "Description of Exchange Notes—Subsidiary Guarantees."

Optional Redemption

We may redeem some or all of the exchange notes at any time on or after June 1, 2014 at the redemption prices listed under "Description of Exchange Notes—Optional Redemption." In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes using net proceeds from certain equity offerings completed on or prior to June 1, 2012.

Change of Control

If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Exchange Notes—Change of Control."

Certain Covenants	The indenture governing the exchange notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness, including additional senior indebtedness;
	•	pay dividends or make distributions to our stockholders;
	•	repurchase or redeem capital stock;
	•	enter into transactions with our affiliates; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities) or to sell assets. See "Risk Factors—The indenture governing the notes contains covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise" and "Description of Exchange Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets."

Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider prior to participating in the exchange offer.

Additional Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105-1977. Our telephone number is (816) 221-4000 and our website address is www.amctheatres.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

Summary Historical Financial and Operating Data

        The following tables set forth certain of AMC Entertainment Inc.'s historical financial and operating data. The summary historical financial data for the three fiscal years ended April 2, 2009, April 3, 2008 and March 29, 2007 have been derived from AMC Entertainment Inc.'s audited financial statements and related notes for such periods included in this prospectus. The summary historical financial and operating data presented below should be read in conjunction with the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

	Years Ended(1)(3)
	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
	(in thousands, except operating data)
Statement of Operations Data:
Revenues
Admissions	$1,580,328	$1,615,606	$1,576,924
Concessions	626,251	648,330	631,924
Other theatre	58,908	69,108	94,374

Total revenues	$2,265,487	$2,333,044	$2,303,222

Costs and Expenses:
Film exhibition costs	827,785	841,641	820,865
Concession costs	67,779	69,597	66,614
Operating expense	589,376	607,588	579,123
Rent	448,803	439,389	428,044
General and administrative:
Merger, acquisition and transactions costs	650	3,739	9,996
Management fee	5,000	5,000	5,000
Other(5)	53,628	39,102	45,860
Pre-opening expense	5,421	7,130	4,776
Theatre and other closure expense (income)	(2,262)	(20,970)	9,011
Depreciation and amortization	201,413	222,111	228,437
Impairment of long-lived assets	73,547	8,933	10,686
Disposition of assets and other gains	(1,642)	(2,408)	(11,183)

Total costs and expenses	2,269,498	2,220,852	2,197,229

Other (income)(4)	(14,139)	(12,932)	(10,267)
Interest expense:
Corporate borrowings	115,757	131,157	188,809
Capital and financing lease obligations	5,990	6,505	4,669
Equity in (earnings) of non-consolidated entities(7)	(24,823)	(43,019)	(233,704)
Investment (income)(8)	(1,696)	(23,782)	(17,385)

Earnings (loss) from continuing operations before income taxes	(85,100)	54,263	173,871
Income tax provision (benefit)	5,800	12,620	39,046

Earnings (loss) from continuing operations	(90,900)	41,643	134,825
Earnings (loss) from discontinued operations, net of income tax benefit(2)	9,728	1,802	(746)

Net earnings (loss)	$(81,172)	$43,445	$134,079

	Years Ended(1)(3)
	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
	(in thousands, except operating data and leverage ratios)
Balance Sheet Data (at period end):
Cash and equivalents	$534,009	$106,181	$317,163
Corporate borrowings	1,687,941	1,615,672	1,634,265
Other long-term liabilities	308,701	351,310	366,813
Capital and financing lease obligations	60,709	69,983	53,125
Stockholder's equity	1,039,603	1,133,495	1,391,880
Total assets	3,725,597	3,847,282	4,104,260
Other Financial Data:
Net cash provided by operating activities	$200,701	$220,208	$417,751
Capital expenditures	(104,704)	(151,676)	(138,739)
Ratio of Earnings to fixed charges(9)	—	1.2x	1.5x
Operating Data:
Screen additions	83	136	107
Screen acquisitions	—	—	32
Screen dispositions	77	196	243
Average screens—continuing operations(6)	4,545	4,561	4,627
Number of screens operated	4,612	4,606	4,666
Number of theatres operated	307	309	318
Screens per theatre	15.0	14.9	14.7
Attendance (in thousands)—continuing operations(6)	196,184	207,603	213,041

(1)
Cash dividends declared on common stock for fiscal 2009 and 2008 were $35,989 and $296,830, respectively. There were no other cash dividends declared on common stock. Cash and equivalents have not been adjusted to reflect $300,000 of cash dividends paid subsequent to April 2, 2009.

(2)
Fiscal 2009, 2008 and 2007 includes earnings and losses from discontinued operations related to 44 theatres in Mexico that were sold during fiscal 2009. Fiscal 2007 includes earnings from discontinued operations related to five theatres in Iberia that were sold during fiscal 2007. Fiscal 2009 includes earnings from discontinued operations of $9,728 (net of income tax provision of $11,300), including a gain on disposal of $14,772. Fiscal 2008 includes earnings from discontinued operations of $1,802 (net of income tax provision of $6,780). Fiscal 2007 includes a loss from discontinued operations of $746 (net of income tax provision of $3,254).

(3)
Fiscal 2008 includes 53 weeks. All other fiscal years have 52 weeks.

(4)
During fiscal 2009, other (income) is composed of $14,139 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote. During fiscal 2008, other expense (income) is composed of $11,289 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote, insurance recoveries of $1,246 for property losses related to Hurricane Katrina and $397 of business interruption recoveries related to Hurricane Katrina. During fiscal 2007, other expense (income) is composed of $10,992 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote, insurance recoveries of $2,469 for property losses related to Hurricane Katrina, $294 of business interruption insurance recoveries related to Hurricane Katrina, call premiums, a write off of deferred financing costs and unamortized premiums related to the redemption of our 9 1/2% Senior Subordinated Notes due 2011, our Senior Floating Rate Notes due 2010 and our 9 7/8% Senior Subordinated Notes due 2012 of $3,488.

(5)
Includes stock based compensation of $2,622, $207 and $10,568 for fiscal 2009, fiscal 2008 and fiscal 2007, respectively.

(6)
Includes consolidated theatres only.

(7)
During fiscal 2009 and fiscal 2008, equity in (earnings) losses of non-consolidated entities includes cash distributions from NCM of $27,654 and $22,175, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18,751 from the sale of HGCSA and during fiscal 2007 a gain of $238,810 related to the NCM, Inc. initial public offering.

(8)
Includes gain of $15,977 for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc.

(9)
AMCE had a deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 of $78,737. AMCE had a pro forma deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 of $111,882 after giving effect to the Offering and Cash Tender Offer. Earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information contained in this offering memorandum, before purchasing any notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

 Risks Related to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange."

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

        We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, although our original notes trade on the PORTAL Market. The liquidity of any market for the

  •
  the number of holders of exchange notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the original notes for the exchange notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  prevailing interest rates.

        We understand that one or more of the initial purchasers of the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer certain registration and other rights under the registration rights agreements will terminate. See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction

Risks Related to Our Indebtedness and the Notes

Our substantial debt could adversely affect our operations and your investment in the notes.

        We have a significant amount of debt. As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, we would have had outstanding $2,084.1 million of indebtedness, of which $585.5 million ($600.0 million face amount) would have consisted of the original notes, and the balance would have consisted of $813.9 million under our senior secured credit facility, $624.1 million of Existing Senior Subordinated Notes ($625.0 million face amount) and $60.7 million of existing capital and financing lease obligations. As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, we also had approximately $4.2 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants included in the senior secured credit facility, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness, including the notes.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        The terms of the indenture governing the notes, our senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, none of our indentures, including the indenture governing the notes, impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, our $625.0 million in aggregate principal amount of the Existing AMCE Senior Subordinated Notes, Marquee Holdings Inc.'s $240.8 million of 12% senior discount notes due 2014 and the $813.9 million outstanding under our senior secured credit facility all have an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. For the 52 weeks ended April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, we would have a deficiency of earnings to fixed charges of $122.4 million. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Your right to receive payments on these notes will be effectively subordinated to those lenders who have a security interest in our assets.

        Our obligations under the notes and our guarantors' obligations under their guarantees of the notes will be unsecured, but our obligations under our senior secured credit facility and each guarantor's obligations under their guarantees of the senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of most of our wholly owned U.S. subsidiaries, and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time.

        Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its obligations under its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

        As of April 2, 2009, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $813.9 million. The indenture governing the notes will permit us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Our subsidiaries will only be required to guarantee the notes if they guarantee our other indebtedness, including our senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Some of our subsidiaries (including all of our foreign subsidiaries) will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, the notes would have been effectively junior to $813.9 million of our senior indebtedness under our senior secured credit facility and $60.7 million of capital and financing lease obligations. On an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, our non-guarantor subsidiaries generated approximately 0.8% of our consolidated revenues for the 52 weeks ended April 2, 2009 and held approximately 3.8% of our consolidated assets as of April 2, 2009.

The notes are effectively subordinated to the existing and future liabilities of our non-guarantor subsidiaries.

        The notes are unsecured senior obligations of AMC Entertainment Inc. and the guarantors and will rank equal in right of payment to AMC Entertainment Inc.'s and the guarantors' other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        Since virtually all of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends, payments of interest on intercompany indebtedness, or other transfers.

        Creditors of our non-guarantor subsidiaries would be entitled to a claim on the assets of our non-guarantor subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any non-guarantor subsidiary, creditors of the non-guarantor subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such non-guarantor subsidiary. Any of our claims as the creditor of our non-guarantor subsidiary would be subordinate to any security interest in the assets of such non-guarantor subsidiary and any indebtedness of our non-guarantor subsidiary senior to that held by us.

        As of April 2, 2009, on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer, our subsidiaries that are not guarantors would have accounted for approximately $19.0 million, or 0.8%, of our total revenues for the 52 weeks ended April 2, 2009, approximately $143.9 million, or 3.8%, of our total assets and approximately $30.5 million, or 1.0%, of our total liabilities.

The indenture governing the notes contains covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

        The indenture governing the notes contains various covenants that limit our ability to, among other things:

  •
  incur additional indebtedness, including additional senior indebtedness;

  •
  make restricted payments;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indenture for the notes contains a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indenture does not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and your investment in the notes" and "Description of Exchange Notes—Certain Covenants—Limitation on Consolidated Indebtedness."

        Furthermore, there are no restrictions in the indenture on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indenture limits our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications. The maximum amount AMC Entertainment Inc. was permitted to distribute to Marquee Holdings Inc. in compliance with its senior secured credit facility and the indentures governing AMC Entertainment Inc.'s debt securities, including the original notes, was approximately $350.0 million as of April 2, 2009, after giving effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.

        The indenture governing the notes will require that, upon the occurrence of a "change of control," as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future and would trigger a "change of control" under the Existing AMCE Subordinated Notes and the Existing AMCE Senior Notes. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of Exchange Notes—Change of Control." We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

  •
  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debt beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

We are controlled by our sponsors, whose interests may not be aligned with ours.

        All of our issued and outstanding capital stock is owned by Marquee Holdings Inc., and all of the issued and outstanding capital stock of Marquee Holdings Inc. is owned by AMC Entertainment Holdings, Inc., which is controlled by sponsors. Our sponsors have the ability to control our affairs and policies and the election of our directors and appointment of management. Seven of our nine directors have been appointed by the sponsors. Our sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our sponsors or their affiliates control our direct parent, Marquee Holdings Inc., they will continue to be able to strongly influence or effectively control our decisions.

Risks Related to Our Business

We have had significant financial losses in recent years.

        Prior to fiscal 2007, AMC Entertainment Inc. had reported net losses in each of the last nine fiscal years totaling approximately $510,088,000. For fiscal 2007 and 2008, AMC Entertainment Inc. reported net earnings of $134,079,000 and $43,445,000, respectively. AMC Entertainment Inc. reported a net loss of $81,172,000 in fiscal 2009. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Loews Acquisition and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        Our net capital expenditures aggregated to approximately $104,704,000 for fiscal 2009. We estimate that our planned capital expenditures will be between $100,000,000 and $105,000,000 in fiscal 2010. Actual capital expenditures in fiscal 2010 and 2011 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share and in connection with DCIP.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Loews Dispositions, we were required to dispose of 10 theatres located in various markets across the United States, including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

        In addition, as a cooperative venture among competitors for the purpose of joint purchasing, DCIP is potentially subject to restrictions under applicable antitrust law. While we believe that DCIP has conducted and will conduct its operations in accordance with all applicable law, it is possible that antitrust authorities will choose to examine and place limitations on DCIP's operations. Such limitations could include requiring that the venture be opened to include other independent competitors or striking down the joint purchasing arrangements altogether. If this were to occur, we might not realize the cost benefits, competitive advantages and increased core and ancillary revenues that we expect to receive from DCIP.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome

  •
  than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

The credit market crisis may adversely affect our ability to raise capital.

        The severe dislocations and liquidity disruptions in the credit markets could materially impact our ability to obtain debt financing on reasonable terms. The inability to access debt financing on reasonable terms could materially impact our ability to make acquisitions or materially expand our business in the future. Additionally, a prolonged economic downturn or recession could materially impact our operations to the extent it results in reduced demand for moviegoing. If current market and economic conditions persist or deteriorate, we may experience adverse impacts on our business, results of operations and financial condition.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment Inc.'s impairment losses from continuing operations over this period aggregated to approximately $281.3 million. Loews' impairment losses aggregated approximately $4.0 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through April 2, 2009, AMC Entertainment Inc. also incurred lease termination charges aggregating approximately $57.1 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations.

Our international and Canadian operations are subject to fluctuating currency values.

        As of April 2, 2009, we owned, operated or held interests in megaplexes in Canada, China (Hong Kong), France and the United Kingdom. Because the results of operations and the financial position of our foreign operations are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. Revenues from our theatre operations outside the United States accounted for 4% of our total revenues during the 52 weeks ended April 2, 2009. As a result of our international operations, we have risks from fluctuating currency values. As of April 2, 2009, a 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $1.8 million and $7.7 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

We sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that the company's stadium-style theatres violated the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which we agreed to remedy certain violations at our stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that betterments related to non-line of sight remedies will be required at approximately 140 stadium-style theatres. We estimate that the total cost of these betterments will be approximately $51.9 million and through April 2, 2009 our company has incurred approximately $23.6 million of these costs. See "Business—Legal Proceedings."

We will not be fully subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until the end of our fiscal year 2010.

        We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments and reports by an issuer's independent registered public accounting firm on the effectiveness of internal controls over financial reporting. We have completed our Section 404 annual management report and included the report in our Annual Report on Form 10-K for fiscal, 2009 filed on May 21, 2009. Our independent registered public accounting firm did not, however, need to include its attestation report in our annual report for fiscal 2009. Under current rules, the attestation of our independent registered public accounting firm will be required beginning in our Annual Report on Form 10-K for our fiscal 2010, which ends in April 2010.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. For a description of our legal proceedings, see "Business—Legal Proceedings."

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the past, we have identified a material weakness in our internal control over financial reporting and concluded that our disclosure controls and procedures were ineffective. In addition, we may in the future discover areas of our internal controls that need improvement or that constitute material weaknesses. A material weakness is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. Any failure to remediate any future material weaknesses in our internal control over financial reporting or to implement and maintain effective internal controls, or difficulties encountered in their implementation, could cause us to fail to timely meet our reporting obligations, result in material misstatements in our financial statements or could result in defaults under our senior credit facility, the indentures governing our debt securities or under any other debt instruments we may enter into in the future. Deficiencies in our internal controls could also cause investors to lose confidence in our reported financial information.

 Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

        The master contract between film producers and the Screen Actors Guild ("SAG") expired at the beginning of July 2008. A tentative agreement was reached on April 17, 2009. The two-year agreement is being submitted to SAG's members for approval. If SAG members choose to reject the proposed agreement, and subsequently vote to strike, or film producers choose to lock out the union members, a disruption in production of motion pictures could result.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

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  Attracting patrons. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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  Licensing motion pictures. We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry. We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 28% of our revenues in fiscal 2009, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to digital-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to digital-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear substantially all of the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from film-based media to digital-based media.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. In addition, forward looking statements generally can be identified by the use of forward looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology.

        Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:

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  national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and the ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        Readers are urged to consider these factors carefully in evaluating the forward looking statements. For a discussion of these and other risk factors, see "Risk Factors" in this prospectus.

        All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward looking statements included herein are made only as of the date of this prospectus and we do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 INDUSTRY AND MARKET DATA

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, National Association of Theatre Owners ("NATO"), Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets.

        Although we believe that the sources are reliable, we and the initial purchasers have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the initial purchasers of the original notes, in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Original notes in an aggregate principal amount of $600,000,000 were issued on June 9, 2009.

        Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

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  the exchange offer is not permitted by applicable law or SEC policy;

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  prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act;

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  if any initial purchaser so requests on or prior to the 60th day after consummation of this exchange offer with respect to original notes not eligible to be exchanged for the exchange notes and held by it following the consummation of this exchange offer; or

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  if any holder that participates in this exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes and so requests on or prior to the 60th day after the consummation of the exchange offer.

        Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

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  any exchange notes to be received by it will be acquired in the ordinary course of its business;

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  it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

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  it is not our "affiliate," as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

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  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

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  such exchange notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in the distribution of such exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

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  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $1,000 and in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

        As of the date of this prospectus, $600,000,000 in aggregate principal amount of original notes were outstanding, and there was one registered holder, CEDE & Co., a nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

        We will conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

        We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on                                    , 2009 unless we extend it in our sole discretion.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

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  to delay accepting for exchange any original notes in connection with the extension of the exchange offer;

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  to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

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  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all original notes properly tendered and accepted for exchange in the exchange offer.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

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  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

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  the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

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  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

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  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution," and

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  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

        Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

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  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive original notes along with the letter of transmittal; or

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  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of original notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of original notes by causing

DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of such original notes; and

  •
  where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time prior to the expiration date.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association
(Exchange Agent/Depositary addresses)

By Registered & Certified Mail:	Regular Mail or Overnight Courier:

U.S. BANK NATIONAL ASSOCIATION	U.S. BANK NATIONAL ASSOCIATION
Corporate Trust Services	60 Livingston Avenue
EP-MN-WS3C	St. Paul, Minnesota 55107-1419
60 Livingston Avenue	Attention: Specialized Finance
St. Paul, Minnesota 55107-1419

In Person by Hand Only:	By Facsimile (for Eligible Institutions only):
(651) 495-8158
U.S. BANK NATIONAL ASSOCIATION
60 Livingston Avenue	For Information or Confirmation by Telephone:
1st Floor—Bond Drop Window	1-800-934-6802
St. Paul, Minnesota 55107

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with the exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

  •
  as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

        In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

        In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  could not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

 USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, AMC Entertainment Inc. will receive original notes in like principal amount. AMC Entertainment Inc. will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment Inc. as of April 2, 2009, on an actual basis and on an adjusted basis to give effect to the original notes offering (without giving effect to the use of proceeds other than the Cash Tender Offer), the Dividend, this offering and the redemption of all Existing AMCE Senior Notes that remained outstanding after the completion of the Cash Tender Offer. The information in this table should be read in conjunction with the "Business" and the historical financial statements of AMC Entertainment Inc. and the respective accompanying notes thereto appearing elsewhere in this prospectus.

	As of April 2, 2009
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$534,009	$541,506

Short-term debt (current maturities of long-term debt and capital and financing lease obligations)	$9,923	$9,923
Long-term debt:
Senior secured credit facility
Revolving loan facility(1)	185,000	185,000
Term loan	622,375	622,375
8.75% senior notes due 2019	—	585,492
8 5/8% senior notes due 2012	250,000	—
8% senior subordinated notes due 2014	299,066	299,066
11% senior subordinated notes due 2016	325,000	325,000
Capital and financing lease obligations, interest ranging from 9% to 11 1/2%	57,286	57,286

Total debt(2)	$1,748,650	$2,084,142

Stockholder's equity:
Common Stock ($1 par value, 1 share issued)	—	—
Additional paid-in capital	1,157,284	857,284
Accumulated other comprehensive earnings	17,061	17,061
Accumulated deficit	(134,742)	(146,236)

Total stockholder's equity	1,039,603	728,109

Total capitalization	$2,788,253	$2,812,251

(1)
The aggregate revolving loan commitment under our senior secured facility is $200.0 million.

(2)
Total debt excludes $240.8 million of Marquee Holdings Inc.'s 12% senior discount notes due 2014 and $226.3 million (as adjusted for repayments after the period end) of senior term loan indebtedness of AMC Entertainment Holdings, Inc.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of AMC Entertainment's selected historical financial and operating data. AMC Entertainment's selected financial data for the fiscal years ended April 2, 2009, April 3, 2008, March 29, 2007 and March 30, 2006, the period from July 16, 2004 through March 31, 2005 and the period from April 2, 2004 through December 23, 2004 have been derived from the audited consolidated financial statements for such periods included elsewhere in this prospectus or not included herein.

        On December 23, 2004, AMC Entertainment completed the transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee Inc. ("Marquee"). Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the "Predecessor") with AMC Entertainment as the surviving entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree and Predecessor, AMC Entertainment, as of December 23, 2004, the merger date. The consolidated financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through April 2, 2009, and those of its Predecessor, AMC Entertainment, for all periods through the closing date of the merger.

        The selected financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and other historical financial information of AMC Entertainment, including the notes thereto, included elsewhere in this prospectus

	Years Ended(1)(3)(6)
	52 Weeks Ended April 2, 2009(4)	53 Weeks Ended April 3, 2008(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)	From Inception July 16, 2004 through March 31, 2005(7)	April 2, 2004 through December 23, 2004(7)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
	(in thousands, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,580,328	$1,615,606	$1,576,924	$1,125,243	$297,310	$847,476
Concessions	626,251	648,330	631,924	448,086	117,266	328,970
Other revenue	58,908	69,108	94,374	90,631	24,884	82,826

Total revenues	2,265,487	2,333,044	2,303,222	1,663,960	439,460	1,259,272

Costs and Expenses:
Film exhibition costs	827,785	841,641	820,865	590,456	152,747	452,727
Concession costs	67,779	69,597	66,614	48,845	12,801	37,880
Operating expense	589,376	607,588	579,123	444,593	115,590	324,427
Rent	448,803	439,389	428,044	326,627	80,776	223,734
General and administrative:
Merger, acquisition and transactions costs	650	3,739	9,996	12,487	22,268	42,732
Management fee	5,000	5,000	5,000	2,000	500	—
Other(8)	53,628	39,102	45,860	38,029	14,600	33,727
Pre-opening expense	5,421	7,130	4,776	5,768	39	1,292
Theatre and other closure expense (income)	(2,262)	(20,970)	9,011	601	1,267	10,758
Restructuring charge(9)	—	—	—	3,980	4,926	—
Depreciation and amortization	201,413	222,111	228,437	158,098	43,931	86,052
Impairment of long-lived assets	73,547	8,933	10,686	11,974	—	—
Disposition of assets and other gains	(1,642)	(2,408)	(11,183)	(997)	(302)	(2,715)

Total costs and expenses	2,269,498	2,220,852	2,197,229	1,642,461	449,143	1,210,614

Other (income)(5)	(14,139)	(12,932)	(10,267)	(9,818)	(6,778)	—
Interest expense:
Corporate borrowings	115,757	131,157	188,809	114,030	39,668	66,851
Capital and financing lease obligations	5,990	6,505	4,669	3,937	1,449	5,848
Equity in (earnings) losses of non-consolidated entities(12)	(24,823)	(43,019)	(233,704)	7,807	(161)	(129)
Investment (income)(13)	(1,696)	(23,782)	(17,385)	(3,075)	(2,351)	(6,344)

Earnings (loss) from continuing operations before income taxes	(85,100)	54,263	173,871	(91,382)	(41,510)	(17,568)
Income tax provision (benefit)	5,800	12,620	39,046	68,260	(6,880)	14,760

Earnings (loss) from continuing operations	(90,900)	41,643	134,825	(159,642)	(34,630)	(32,328)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	9,728	1,802	(746)	(31,234)	(133)	(3,550)

Net earnings (loss)	$(81,172)	$43,445	$134,079	$(190,876)	$(34,763)	$(35,878)

Preferred dividends	—	—	—	—	—	104,300

Net earnings (loss) for shares of common stock	$(81,172)	$43,445	$134,079	$(190,876)	$(34,763)	$(140,178)

Balance Sheet Data (at period end):
Cash and equivalents	$534,009	$106,181	$317,163	$230,115	$70,949	$—
Corporate borrowings	1,687,941	1,615,672	1,634,265	2,250,559	1,161,970	—
Other long-term liabilities	308,701	351,310	366,813	394,716	350,490	—
Capital and financing lease obligations	60,709	69,983	53,125	68,130	65,470	—
Stockholder's equity	1,039,603	1,133,495	1,391,880	1,243,909	900,966	—
Total assets	3,725,597	3,847,282	4,104,260	4,402,590	2,789,948	—

	Years Ended(1)(3)(6)
	52 Weeks Ended April 2, 2009(4)	53 Weeks Ended April 3, 2008(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)	From Inception July 16, 2004 through March 31, 2005(7)	April 2, 2004 through December 23, 2004(7)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
	(in thousands, except operating data)
Other Data:
Net cash provided by (used in) operating activities(11)	$200,701	$220,208	$417,751	$23,654	$(46,687)	$145,364
Capital expenditures	(104,704)	(151,676)	(138,739)	(117,668)	(18,622)	(66,155)
Proceeds from sale/leasebacks	—	—	—	35,010	50,910	—
Ratio of earnings to fixed charges(14)	—	1.2x	1.5x	—	—	—
Screen additions	83	136	107	106	—	44
Screen acquisitions	—	—	32	1,363	3,375	—
Screen dispositions	77	196	243	60	14	28
Average screens—continuing operations(10)	4,545	4,561	4,627	3,583	3,355	3,350
Number of screens operated	4,612	4,606	4,666	4,770	3,361	3,560
Number of theatres operated	307	309	318	335	219	231
Screens per theatre	15.0	14.9	14.7	14.2	15.3	15.4
Attendance (in thousands)—continuing operations(10)	196,184	207,603	213,041	161,867	44,278	126,450

(1)
Cash dividends declared on common stock for fiscal 2009 and 2008 were $35,989 and $296,830, respectively. There were no other cash dividends declared on common stock.

(2)
Fiscal 2009, 2008, 2007 and 2006 includes earnings and losses from discontinued operations related to 44 theatres in Mexico that were sold during fiscal 2009. Fiscal 2007, 2006 and 2005 includes earnings and losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007. During fiscal 2009 the Successor includes earnings from discontinued operations of $9,728 (net of income tax provision of $11,300), including a gain on disposal of $14,772. During fiscal 2008 the Successor includes earnings from discontinued operations of $1,802 (net of income tax provision of $6,780). During fiscal 2007 the Successor includes a loss from discontinued operations of $746 (net of income tax provision of $3,254). During fiscal 2006 the Successor includes a loss from discontinued operations of $31,234 (net of income tax provision of $21,540). During fiscal 2005 the Successor includes a loss from discontinued operations of $133 (net of income tax provision of $80) and the Predecessor includes a loss from discontinued operations of $3,550 (net of income tax provision of $240).

(3)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(4)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate. Accordingly, results of operations for the Successor periods ended April 2, 2009, April 3, 2008, March 29, 2007, and March 30, 2006 are not comparable to our results for the prior fiscal year.

(5)
During fiscal 2009, other (income) is composed of $14,139 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote. During fiscal 2008, other expense (income) is composed of $11,289 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote, insurance recoveries of $1,246 for property losses related to Hurricane Katrina and $397 of business interruption recoveries related to Hurricane Katrina. During fiscal 2007, other expense (income) is composed of $10,992 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote, insurance recoveries of $2,469 for property losses related to Hurricane Katrina, $294 of business interruption insurance recoveries related to Hurricane Katrina, call premiums, a write off of deferred financing costs and unamortized premiums related to the redemption of our 9 1/2% Senior Subordinated Notes due 2011, our Senior Floating Rate Notes due 2010 and our 9 7/8% Senior Subordinated Notes due 2012 of $3,488. During fiscal 2006, other expense (income) is composed of $8,699 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346, $1,968 of business interruption insurance recoveries related to Hurricane Katrina, the write-off of deferred financing cost of $1,097 related to our senior secured credit facility in connection with our issuance of the senior secured credit facility and $2,438 of fees related to an unused bridge facility in connection with the mergers in January 2006 of Holdings with LCE Holdings Inc., the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMCE continuing after the merger ("the Merger," and collectively, the "Mergers") and related financing transactions. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of gift card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of our 9 1/2% senior subordinated notes due 2011.

(6)
As a result of the merger with Marquee, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(7)
In connection with the merger with Marquee, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until consummation of the merger. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 related to Marquee.

(8)
Includes stock based compensation of $2,622, $207, $10,568, $3,433, $1,201 and $0 during fiscal 2009 Successor, fiscal 2008 Successor, fiscal 2007 Successor, fiscal 2006 Successor, fiscal 2005 Successor and fiscal 2005 Predecessor, respectively.

(9)
Restructuring charges related to one-time termination benefits and other cost related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of March 29, 2007.

(10)
Includes consolidated theatres only.

(11)
Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142,512 of cash acquired in the Mergers which is included in cash flows from investing activities.

(12)
During fiscal 2009 and fiscal 2008, equity in (earnings) losses of non-consolidated entities includes cash distributions from NCM of $27,654 and $22,175, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18,751 from the sale of HGCSA and during fiscal 2007 a gain of $238,810 related to the NCM, Inc. IPO.

(13)
Includes gain of $15,977 for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc.

(14)
AMCE had a deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 (Successor), the 52 weeks ended March 30, 2006 (Successor), the period from inception July 16, 2004 through March 31, 2005 (Successor) and the period April 2, 2004 through December 23, 2004 (Predecessor) of $78,737, $84,556, $41,488 and $17,180, respectively. AMCE had a pro forma deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 (Successor) of $111,882 after giving effect to the Offering and Cash Tender Offer. Earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meanings ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        We are one of the world's leading theatrical exhibition companies. As of April 2, 2009, we owned, operated or had interests in 307 theatres and 4,612 screens with 99%, or 4,557 of our screens in the U.S. and Canada, and 1%, or 55 of our screens in China (Hong Kong), France and the United Kingdom.

        Our principal directly owned subsidiaries are American Multi-Cinema, Inc. ("AMC") and AMC Entertainment International, Inc. ("AMCEI"). We conduct our theatrical exhibition business through AMC and its subsidiaries and AMCEI and its subsidiaries.

        On March 29, 2005, AMC Entertainment, along with Regal Entertainment Group ("Regal"), combined our respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The new company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. We record our share of on-screen advertising revenues generated by our advertising subsidiary, National Cinema Network, Inc. ("NCN") and NCM in other theatre revenues. We contributed fixed assets and exhibitor agreements of our cinema screen advertising subsidiary NCN to NCM. We also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to our investment in NCM. Additionally, we paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above NCM issued a 37% interest in its Class A units to NCN. Since that date, our interest in NCM has declined to 18.53% as of April 2, 2009, due to the entry of new investors. On February 13, 2007, NCM, Inc., a newly-formed entity that serves as the sole manager of NCM, announced the pricing of its initial public offering of 42,000,000 shares of common stock at a price of $21.00 per share. Subsequent to the NCM, Inc. IPO, we held an 18.6% interest in NCM. AMCE received net proceeds upon completion of the NCM initial public offering of $517,122,000. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012. On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our 9 1/2% senior subordinated notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our senior floating rate notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our 9 7/8% senior subordinated notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000.

        On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $10,983,000 in our consolidated financial statements which reduced our pension expense for fiscal 2007.

        In December 2006, we disposed of our equity method investment in Yelmo, which owned and operated 27 theaters with 310 screens in Spain on the date of sale. There was no gain or loss recorded on the sale of Yelmo.

        On May 2, 2008, our Board of Directors approved revisions to our Post Retirement Medical and Life Insurance Plan effective January 1, 2009 and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, we recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years based on expected future service of the remaining participants.

        In May 2007, we disposed of our investment in Fandango, accounted for using the cost method, for total proceeds of $20,360,000, of which $17,977,000 was received in May and September 2007 and $2,383,000 was received in November 2008, and have recorded a gain on the sale included in investment income of approximately $15,977,000 during fiscal 2008 and $2,383,000 during fiscal 2009. In July 2007 we disposed of our investment in HGCSA, an entity that operated 17 theatres in South America, for total proceeds of approximately $28,682,000 and recorded a gain on the sale included in equity earnings of non-consolidated entities of approximately $18,751,000.

        On December 29, 2008, we sold all of our interests in Grupo Cinemex, S.A. de C.V. ("Cinemex"), which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248,141,000 and costs related to the disposition were estimated to be $4,046,000. Additionally, we estimate that we will receive an additional $12,253,000 of the purchase price related to tax payments and refunds in later periods and have received an additional $809,000 of purchase price related to a working capital calculation and post closing adjustments subsequent to April 2, 2009 which are included in our gain on disposition. We have recorded a gain on disposition before income taxes of $14,772,000 related to the disposition that is included as discontinued operations.

        We acquired Cinemex in January 2006 as part of a larger acquisition of Loews Cineplex Entertainment Corporation. We do not operate any other theatres in Mexico and have divested of the majority of our other investments in international theatres in Japan, Hong Kong, Spain, Portugal, Sweden, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

        The operations and cash flows of the Cinemex theatres have been eliminated from our ongoing operations as a result of the disposal transaction. We will not have any significant continuing involvement in the operations of the Cinemex theatres after the disposition. The results of operations of the Cinemex theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Cinemex theatres were previously reported in our International Theatrical Exhibition operating segment. As a result of the sale of Cinemex, we no longer report an International Theatrical Exhibition operating segment and for financial reporting purposes we have one operating segment.

        On February 23, 2009, Mr. Peter C. Brown provided the Parent with notice of his retirement from his positions as Chairman of the Board, Chief Executive Officer and President of Parent and its subsidiaries including Holdings and AMC Entertainment Inc. In connection with a Separation and General Release Agreement, Mr. Brown received a cash severance payment of $7,014,000 which is recorded in general and administrative: other during the fifty-two weeks ended April 2, 2009.

        During the fifty-two weeks ended April 2, 2009 we recorded $5,279,000 of expense related to our partial withdrawal liability for a union-sponsored pension plan included in general and administrative: other.

        During the fifty-two weeks ended April 2, 2009, we closed eight theatres with 77 screens in the U.S. and opened six new theatres with 83 screens in the U.S. resulting in a circuit total of 307 theatres and 4,612 screens.

        Our Theatrical Exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift cards and packaged tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2009, films licensed from our 6 largest distributors based on revenues accounted for approximately 81% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2008, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 606 in 2008, according to the Motion Picture Association 2008 MPA Market Statistics.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. As of April 2, 2009, approximately 76% of our screens were located in megaplex theatres.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123(R), "Shared-Based Payment (Revised)" and Staff Accounting Bulletins

No. 107 and No. 110 "Share Based Payments". Under SFAS 123(R), compensation cost is calculated on the date of the grant and then amortized over the vesting period. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. Option awards which require classification as a liability under FAS 123(R) are revalued at each subsequent reporting date using the Black-Scholes model.

        We granted 38,876.72873 options on December 23, 2004, 600 options on January 26, 2006 and 15,980.45 options on March 6, 2009 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22,373,000, $138,000 and $2,069,000. All of these options currently outstanding are equity classified.

        The common stock value used to estimate the fair value of each option on the December 23, 2004 grant date was based upon a contemporaneous third party arms-length transaction on December 23, 2004 in which we sold 769,350 shares of our common stock for $1,000 per share to unrelated parties. The common stock value used to estimate the fair value of each option on the March 6, 2009 grant date was based upon a contemporaneous valuation reflecting market conditions as of January 1, 2009, a purchase of 2,542 shares by Parent for $323.95 per share from our former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to our current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share.

        One of the previous holders of stock options held put rights associated with his options deemed to be within his control whereby he could require Holdings to repurchase his options and, as a result, the expense for these options was remeasured each reporting period as liability based options at the Holdings level and the related compensation expense was included in AMCE's financial statements. However, since the put option that caused liability classification was a put to AMCE's parent Holdings rather than AMCE, AMCE's financial statements reflect an increase to additional paid-in capital related to stock-based compensation.

        For the 7,684.57447 option awards classified as liabilities by Holdings, we revalued the options at each period end following the grant date using the Black-Scholes model. In valuing this liability, Holdings used a fair value of common stock of $1,000 per share, which was based on a contemporaneous valuation reflecting market conditions as of April 3, 2008. In May 2008, Holdings was notified of the holder's intention to exercise the put option and Holdings made cash payments to settle the accrued liability of $3,911,000 during fiscal 2009. As a result of the exercise of the put right, there was no additional stock compensation expense related to these options in fiscal 2009 and the related options were canceled upon exercise of the put right during fiscal 2009.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). In connection with this, Parent adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan of Marquee Holdings Inc.). The option exercise price per share of $1,000 was adjusted to $491 pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock. The Company applied the guidance in SFAS 123(R) and determined that there was no incremental value transferred as a result of the modification and as a result, no additional compensation cost to recognize.

        On February 23, 2009, we entered into a Separation and General Release Agreement with Peter C. Brown (formerly Chairman of the Board, Chief Executive Officer and President of Parent, Holdings and AMCE), whereby all outstanding vested and unvested options were voluntarily forfeited. Stock compensation expense recorded in fiscal 2009 related only to awards that vested prior to February 23,

2009. Because all vested and unvested awards were forfeited, there is no additional compensation cost to recognize in future periods related to his awards.

Critical Accounting Estimates

        The accounting estimates identified below are critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these estimates on our business operations are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where such estimates affect our reported and expected financial results. For a detailed discussion on the application of these estimates and other accounting policies, see the notes to AMCE's consolidated financial statements included elsewhere in this prospectus. The methods and judgments we use in applying our accounting estimates have a significant impact on the results we report in our financial statements. Some of our accounting estimates require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of long-lived assets, including intangibles, which impacts impairment of long-lived assets when we impair assets or accelerate their depreciation; recoverability of goodwill, which creates the potential for write-offs of goodwill; recognition and measurement of current and deferred income tax assets and liabilities, which impacts our tax provision; recognition and measurement of our remaining lease obligations to landlords on our closed theatres and other vacant space, which impacts theatre and other closure expense (income); estimation of self-insurance reserves which impacts theatre operating and general and administrative expenses; recognition and measurement of net periodic benefit costs for our pension and other defined benefit programs, which impacts general and administrative expense; estimation of film settlement terms and measurement of film rental fees which impacts film exhibition costs and estimation of the fair value of assets acquired, liabilities assumed and consideration paid for acquisitions, which impacts the measurement of assets acquired (including goodwill) and liabilities assumed in a business combination. Below, we discuss these areas further, as well as the estimates and judgments involved.

        Impairments.    We review long-lived assets, including definite-lived intangibles, investments in non-consolidated subsidiaries accounted for under the equity method, marketable equity securities and internal use software for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We identify impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. We review internal management reports on a quarterly basis as well as monitor current and potential future competition in the markets where we operate for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. We evaluate theatres using historical and projected data of theatre level cash flow as our primary indicator of potential impairment and consider the seasonality of our business when evaluating theatres for impairment. We perform our annual impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. We performed an interim impairment analysis during the third quarter of fiscal 2009 as a result of the recent downturns in the current economic operating environment related to the credit and capital market crisis. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when we do not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was 20% and was based on management's expected return on assets during fiscal 2009, 2008, and 2007. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and, accordingly, actual results could vary significantly from such estimates. We have recorded impairments of long-lived assets of $73,547,000, $8,933,000, and $10,686,000 during fiscal 2009, 2008, and 2007, respectively.

        Goodwill.    Our recorded goodwill was $1,814,738,000 and $2,048,865,000 as of April 2, 2009 and April 3, 2008, respectively. We evaluate goodwill and our trademark for impairment annually as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Our goodwill is recorded in our Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value.

        We performed an interim impairment analysis during the third quarter of fiscal 2009 as a result of the recent downturns in the current economic operating environment related to the credit and capital market crisis and declines in equity values for our publicly traded peer group competitors. While the fair value of our Theatrical Exhibition operations exceed the carrying value at the present time and management does not believe that impairment is probable, the performance of our Theatrical Exhibition operations requires continued improvement in future periods to sustain its carrying value and small changes in certain assumptions can have a significant impact on fair value. In the future, if the carrying value of our reporting unit exceeds the estimated fair value, we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit for purposes of measuring goodwill. As a result of this hypothetical allocation, the carrying value of goodwill could be reduced to the hypothetically recomputed amount. If the performance of our Theatrical Exhibition operations does not continue to improve, a future impairment could result for a portion or all of the goodwill or trademark intangibles noted previously.

        We evaluated our enterprise value for fiscal 2009 and 2008 based on a contemporaneous valuation reflecting market conditions as of January 1, 2009 and December 27, 2007, respectively. Two valuation approaches were utilized; the income approach and the market approach. The income approach provides an estimate of enterprise value by measuring estimated annual cash flows over a discrete projection period and applying a present value rate to the cash flows. The present value of the cash flows is then added to the present value equivalent of the residual value of the business to arrive at an estimated fair value of the business. The residual value represents the present value of the projected cash flows beyond the discrete projection period. The discount rate is carefully determined using a rate of return deemed appropriate for the risk of achieving the projected cash flows. The market approach used publicly traded peer companies and reported transactions in the industry. Due to market conditions and the relatively few sale transactions, the market approach was used to provide additional support for the value achieved in the income approach.

        Key rates used in the income approach for fiscal 2009 and 2008 follow:

Description	Fiscal 2009	Fiscal 2008
Discount rate	10.0%	8.5%
Market risk premium	6.0%	5.0%
Hypothetical capital structure: Debt/Equity	40%/60%	40%/60%

        The discount rate is an estimate of the weighted average cost of debt and equity capital. The required return on common equity was estimated by adding the risk-free required rate of return, the market risk premium (which is adjusted for the Company's estimated market volatility, or beta), and small stock premium. The discount rate used for fiscal 2008 was 8.5% as compared to the 10.0% discount rate used for the fiscal 2009 impairment test. The higher discount rate was due to a number of factors, such as an increase in corporate bond yields, increase in betas, and increase in market risk premiums, given current market conditions.

        The aggregate annual cash flows were determined based on management projections on a theatre-by-theatre basis further adjusted by non-theatre cash flows. The projections considered various factors including theatre lease terms, a reduction in attendance, and a reduction in capital investments in new theatres, given current market conditions and the resulting difficulty with obtaining contracts for new-builds. Because Cinemex was sold in December 2008, cash flows for the fiscal 2009 study did not include results from Cinemex. Cash flows were projected through fiscal 2015 and assumed revenues would increase approximately 1.7% annually primarily due to projected increases in ticket and concession pricing. The residual value is a function of the estimated cash flow for fiscal 2016 divided by a capitalization rate (discount rate less long-term growth rate of 2%) then discounted back to represent the present value of the cash flows beyond the discrete projection period.

        As the expectations of the average investor are not directly observable, the market risk premium must be inferred. One approach is to use the long-run historical arithmetic average premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5.0% to 8.0%. Another approach is to look at projected rates of return obtained from analysts who follow the stock market. Again, this approach will lead to differing estimates depending upon the source. The published expected returns from firms such as Merrill Lynch, Value Line, and Greenwich Associates collectively tend to indicate a premium in a range of 3.0% to 5.0%. Under normal market conditions, we have utilized a market risk premium of 5.0%; however, given the current economic conditions, we utilized a market risk premium of 6.0% for fiscal 2009.

        There was no goodwill impairment as of April 2, 2009. During the fourth fiscal quarter of 2009 the equity values of our publicly traded peer group competitors increased by approximately 40% from the third fiscal quarter ended on January 1, 2009. Based on the results of the study conducted at the end of the third quarter of fiscal 2009, our fair value exceeded the book value by 1.2%.

        Following, for illustrative purposes, are the percentages at which our fair value exceeds the carrying value assuming hypothetical reductions in the fair value as of January 1, 2009 (in thousands):

Carrying Value	$2,641,360

Hypothetical Reduction of Fair Value	Fair Value	% Fair Value Exceeds/(Less than) Carrying Value
0.0%	$2,673,796	1.2%
2.5%	2,606,951	(1.3)%
5.0%	2,540,106	(3.8)%
7.5%	2,473,261	(6.4)%
10.0%	2,406,416	(8.9)%

        Income taxes.    In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense as well as operating loss and tax credit carryforwards. We must assess the likelihood that we will be able to recover our deferred tax assets in each domestic and foreign tax jurisdiction in which we operate. If recovery is not more likely than not, we must record a valuation allowance for the deferred tax assets that we estimate are more likely than not unrealizable. As of April 2, 2009, we had recorded approximately $31,000,000 of net deferred tax assets (net of valuation allowances of approximately $(281,442,000) related to the estimated future tax benefits and liabilities of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. The recoverability of these deferred income tax assets is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgment about future attendance levels, revenues and expenses.

        Theatre and Other Closure Expense (Income).    Theatre and other closure expense (income) is primarily related to payments made or received or expected to be made or received to or from landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to or from landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense (income) based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense (income) is based on estimates of our borrowing costs at the time of closing. As a result of the merger with Marquee, we have remeasured our liability for theatre closure at a rate of 7.55%, our estimated borrowing cost on the date of this merger. Subsequent theatre closure liabilities have been measured using a discount rate of 8.54%. We have recorded theatre and other closure (income) expense of $(2,262,000), $(20,970,000), and $9,011,000 during the fiscal years ended April 2, 2009, April 3, 2008, and March 29, 2007.

        Casualty Insurance.    We are self-insured for general liability up to $500,000 per occurrence and carry a $400,000 deductible limit per occurrence for workers compensation claims. We utilize actuarial projections of our estimated ultimate losses that we will be responsible for paying and as a result there is considerable judgment necessary to determine our casualty insurance reserves. The actuarial method that we use includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of April 2, 2009 and April 3, 2008, we had recorded casualty insurance reserves of $19,179,000 and $23,254,000, respectively, net of estimated insurance recoveries. We have recorded expense related to general liability and workers compensation claims of $10,537,000, $14,836,000, and $14,519,000 during the periods ended April 2,

2009, April 3, 2008, and March 29, 2007, respectively. During fiscal 2009 we recorded a change in estimate related to favorable loss developments compared to what was originally estimated which reduced our expense by approximately $2,100,000.

        Pension and Postretirement Assumptions.    Pension and postretirement benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. In addition, medical trend rates are an important assumption in projecting the medical claim levels for our postretirement benefit plan. Other assumptions affecting our pension and postretirement obligations involve demographic factors such as retirement, expected increases in compensation, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement expense. For our principal pension plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $173,000. For our postretirement plans, a 50 basis point decrease in the discount rate would increase postretirement expense by approximately $65,000. For fiscal 2009, we increased our discount rate to 7.43% from 6.25% for our pension plans and to 7.42% from 6.00% for our postretirement benefit plan. On May 2, 2008, our Board of Directors approved revisions to our Post Retirement Medical and Life Insurance Plan effective January 1, 2009, and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, we recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years based on expected future service of the remaining participants. On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $10,983,000 in our consolidated financial statements which reduced our pension expense for fiscal 2007. We have recorded net periodic benefit cost (income) for our pension and postretirement plans of $(1,890,000), $1,461,000, and $(4,454,000) during the periods ended April 2, 2009, April 3, 2008, and March 29, 2007, respectively.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets obtained from our investment portfolio manager. A 50 basis point decrease in the expected return on assets of our qualified defined benefit pension plan would increase pension expense on our principal plans by approximately $203,000 per year.

        The annual rate of increase in the per capita cost of covered health care benefits assumed for 2009 was 8.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2012 and remain at 4.0% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 2, 2009 by $1,840,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2009 by $149,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2009 by $1,585,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2009 by $130,000. Note 12—Employee Benefit Plans to AMCE's consolidated financial statements included elsewhere in this prospectus includes disclosures of our pension plan and postretirement plan assumptions and information about our pension plan assets.

        Film Exhibition Costs.    We predominantly license "first-run" motion pictures on a film-by-film and theatre-by-theatre basis from distributors owned by major film production companies and from independent distributors. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        We accrue film exhibition costs based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses entered into with our distributors. Generally, less than one third of our quarterly film exhibition cost is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. However, actual film costs and film costs payable could differ materially from those estimates. For fiscal years 2009, 2008, and 2007 there were no significant changes in our film cost estimation and settlement procedures.

        As of April 2, 2009 and April 3, 2008, we had recorded film payables of $60,286,000 and $44,028,000, respectively. We have recorded film exhibition costs of $827,785,000, $841,641,000, and $820,865,000 during the periods ended April 2, 2009, April 3, 2008, and March 29, 2007.

        Acquisitions.    We account for our acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that we estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. We have utilized valuation studies for certain of the assets and liabilities acquired to assist us in determining fair value. The estimation of the fair value of the assets and liabilities acquired including deferred tax assets and liabilities related to such amounts and consideration given involves a number of judgments and estimates that could differ materially from the actual amounts.

Operating Results

        The following table sets forth our revenues, costs and expenses attributable to our operations. Reference is made to Note 16—Operating Segment to our consolidated financial statements included elsewhere in this prospectus for additional information about our operations by operating segment.

        Fiscal year 2009 includes 52 weeks, fiscal year 2008 includes 53 weeks and fiscal year 2007 includes 52 weeks.

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Revenues
Theatrical exhibition
Admissions	$1,580,328	$1,615,606	$1,576,924
Concessions	626,251	648,330	631,924
Other theatre	58,908	69,108	94,374

Total revenues	$2,265,487	$2,333,044	$2,303,222

Costs and Expenses
Theatrical exhibition
Film exhibition costs	$827,785	$841,641	$820,865
Concession costs	67,779	69,597	66,614
Theatre operating expense	589,376	607,588	579,123
Rent	448,803	439,389	428,044
Preopening expense	5,421	7,130	4,776
Theatre and other closure expense (income)	(2,262)	(20,970)	9,011

	1,936,902	1,944,375	1,908,433

General and administrative expense:
Merger, acquisition and transaction costs	650	3,739	9,996
Management Fee	5,000	5,000	5,000
Other	53,628	39,102	45,860
Depreciation and amortization	201,413	222,111	228,437
Impairment of long-lived assets	73,547	8,933	10,686
Disposition of assets and other gains	(1,642)	(2,408)	(11,183)

Total costs and expenses	$2,269,498	$2,220,852	$2,197,229

Operating Data (at period end):
Screen additions	83	136	107
Screen acquisitions	—	—	32
Screen dispositions	77	196	243
Average screens—continuing operations(1)	4,545	4,561	4,627
Number of screens operated	4,612	4,606	4,666
Number of theatres operated	307	309	318
Screens per theatre	15.0	14.9	14.7
Attendance (in thousands)—continuing operations(1)	196,184	207,603	213,041

(1)
Includes consolidated theatres only.

        A reconciliation of earnings (loss) from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Earnings (loss) from continuing operations before income taxes	$(85,100)	$54,263	$173,871
Plus:
Interest expense	121,747	137,662	193,478
Depreciation and amortization	201,413	222,111	228,437
Impairment of long-lived assets	73,547	8,933	10,686
Preopening expense	5,421	7,130	4,776
Theatre and other closure expense (income)	(2,262)	(20,970)	9,011
Disposition of assets and other gains	(1,642)	(2,408)	(11,183)
Equity in non-consolidated entities	(24,823)	(43,019)	(233,704)
Investment loss (income)	(1,696)	(23,782)	(17,385)
Other (income) expense(1)	—	(1,246)	1,019
General and administrative expense—unallocated:
Management fee	5,000	5,000	5,000
Merger, acquisition and transaction costs	650	3,739	9,996
Other(2)	53,628	39,102	45,860

Total Segment Adjusted EBITDA	$345,883	$386,515	$419,862

(1)
Other income, net for fiscal 2008 is comprised of recoveries for property loss related to Hurricane Katrina. Other income, net for fiscal 2007 is comprised of the write-off of deferred financing charges and net recoveries for property loss related to Hurricane Katrina.

(2)
Including stock-based compensation expense of $2,622,000, $207,000 and $10,568,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007.

For the Year Ended April 2, 2009 and April 3, 2008

        Revenues.    Total revenues decreased 2.9%, or $67,557,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008. Fiscal year 2009 includes 52 weeks and fiscal year 2008 includes 53 weeks which we estimate contributed approximately $30,000,000 to the decline in our total revenues. Admissions revenues decreased 2.2%, or $35,278,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008, due to a 5.5% decrease in attendance partially offset by a 3.6% increase in average ticket price. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2008) decreased 4.1%, or $63,821,000, during the year ended April 2, 2009 from the comparable period last year. Based upon available industry sources, box office revenues of our comparable theatres slightly underperformed the overall industry comparable theatres in the markets where we operate. We believe our underperformance is primarily the result of changes in distribution patterns and an increase in the number of prints released in our markets. While our box office performance on such films was in line with our expectations, the increase in prints in our market diluted our overall performance against the industry. Concessions revenues decreased 3.4%, or $22,079,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in attendance partially offset by a 2.2% increase in average concessions per patron. Other theatre revenues decreased 14.8%, or $10,200,000, during the year ended April 2, 2009 compared to year ended April 3, 2008, primarily due to a decrease in advertising revenues. See Note 1—Revenues for discussion of the change in estimate for revenues recorded during the years ended April 2, 2009 and April 3, 2008.

        Costs and expenses.    Total costs and expenses increased 2.2%, or $48,646,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008. Film exhibition costs decreased 1.6%, or $13,856,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in admissions revenues partially offset by an increase in film exhibition costs as a percentage of admission revenues. As a percentage of admissions revenues, film exhibition costs were 52.4% in the current period as compared with 52.1% in the prior period. Concession costs decreased 2.6%, or $1,818,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in concession revenues partially offset by an increase in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.8% in the current period and 10.7% in the prior period. As a percentage of revenues, operating expense was 26.0% in both the current and prior period. Rent expense increased 2.1%, or $9,414,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due primarily to the opening of new theatres. Preopening expense decreased $1,709,000 during the year ended April 2, 2009 due to a decline in screen additions. During the year ended April 2, 2009 we recognized $2,262,000 of theatre and other closure income primarily due to lease terminations negotiated on favorable terms for two theaters closed during the year ended April 2, 2009. During the year ended April 3, 2008, we recognized $20,970,000 of theatre and other closure income due primarily to a lease termination negotiated on favorable terms for seven of our theatres that were closed during the year ended April 3, 2008 or where the lease was terminated during this period.

  General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs decreased $3,089,000 during the year ended April 2, 2009 compared to the year ended April 3, 2008. Prior period costs are primarily comprised of preacquisition expenses for casualty insurance losses that occurred prior to the merger with Loews.

        Management fees.    Management fees were unchanged during the year ended April 2, 2009. Management fees of $1,250,000 are paid quarterly, in advance, to our sponsors, affiliates of J.P. Morgan Partners, LLC, Apollo Management, L.P., Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors (collectively, the "Sponsors"), in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 37.1%, or $14,526,000, during the year ended April 2, 2009 compared to the year ended April 3, 2008. The increase in other general and administrative expenses is primarily due to a cash severance payment of $7,014,000 to our former Chief Executive Officer and an expense of $5,279,000 related to our partial withdrawal liability for a union-sponsored pension plan, partially offset by a pension curtailment gain of $1,072,000 as a result of the retirement of our former chief executive officer.

        Depreciation and amortization.    Depreciation and amortization decreased 9.3%, or $20,698,000, compared to the prior period due primarily to certain intangible assets becoming fully amortized, the closing of theatres and impairment of long-lived assets.

        Impairment of long-lived assets.    During fiscal 2009 we recognized non-cash impairment losses of $73,547,000 related to theatre fixed assets, internal use software and assets held for sale. We recognized an impairment loss of $65,636,000 on 34 theatres with 520 screens (in Arizona, California, Canada, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin). Of the theatre charge, $1,365,000 was related to intangible assets, net, and $64,271,000 was related to property, net. We recognized an impairment loss on abandonment of internal use software, recorded in other long-term assets of $7,125,000 when management determined that the carrying value would not be realized through future use; and adjusted the carrying value of our assets held for sale to reflect the sales proceeds received in fiscal 2009 and declines in fair value which resulted in impairment charges of $786,000. During fiscal 2008 we recognized a non-cash impairment loss of $8,933,000 that reduced property, net on 17 theatres with 176 screens (in New York, Maryland, Indiana, Illinois, Nebraska, Oklahoma, California, Arkansas, Pennsylvania, Washington, and the District of Columbia).

        Disposition of assets and other gains.    Disposition of assets and other gains were $1,642,000 in the current period compared to $2,408,000 in the prior period. The current and prior periods include $2,015,000 and $5,321,000, respectively, of settlements received related to fireproofing litigation and other construction related recoveries at various theatres. The current and prior year also includes contingent legal expense related to the litigation recoveries of $104,000 and $2,895,000, respectively.

        Other income.    Other income includes $14,139,000 and $11,289,000 of income related to the derecognition of gift card liabilities as to which we believe future redemption to be remote, during the year ended April 2, 2009 and April 3, 2008, respectively. Other income includes insurance recoveries related to Hurricane Katrina of $1,246,000 for property losses in excess of property carrying cost and $397,000 for business interruption during the year ended April 3, 2008.

        Interest expense.    Interest expense decreased 11.6%, or $15,915,000, primarily due to decreased interest rates on the Senior Secured Credit Facility.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities was $24,823,000 in the current period compared to $43,019,000 in the prior period. Equity in earnings related to our investment in National CineMedia, LLC were $27,654,000 and $22,175,000 for the year ended April 2, 2009 and April 3, 2008, respectively. Equity in earnings related to HGCSA was $18,743,000 during the year ended April 3, 2008 and includes the gain related to the disposition of $18,751,000. We recognized an impairment loss of $2,742,000 related to an equity method investment in one U.S. motion picture theatre during the year ended April 2, 2009.

        Investment income.    Investment income was $1,696,000 for the year ended April 2, 2009 compared to $23,782,000 for the year ended April 3, 2008. The year ended April 2, 2009 and April 3, 2008 include a gain on the sale of our investment in Fandango of $2,383,000 and $15,977,000, respectively. Interest income decreased $6,566,000 from the prior period primarily due to decreases in temporary investments and decreases in rates of interest earned on temporary investments. During the year ended April 2, 2009, we recognized an impairment loss of $1,512,000 related to unrealized losses previously recorded in accumulated other comprehensive income on marketable securities related to one of our deferred compensation plans when we determined the decline in fair value below historical cost to be other than temporary.

        Income tax provision.    The provision for income taxes from continuing operations was $5,800,000 for the year ended April 2, 2009 and $12,620,000 for the year ended April 3, 2008 with the reduction due primarily to the decrease in earnings from continuing operations before income taxes. See Note 10—Income Taxes.

        Earnings from discontinued operations, net.    On December 29, 2008 we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. See Note 2—Discontinued Operations for the components of the earnings from discontinued operations.

        Net earnings (loss).    Net earnings (loss) were $(81,172,000) and $43,445,000 for the year ended April 2, 2009 and April 3, 2008, respectively. The decrease in net earnings was primarily due to impairment charges of $73,547,000 in the current year and the recognition of a gain on disposition of

HGCSA of $18,751,000, a gain on the disposition of Fandango of $15,977,000 and theatre and other closure income of $20,970,000 which were recorded in the prior year.

For the Year Ended April 3, 2008 and March 29, 2007

        Revenues.    Total revenues increased 1.3%, or $29,822,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. Admissions revenues increased 2.5%, or $38,682,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007, due to a 5.1% increase in average ticket prices partially offset by a 2.6% decrease in total attendance. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2007) increased 1.7% during the year ended April 3, 2008 over the comparable period last year, primarily due to a 4.9% increase in average ticket price partially offset by a 3.0% decrease in attendance at comparable theatres. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Based upon available industry sources, box office revenues of our comparable theatres performed similarly to overall performance of industry comparable theatres in the markets where we operate. Concessions revenues increased 2.6%, or $16,406,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to a 5.1% increase in average concessions per patron related primarily to price increases partially offset by the decrease in attendance. Other theatre revenues decreased 26.8%, or $25,266,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Included in other theatre revenues is our share of on-screen advertising revenues generated by NCM. The decrease in other theatre revenues was primarily due to decreases in on-screen advertising revenues as a result of the new Exhibitor Services Agreement with NCM. See Note 1—Revenues for discussion of the change in estimate for revenues recorded during the year ended April 3, 2008.

        Costs and expenses.    Total costs and expenses increased 1.1%, or $23,623,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Film exhibition costs increased 2.5%, or $20,776,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 52.1% in both the current period and the prior period. Concession costs increased 4.5%, or $2,983,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in concessions revenues and an increase in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.7% in the current period compared with 10.5% in the prior period. As a percentage of revenues, theatre operating expense increased to 26.0% in the current period from 25.1% in the prior period due primarily to increases in advertising expenses as a result of the new Exhibitor Services Agreement with NCM. Rent expense increased 2.7%, or $11,345,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. During the year ended April 3, 2008, we recognized $20,970,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for seven of our theatres that were closed during fiscal 2008 or where the lease was terminated during this period. During the year ended March 29, 2007, we recognized $9,011,000 of theatre and other closure expense (income) due primarily to the closure of 26 theatres with 253 screens and to accretion of the closure liability related to theatres closed during prior periods.

  General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger and acquisition costs decreased $6,257,000 from $9,996,000 to $3,739,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. Current year costs are primarily comprised of preacquisition expenses for casualty insurance losses and payments for a union-sponsored pension plan related to the Merger with Loews.

        Management fees.    Management fees were unchanged during the year ended April 3, 2008 compared to the year ended March 29, 2007. Management fees of $1,250,000 were paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expenses decreased 14.7%, or $6,758,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. The decrease in other general and administrative expenses is primarily due to a decrease in stock compensation expense of $10,361,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the accelerated vesting of certain options as a result of entry into a separation and general release agreement with the holder of these options during the year ended March 29, 2007 and forfeitures during the year ended April 3, 2008. As a result of the accelerated vesting during the prior year and forfeitures during the current year, there is less expense related to these options during the current year. Additionally, incentive compensation expense decreased by $3,297,000 related to declines in operating performance compared to the annual target underlying our annual incentive plan. These declines in general and administrative expense were partially offset by a decrease in pension income of $5,974,000 related to an amendment to freeze our Plans as of December 31, 2006 which resulted in the recording of a curtailment gain of $10,983,000 during fiscal 2007.

        Depreciation and amortization.    Depreciation and amortization decreased 2.8%, or $6,326,000 compared to the prior period. The prior year includes a cumulative adjustment to depreciation expense of approximately $2,200,000 related to adjustments to fair value for the Merger.

        Impairment of long-lived assets.    During fiscal 2008 we recognized a non-cash impairment loss of $8,933,000 that reduced property, net on 17 theatres with 176 screens (in New York, Maryland, Indiana, Illinois, Nebraska, Oklahoma, California, Arkansas, Pennsylvania, Washington, and the District of Columbia). During fiscal 2007 we recognized a non-cash impairment loss of $10,686,000 on 10 theatres with 117 screens (in New York, Washington, Indiana, Illinois, Michigan, Texas, Pennsylvania and Massachusetts). Of the charge, $1,404,000 was related to intangible assets, net and $9,282,000 was related to property, net. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases.

        Disposition of assets and other gains.    Disposition of assets and other gains were $2,408,000 in the current period compared to $11,183,000 in the prior period. The current and prior periods include $2,426,000 and $13,130,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres. The prior year includes a loss on the dispositions of theatres in the United States as required by and in connection with the Mergers of $1,946,000.

        Other income.    Other income includes $11,289,000 and $10,992,000 of income related to the derecognition of gift card liabilities where we believe future redemption to be remote, during the year ended April 3, 2008 and March 29, 2007, respectively. During the year ended April 3, 2008, other income includes insurance recoveries related to Hurricane Katrina of $1,246,000 for property losses in excess of property carrying cost and $397,000 for business interruption. During the year ended March 29, 2007, other income includes insurance recoveries related to Hurricane Katrina of $2,469,000 for property losses in excess of property carrying cost and $294,000 for business interruption, partially offset by a loss on redemption of debt as described below of $3,488,000.

        Interest expense.    Interest expense decreased 28.8%, or $55,816,000, primarily due to decreased borrowings.

        AMC received net proceeds upon completion of the NCM initial public offering of $517,122,000. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011"), our senior floating rate notes due 2010 (the "Floating Notes due 2010") and 9 7/8% senior subordinated notes due 2012 (the "Notes due 2012"). On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000, which was recorded in Other Income in fiscal 2007.

        On January 26, 2006, we issued $325,000,000 of the Notes due 2016 and entered into the Senior Secured Credit Facility for $850,000,000.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities were $43,019,000 in the current period compared to earnings of $233,704,000 in the prior period. Equity in earnings related to our investment in HGCSA were $18,743,000 for the year ended April 3, 2008, and include the gain on disposition of HGCSA of $18,751,000. Equity in earnings related to our investment in National CineMedia, LLC were $22,175,000 and $234,213,000 for the years ended April 3, 2008 and March 29, 2007, respectively. We received net proceeds upon completion of the NCM initial public offering of $517,122,000. We recorded deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our Exhibitor Services Agreement with National CineMedia, LLC. We recorded the $285,814,000 of remaining proceeds we received from the NCM IPO for the redemption of our preferred and common units to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. As a result we recorded a change of interest gain of $132,622,000 and received distributions in excess of our investment in National CineMedia, LLC related to the redemption of preferred and common units of $106,188,000. See Note 5—Investments for the components of equity in earnings related to National CineMedia, LLC.

        Investment income.    Investment income was $23,782,000 for the year ended April 3, 2008 compared to $17,385,000 for the year ended March 29, 2007. Current year investment income includes a gain on the sale of Fandango of $15,977,000. Interest income decreased $10,154,000 compared to prior year due primarily to less cash and equivalents available for investment.

        Income tax provision (benefit).    The provision for income taxes from continuing operations was $12,620,000 for the year ended April 3, 2008 and $39,046,000 for the year ended March 29, 2007. See Note 10—Income Taxes.

        Loss from discontinued operations, net.    On December 29, 2008 we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. On May 11, 2006, we sold our operations in Iberia, including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including 4 theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all fiscal 2008 and 2007 reflects the new classifications. See Note 2—Discontinued Operations for the components of the loss from discontinued operations.

        Net earnings (loss).    Net earnings were $43,445,000 and $134,079,000 for the year ended April 3, 2008 and March 29, 2007, respectively.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

Cash Flows from Operating Activities

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $200,701,000, $220,208,000 and $417,751,000 during the periods ended April 2, 2009, April 3, 2008 and March 29, 2007 respectively. The decrease in operating cash flows during the year ended April 2, 2009 is primarily due to the decrease in net earnings which was partially offset by an increase in non-cash impairment charges. The decrease in operating cash flows during the year ended April 3, 2008 is primarily due to the one-time receipt of payments related to the Exhibitor Service Agreement with National CineMedia, LLC in fiscal 2007. We had working capital surplus (deficit) as of April 2, 2009 and April 3, 2008 of $259,308,000 and ($220,072,000), respectively. Working capital includes $121,628,000 and $134,560,000 of deferred revenue as of April 2, 2009 and April 3, 2008 respectively. We received litigation settlement checks related to fireproofing and other construction related claims totaling $1,911,000, $2,426,000 and $13,130,000 during the years ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. As of April 2, 2009 we have borrowed the available amount of $185,000,000 against our credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $0 and $185,947,000 available on our credit facility to meet these obligations for the periods ended April 2, 2009 and April 3, 2008, respectively.

        During the year ended April 2, 2009, we closed 8 theatres with 77 screens in the U.S. and opened 6 new theatres with 83 screens in the U.S., resulting in a circuit total of 307 theatres and 4,612 screens.

Cash Flows from Investing Activities

        Cash provided by (used in) investing activities, as reflected in the Consolidated Statement of Cash Flows were $100,925,000, $(139,405,000) and $283,969,000 during the periods ended April 2, 2009, April 3, 2008 and March 29, 2007 respectively. As of April 2, 2009, we had construction in progress of $0. We had no U.S. theatres or screens under construction on April 2, 2009. Cash outflows from investing activities include capital expenditures of $104,704,000 during the year ended April 2, 2009. We expect that our gross capital expenditures in fiscal 2010 will be approximately $100,000,000 to $105,000,000.

        Cash flows for the period ended April 2, 2009 include proceeds from the sale of Cinemex of $224,378,000 and proceeds from the sale of Fandango of $2,383,000. Cash flows for the period ended April 3, 2008 include proceeds from the disposal of HGCSA and Fandango of $28,682,000 and $17,977,000, respectively. Cash flows for the period ended March 29, 2007 include proceeds from the NCM distribution of $285,814,000, proceeds from the sale of our theatres in Spain and Portugal of $35,446,000 and proceeds from our disposition of Yelmo and of U.S. theatres as required by and in connection with the mergers of $116,439,000.

        On December 29, 2008, we sold all of our interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. Under the Stock Purchase Agreement for the transaction, the purchase price was $315,000,000, decreased by the amount of net funded indebtedness of Cinemex and other specified items of $66,859,000. Costs paid related to the disposition were $4,046,000 and the cash balance for Cinemex as of the date of sale was $19,717,000, which was accounted for in the purchase price in the calculation of net funded indebtedness. Additionally, we estimate that we will receive an additional $12,253,000 of the purchase price related to tax payments and refunds in later periods and have received an additional $809,000 of purchase price related to a working capital calculation and post closing adjustments subsequent to April 2, 2009.

        In December 2006, we disposed of our investment in Yelmo which owned and operated 27 theatres and 310 screens in Spain as of the date sold for proceeds of $52,137,000.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal for a net sales price of approximately $35,446,000.

        During the fifty-two weeks ended March 29, 2007, we sold six theatres with 68 screens, exchanged two theatres with 32 screens, and closed one theatre with six screens in the U.S. as required by and in connection with the approval of the Mergers for an aggregate sales price of $64,302,000.

        On February 13, 2007, NCM, Inc. completed its IPO of 42,000,000 shares of common stock at a price of $21.00 per share. Net proceeds from the NCM, Inc. IPO were used to acquire newly issued equity interest from NCM, and NCM distributed the net proceeds to each of AMC, Cinemark Holdings, Inc. ("Cinemark") and Regal on a pro rata basis in connection with modifying payment obligations for access to our theatres pursuant to the Exhibitor Services Agreement. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' option to purchase additional shares. In connection with the completion of the NCM, Inc. IPO, NCM entered into a $725,000,000 term loan facility the net proceeds of which were used to redeem preferred units held by each of AMC, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM. AMC received net proceeds upon completion of such transactions of $517,122,000. We recorded $285,814,000 of the proceeds received from the NCM, Inc. IPO to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. We used the proceeds from these transactions, together with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012.

        In connection with the completion of the NCM, Inc. IPO, AMC amended and restated its existing services agreement with NCM whereby in exchange for our pro rata share of the NCM, Inc. IPO proceeds, AMC agreed to a modification of NCM's payment obligation under the existing agreement. The modification extended the term of the agreement to 30 years, provided NCM with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which AMC is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, AMC entered into the Loews Screen Integration Agreement with NCM pursuant to which AMC will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of the NCM, Inc. IPO, and NCM issued to AMC common membership units in NCM increasing its ownership interest to approximately 33.7%; such

Loews payments were made quarterly and were $15,981,000 through the end of the agreement of which $15,901,000 has been paid through fiscal 2009. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, AMC would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of the NCM, Inc. IPO, AMC expects to receive mandatory quarterly distributions of excess cash from NCM.

        We currently own 18,821,114 units or an 18.53% interest in NCM accounted for using the equity method of accounting. As of April 2, 2009 the fair market value of the shares in National CineMedia LLC was approximately $262,743,000 based on a price for shares of National CineMedia, Inc. on April 2, 2009 of $13.96 per share. Because we have little tax basis in these units and because the sale of all these units would require us to report taxable income of $361,759,000 for distributions received from NCM that were previously tax deferred, we expect that any sales of these units would be made ratably over a period of time to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

        In March 2007, the board of directors of Fandango, Inc. ("Fandango"), an online movie ticketing company in which we owned approximately 8.4% of the outstanding common stock on an as converted basis as of March 29, 2007, approved an Agreement and Plan of Merger (the "Fandango Merger Agreement"), which was adopted and approved by its stockholders. Pursuant to the Fandango Merger Agreement, we and the other existing stockholders sold our interests in Fandango to Comcast Corporation. The transaction closed in the first quarter of fiscal 2008. In connection with the transaction, we received an equity earn up which raised our interest in Fandango to approximately 10.4% of the outstanding common stock on an as converted basis immediately prior to the sale of our shares. Pursuant to the terms of the Fandango Merger Agreement and subject to certain closing adjustments, we have received approximately $20,360,000 in cash consideration in connection with the sale of our interest in Fandango of which $17,977,000 was received during fiscal 2008 and $2,383,000 was received during fiscal 2009.

        We fund the costs of constructing new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

Cash Flows from Financing Activities

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were $129,203,000, $(289,388,000) and $(611,131,000) during the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. During fiscal 2009 we paid two cash dividends totaling $35,989,000 to our stockholder Marquee Holdings Inc. and borrowed $185,000,000 under our credit facility. During fiscal 2008, we made principal payments of $26,295,000 on our corporate borrowings, capital and financing lease obligation, and mortgage obligations. We also paid two cash dividends to our stockholder Marquee Holdings Inc. totaling $293,551,000. During fiscal 2007, we made principal payments of $592,811,000 to redeem our debt. We used the net proceeds included in investing activities from the NCM, Inc. IPO of $517,122,000, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011"), our senior floating rate notes due 2010 (the "Floating Notes due 2010") and our 9 7/8% senior subordinated notes due 2012 (the "Notes due 2012"). On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our Senior Secured Credit Facility, consisting of a $650,000,000 term loan facility and a $200,000,000 revolving credit facility; (2) the issuance by AMCE of $325,000,000 in aggregate principal amount of the Notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315,000,000 on aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        As a result of the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 in aggregate principal amount of the 8 5/8% Senior Fixed Rate Notes due 2012 (the "Fixed Notes due 2012") and $205,000,000 in aggregate principal amount of Floating Notes due 2010 that were previously issued by Marquee on August 18, 2004. AMCE redeemed the Floating Notes due 2010 on March 23, 2007 with proceeds from the NCM transactions and cash on hand.

        In connection with the Marquee Transactions, Holdings issued $304,000,000 principal amount at maturity of its Discount Notes for gross proceeds of $169,917,760. The only operations of Holdings prior to the merger with Marquee were related to this financing.

        Concurrently with the consummation of the merger with Marquee, AMC Entertainment entered into an amendment to its credit facility. We refer to this amended credit facility as the "amended credit facility." The amended credit facility modified a previous Second Amended and Restated Credit Agreement dated as of March 26, 2004, which was superseded in connection with the execution of the "amended credit facility," which was scheduled to mature on April 9, 2009. The amended credit facility was replaced with the Senior Secured Credit Facility on January 26, 2006.

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). We used the net proceeds (approximately $294,000,000) to redeem our Notes due 2009 and a portion of our Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2014). The Notes due 2014 rank equally with AMC Entertainment's Notes due 2016.

        On January 26, 2006, AMC Entertainment sold $325,000,000 aggregate principal amount of the Notes due 2016. Net proceeds from the issuance of the Notes due 2016 were used to fund a portion of the Merger Transactions and to pay related fees and expenses. The Notes due 2016 bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The Notes due 2016 are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date. The Notes due 2016 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2016). The Notes due 2016 rank equally with its Notes due 2014.

        The indentures relating to our notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, after giving effect to the event on a pro forma basis (under the indentures for the Fixed Notes due 2012, Notes due 2014 and Notes due 2016). Under the indentures and the Parent Term Loan Facility, we could borrow approximately $1,399,000,000 (assuming an interest rate of 9.5% per annum on the additional indebtedness) in addition to specified permitted indebtedness. If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100,000,000 of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014 and Notes due 2016.

        The indentures relating to the above described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

        As of April 2, 2009, we were in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2016, the Notes due 2014 and the Fixed Notes due 2012.

Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity of seven years and a $200,000,000 revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for letters of credit and for swingline borrowings on same-day notice. AMC Entertainment's ability to borrow against the revolving credit facility is limited to $0 as of April 2, 2009 due to $14,169,000 of outstanding letters of credit and additional borrowings in fiscal 2009 which reduce the capacity of the revolving credit facility. The interest rate as of April 2, 2009 on the outstanding term loans and revolving credit facility borrowings was 2.021% and 2.046% per annum, respectively.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. On March 13, 2007, the Company amended the Senior Secured Credit Facility to, among other things, lower the interest rates related to its term loan, reduce its unused commitment fee and amend the change of control definition so that an initial public offering and related transactions would not constitute a change of control. The current applicable margin for borrowings under the revolving credit facility is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Existing Subordinated Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the Senior Secured Credit Facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default.

        As a result of the completion on February 13, 2007 of the NCM, Inc. IPO, we received proceeds of $517,122,000. Such proceeds along with approximately $100,000,000 of cash on hand were used for the redemption of our Notes due 2011, Notes due 2012 and our Floating Notes due 2010. The redemption of the subordinated notes would constitute restricted payments under our Senior Secured Credit Facility. Because our current restricted payment basket amount, after giving pro forma effect for an increase resulting from the NCM transaction, would be insufficient to accommodate this debt repayment, we amended the Senior Secured Credit Facility on February 14, 2007 to allow for up to $600,000,000 in subordinated debt repayments to be carved out of the restricted payments basket. This carve out was available for redemptions/repayments through April 30, 2007.

Holdings Discount Notes due 2014

        On June 12, 2007, Holdings announced that it had completed a solicitation of consents from holders of its 12% Senior Discount Notes due 2014 (the "Discount Notes due 2014"), and that it had received consents for $301,933,000 in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding Discount Notes due 2014. In connection with the receipt of consents, Holdings paid an aggregate consent fee of approximately $4,360,000, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit Holdings to make restricted payments in an aggregate amount of $275,000,000 prior to making an election to pay cash interest on its senior discount notes. The Amendment also contained a covenant by Holdings to make an election on August 15, 2007, the next semi-annual accretion date under the indenture, to pay cash interest on the Discount Notes due 2014. As a result, Holdings made its first cash interest payment in the amount of $14,447,700 on the Discount Notes due 2014 on February 15, 2008. During fiscal 2008 Holdings used cash on hand at AMCE to pay a dividend to Holdings' current stockholders in an aggregate amount of $275,000,000 and Holdings used cash on hand at AMCE of $18,551,000 from a $21,830,000 dividend paid by AMCE to make the interest payment on the Discount Notes due 2014 and to pay other professional and consulting expenses. During fiscal 2009 Holdings made cash interest payments of $28,895,400 on the Discount Notes due 2014 from two dividend payments of $35,989,000 in the aggregated paid by AMCE to cover interest payments on the Discount Notes due 2014, repurchase treasury stock, make payments related to liability classified options and pay corporate overhead expenses in the ordinary course of business. The outstanding principal balance on the Discount Notes due 2014 was $240,795,000 as of April 2, 2009. Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due

2014 other than through dividends it may receive from AMCE. AMCE's Senior Secured Credit Facility and note indentures contain provisions which limit the amount of loans and dividends which AMCE could make to Holdings. Under the most restrictive of these provisions, set forth in the note Indenture for the Fixed Notes due 2012, the amount of loans and dividends which AMCE could make to Holdings may not exceed approximately $523,000,000 in the aggregate as of April 2, 2009.

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 9 to our consolidated financial statements included elsewhere in this prospectus, our Parent entered into the Parent Term Loan Facility for net proceeds of $396,000,000. The interest rate on borrowings under the Parent Term Loan Facility was 6.32% per annum as of April 2, 2009. The principal balance of the Parent Term Loan Facility was $466,936,000 as of April 2, 2009. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. Unpaid principal of $400,000,000 and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012. The Parent Term Loan Facility is neither guaranteed by, nor secured by the assets of, AMCE or our subsidiaries.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stock.

Subsequent Events

        During April and May of 2009, AMCE made dividend payments to its stockholder Marquee Holdings Inc. and Marquee Holdings Inc. made dividend payments to its stockholder AMC Entertainment Holdings, Inc. totaling $300,000,000. AMC Entertainment Holdings, Inc. made payments to purchase term loans and reduced the principal balance of the Parent Term Loan Facility to $226,261,000 with a portion of the dividend proceeds.

        On June 9, 2009, we issued $600,000,000 aggregate principal amount of the original notes pursuant to an indenture, dated as of June 9, 2009, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        Concurrently with the initial notes offering, we launched a cash tender offer and consent solicitation for any and all of our currently outstanding 8 5/8% senior notes due 2012 (the "Existing AMCE Senior Notes") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding 8 5/8% senior notes due 2012 validly tendered and accepted by us on or before the early tender date (the "Cash Tender Offer").

        We used the net proceeds from the issuance of the original notes to pay the consideration for the Cash Tender Offer plus any accrued and unpaid interest of the $238,065,000 principal amount of Existing AMCE Senior Notes tendered. We will use the remaining amount of net proceeds for other general corporate purposes, which may in the future include retiring any outstanding Existing AMCE Senior Notes not purchased in the Cash Tender Offer and portions of our other existing indebtedness and indebtedness of our parent companies through open market purchases or by other means. We intend to redeem any of our Existing AMCE Senior Notes that remain outstanding after the closing of the Cash Tender Offer at a price of $1,021.56 per $1,000 principal amount of Existing AMCE Senior Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the indenture governing the Existing AMCE Senior Notes.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of April 2, 2009 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2010	$9,075	$6,500	$97,807	$393,452	$19,645	$6,396	$532,875
2011	9,225	6,500	97,676	393,321	12,754	1,937	521,413
2012	8,023	191,500	96,914	379,991	—	437	676,865
2013	7,055	859,375	78,099	367,166	—	—	1,311,695
2014	6,706	300,000	57,750	345,761	—	—	710,217
Thereafter	68,628	325,000	65,542	2,298,514	—	—	2,757,684

Total	$108,712	$1,688,875	$493,788	$4,178,205	$32,399	$8,770	$6,510,749

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts or premiums on issuance.

(2)
Interest expense on the term loan and revolver were estimated at 2.021% and 2.046%, respectively based upon the interest rates in effect as of April 2, 2009.

(3)
Includes committed capital expenditures including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
Historically the Company funds its pension plan such that the plan is 90% funded. The plan has been frozen effective December 31, 2006. The funding requirement has been estimated based upon our expected funding amount. Also included are estimated payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        As discussed in Note 10—Income Taxes, the Company adopted FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109." At April 2, 2009, the Company had a liability for unrecognized benefits for $28,300,000. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our unrecognized tax benefits will be. Any amounts related to these items are not included in the table above.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and Holding's sponsors, J.P. Morgan Partners (BHCA) L.P. and certain other affiliated funds managed by J.P. Morgan Partners, LLC (collectively, "JPMP") and Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo" and together with JPMP, the "Marquee Sponsors"), as amended and restated on January 26, 2006 (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Parent of up to $3,500,000 for fees payable by Parent in any single fiscal year in order to maintain Parents' and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of April 2, 2009, we estimate this amount would be $34,097,000 should a change in control transaction or an IPO occur.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Investment in NCM

        As discussed in Cash Flows From Investing Activities, we hold an investment in 18.53% of NCM accounted for following the equity method. The fair market value of these shares is approximately $262,743,000 as of April 2, 2009. Because we have little tax basis in these units and because the sale of all these units would require us to report taxable income of $361,759,000 including distributions received from NCM that were previously deferred, we expect that any sales of these units would be made ratably over a period of time to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

Conclusion

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the Senior Secured Credit Facility and the notes. We are considering various options with respect to the utilization of cash and equivalents on hand in excess of our anticipated operating needs or from the proceeds of new debt issues by AMCE or Holdings. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings of AMCE, Holdings and Parent and payment of dividends.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under the Parent Term Loan Facility and our debt securities as well. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company, and at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to the Company. As of April 2, 2009, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary course of business as a result of actions we have taken or anticipate taking in the near future. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to reduce advertising without negatively impacting operations, (ii) an inability to successfully modify lease terms with landlords and (iii) an inability to consolidate vendors or enter into more favorable contracts.

52 Weeks Ended April 2, 2009
(thousands of dollars, except ratios)
Calculation of Adjusted EBITDA:
Loss from continuing operation	$(90,900)
Income tax provision	5,800
Investment income	(1,696)
Equity in (earnings) of non-consolidated entities	(24,823)
Interest expense	121,747
Disposition of assets and other (gains)	(1,642)
Depreciation and amortization	201,413
Impairment charge	73,547
Theatre and other closure (income)	(2,262)
Pre-opening expense	5,421
Stock-based compensation expense	2,622
Management fees	5,000
Merger and acquisition costs	650

Subtotal	$294,877

Additional credit facility adjustments:
Gain on sale of investments and income from equity investments	218,077
Non-cash items, deferred rent and other	4,450
Cost savings initiatives(1)	18,000

		Required
Adjusted EBITDA(2)	$535,404

Net senior secured indebtedness(3)	$185,140
Net senior secured leverage ratio(4)	.35 to 1.00	3.25 to 1.00 Maximum
Senior indebtedness(5)	$1,093,166
Senior leverage ratio(6)	2.04 to 1.00	3.25 to 1.00 Maximum
Consolidated interest expense(7)	$120,357
Annualized EBITDA Ratio(8)	4.45 to 1.00	2.00 to 1.00 Minimum

(1)
Represents cost savings related to (i) reduce sustaining newspaper costs for display of show times, (ii) the favorable modification of certain lease terms, and (iii) the implementation of waste management, janitorial, utilities and other cost reduction programs with certain vendors.

(2)
Adjusted EBITDA in this prospectus corresponds to "Annualized EBITDA" in our senior secured credit facility. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA is presented giving pro forma effect to the Parent Transactions and the Offering Transactions and does not purport to present our actual historical covenant compliance calculations. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

  •
  does not reflect management fees that may be paid to the Sponsors; and

  •
  does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

(3)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility.

(4)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(5)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(6)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(7)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Loews Acquisition, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(8)
The senior secured credit facility defines the Annualized EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

New Accounting Pronouncements

        In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("FSP FAS 157-4"). FSP FAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly. Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value. This FSP is effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the impact of FSP FAS 157-4 on our consolidated financial statements and will adopt this FSP effective July 2, 2009.

        In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, ("FSP FAS 115-2 and FAS 124-2"). The existing accounting guidance was modified to demonstrate the intent and ability to hold an investment security for a period of time sufficient to allow for any anticipated recovery in fair value. When the fair value of a debt or equity security has declined below the amortized cost at the measurement date, an entity that intends to sell a security or is more-likely-than-not to sell the security before the recovery of the security's cost basis, must recognize the other-than-temporary impairment in earnings. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the impact of FSP FAS 115-2 and FAS 124-2 on our consolidated financial statements.

        In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, ("FSP FAS 107-1 and APB 28-1"). SFAS No. 107, Disclosures about Fair Value of Financial Instruments, ("SFAS No. 107") was amended to require an entity to provide disclosures about fair value of financial instruments in interim financial statements. FSP FAS 107-1 and APB 28-1 are effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the impact of FSP FAS 107-1 and APB 28-1 on our consolidated financial statements.

        In December 2008, the FASB issued FASB Staff Position FSP 132(R)-1, Employers' Disclosures about Postretirement Benefit Plan Assets, ("FSP 132(R)-1"), which provides guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. This interpretation is effective for financial statements issued for fiscal years ending after December 15, 2009 and is effective for us in fiscal 2010. We are currently evaluating the disclosure requirements of this pronouncement.

        In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. We are evaluating the impact of FSP EITF 03-6-1 on our financial statements.

        In April 2008, the FASB issued FASB Staff Position Financial Accounting Standard 142-3, Determination of the Useful Life of Intangible Assets, ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, ("SFAS 142"). In developing assumptions about renewal or extension, FSP 142-3 requires an entity to consider its own historical experience (or, if no experience, market participant assumptions) adjusted for the entity-specific factors in paragraph 11 of SFAS 142. FSP 142-3 expands the disclosure requirements of SFAS 142 and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. We have not determined the effect that the application of FSP 142-3 will have on our consolidated financial position.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, ("SFAS 160"). SFAS 160 establishes accounting and reporting standards that require noncontrolling interest in a subsidiary to be reported as a component of equity, changes in a parent's ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. The Statement also establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Earlier adoption is prohibited. We have not determined the effect that the application of SFAS 160 will have on our consolidated financial position.

        In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations, ("SFAS 141(R)"). SFAS 141(R) establishes the principles and requirements for how an acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) in a business combination achieved in stages, sometimes referred to as a step acquisition, recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values; 3) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Earlier adoption is prohibited. Upon adoption of SFAS No. 141(R), the reversal of valuation allowance for deferred tax assets related to business combinations would flow through our income tax provision as opposed to goodwill.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, ("SFAS 157") which provides enhanced guidance for using fair value to measure assets and liabilities. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of SFAS 157 ("FSP 157-2"), which delays the effective date for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Statement was effective at the beginning of the first quarter of fiscal 2009 for financial assets and liabilities recognized or disclosed at fair value on a recurring basis. The partial adoption of this Statement did not have a material impact on our consolidated financial position and results of operations. Please refer to Note 15—Fair Value of Financial Instruments for additional information. Due to the deferral, we have delayed the implementation of SFAS 157 provisions on the fair value of goodwill, intangible assets with indefinite lives, and nonfinancial long-lived assets until the beginning of fiscal 2010. We are in the process of evaluating the impact related to our nonfinancial assets and liabilities not valued on a recurring basis (at least annually).

BUSINESS

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. For the fiscal year ended April 2, 2009, we had revenues of $2,265,487,000 and loss from continuing operations of $90,900,000. As of April 2, 2009, we owned, operated or held interests in 307 theatres with a total of 4,612 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuit. Our average screen per theatre count of 15.0 for our circuit and our annual attendance per theatre of 650,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research).

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of April 2, 2009:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	42	651
Texas	22	437
Florida	23	392
New Jersey	24	310
New York	27	279
Illinois	18	271
Michigan	13	214
Georgia	12	189
Arizona	9	183
Washington	14	149
Pennsylvania	12	142
Maryland	13	136
Massachusetts	10	129
Missouri	8	117
Virginia	7	113
Ohio	5	86
Colorado	4	74
Louisiana	5	68
Minnesota	4	64
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Indiana	3	42
Connecticut	2	36
Nebraska	1	24

Theatrical Exhibition	Theatres(1)	Screens(1)
District of Columbia	3	22
Kentucky	1	20
Wisconsin	1	18
Arkansas	1	16
South Carolina	1	14
Utah	1	9
Canada	8	184
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28

Total Theatrical Exhibition	307	4,612

(1)
Included in the above table are seven theatres and 77 screens that we manage or in which we have a partial interest.

(2)
Although we sold our only theatre in Hong Kong on January 5, 2006, we maintain a partial interest represented by a license agreement with purchaser for continued use of our trademark.

        We have improved the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of April 2, 2009, 3,521, or approximately 76%, of our screens were located in megaplex theatres. Our average number of screens per theatre as of April 2, 2009 was 15.0, which was more than twice the National Association of Theatre Owners average of 7.1 for calendar year 2008 and higher than any of our peer competitors.

        The following table sets forth historical information of AMC Entertainment on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end of period operated theatres and screens through April 2, 2009:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2005	3	44	—	—	6	42	219	3,361
2006	7	106	116	1,363	7	60	335	4,770
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612

	32	476	118	1,395	65	618

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of allied businesses and strategic initiatives that have created value for our company and, we believe, will continue to generate incremental value for our company. For example:

  •
  We created National Cinema Network, Inc., our advertising subsidiary, in 1985, and combined it with Regal CineMedia to form National CineMedia, LLC ("NCM"), a cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. On February 13, 2007, we received net proceeds of $517,122,000 upon completion of the NCM Transactions. We currently own approximately 18.5% of NCM;

  •
  We were a founding partner and currently own approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 12,000 screens. We received approximately $20,360,000 from Fandango when we sold our 10.4% interest to Comcast Corporation and continue to partner with Fandango for internet ticketing services for certain of our theatres acquired in the Mergers; and

  •
  In February 2007, we formed a joint venture, Digital Cinema Implementation Partners LLC ("DCIP"), with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

  •
  Our major market position;

  •
  Our modern, highly productive theatre circuit;

  •
  Our strong cash flow generation; and

  •
  Our proven management team.

        Major Market Position.    We are one of the world's leading theatrical exhibition companies by having broad major market diversification and leading market share within those markets. As of April 2, 2009, we operated in 23 of the top 25 DMA's and had the number one or two market share in 22 of those DMA's, including the number one market share in New York City, Chicago, Dallas and Houston. In certain of our densely populated urban markets, we believe there is scarcity of attractive retail real estate opportunities due in part to zoning requirements. We believe our major market presence makes our theatres more important to content providers who rely on our markets for a disproportionate share of box office receipts (as typically 55% of all U.S. box office receipts derive from the top 25 DMA's).

        Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's create a greater opportunity to exhibit a broad array of film genres, which we believe drives higher levels of attendance at our theatres as compared to theatres in less densely populated markets. Historically, this has produced the highest capacity utilization among the group consisting of us and the companies that we view as our peer competitors, meaning Regal and Cinemark, as measured by attendance per theatre. We believe our strong presence in major markets positions us well relative to our peer competitors to take advantage of opportunities for incremental revenues associated with operating a digital theatre circuit, given our patrons' interest in a broader array of content offerings.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound, enhanced seat design and a variety of food and beverage offerings. From April 2005 through April 2, 2009, AMC Entertainment opened 32 theatres with 476 new screens, acquired 118 theatres with 1,395 screens and disposed of 65 theatres with 618 screens. As of April 2, 2009, 3,521, or approximately 76%, of our screens were located in megaplex theatres, and the average number of screens per theatre was 15.0, which was more than twice the 2008 industry average of 7.1, according to the NATO, and higher than any of our peer competitors. Over the past five years we invested approximately $665,000,000 to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        We believe our high average number of screens per theatre and design of our megaplex theatres provide a more enjoyable entertainment experience and offer us operational benefits, as we are able to offer a wider selection of content and show times. We believe this contributes to our generating the highest attendance and revenues per theatre among our peer competitors. For the fiscal year ended April 2, 2009, we had the number one market share in New York City, Chicago, Dallas and Houston, among others, and we operated 19 of the top 50 theatres in the United States in terms of box office revenue, as measured by the Nielsen Media Research and Rentrak. Our next closest competitor operated 11 of the top 50 theatres. For the fiscal year ended April 2, 2009, our theatre exhibition circuit produced box office revenues per screen at rates approximately 30% higher than our closest peer competitor and 46% higher than the industry average, as measured by Rentrak.

        We believe that our theatre circuit will be further enhanced with the installation of digital projection systems in our theatres, which began in newly opened theatres in the fourth quarter of calendar 2007 and which we expect to take approximately 3.5 years to roll out to substantially all of our existing theatres. We believe operating a digital theatre circuit will provide us with greater flexibility in exhibiting our content, which we expect will enhance our capacity utilization, enable us to achieve higher ticket prices for differentiated content formats such as 3D, and provide incremental revenue from exhibition of alternative content such as live concerts, sporting events, Broadway shows and opera.

        Strong Cash Flow Generation.    The U.S. theatrical exhibition industry has a long-term history of steady box office growth, even during times of economic downturn. When combined with our major market focus and highly productive theatre assets, we have been able to generate significant and stable cash flow provided by operating activities. For the fiscal year ended April 2, 2009, our net cash provided by operating activities totaled $200,701,000. In future years, we expect to continue to generate cash flow to allow us to maintain our facilities, invest in our business, service our debt and pay dividends.

        Proven Management Team.    Our executive management team has an average of approximately 20 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of strategic acquisitions, including Loews and General Cinema, as well as delivered targeted cost savings and strong operating results.

Our Business Strategy

        Our strategy is driven by the following three key elements:

  •
  growing our revenues by broadening and enhancing the guest experience;

  •
  maximizing operating efficiencies by focusing on the fundamentals of our business; and

  •
  enhancing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres.

        Growing Revenues by Broadening and Enhancing the Guest Experience.    We intend to generate incremental revenues in the future by broadening and enhancing the experience in our theatres through a number of initiatives. Specifically, we will continue to broaden our content offerings through the installation of additional IMAX and 3D systems, present attractive alternative content and enhance our food and beverage offerings. We also will continue to create new strategic marketing and loyalty programs aimed at increasing attendance. Initiatives we have implemented in the past and that we will continue to pursue to grow revenues and enhance the experience include the following:

  •
  We continue to enhance our concession program by expanding the menu of premium food and beverage products. We have introduced branded and co-branded products such as MovieNachos® and Clip's Gummi Stars® and were the first to introduce the value meal concept in the industry with the introduction of the Clip's Picks® menu. This offering along with our new Special Feature® which provides value offers to all guests and additional discounts to Moviewatcher members, is highly important in today's economy. We have also completed our circuit wide rollout of premium pizza and ice cream to all U.S. locations.

  •
  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.5 million active members, which we believe to be one of the largest active membership for a loyalty program in our industry. We are currently evaluating a number of marketing strategies which target this loyal customer base with programs intended to increase attendance at our theatres;

  •
  We introduced the AMC Gift Card in October 2002, the first gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 59,500 retail outlets throughout the United States and Canada. We will continue to expand this program and create additional marketing alliances, such as our recent exclusive limited-edition collector's series of Star Trek gift cards.

  •
  We have enhanced our entertainment and dining experience at certain theatres, featuring Fork & Screen®, a casual, in-theatre dining and entertainment experience; Cinema Suites™, a premium, upscale in-theatre dining and entertainment option; and MacGuffins™, a bar and lounge area. AMC Studio 30 in Olathe, Kansas is the first AMC location in the country to feature all three test concepts under one roof.

        We currently have IMAX systems in place at 41 of our theatres. In fiscal 2008, we announced an agreement with IMAX to install 100 MPX digital projection systems at our theatres in 34 major U.S. markets. Deployment of these systems commenced in July 2008 and will extend through fiscal 2011, depending upon the achievement of specified financial measures. The agreement has an initial term of seven years with one three-year renewal option and provides for a territorial exclusivity covenant that gives us the exclusive rights (subject to previously existing IMAX licensed locations) to IMAX digital projection systems in the geographical areas surrounding 100 of our theatres and a right of first refusal for installation of IMAX digital projection systems in additional IMAX locations within certain geographical areas.

        In February 2007, we joined with two exhibitors to form DCIP, a joint venture to facilitate the deployment of digital cinema systems. With digital technology deployed in our theatres we expect to realize a number of benefits. This technology will provide consistent state-of-the-art presentation quality for our patrons. We will also be able to broaden the entertainment experience in our theatres and improve capacity utilization by using screens for the exhibition of alternative content. We have experienced an increase in alternative content available to us as well as a growing slate of 3D content. As directors and producers continue to embrace new technology in their productions, we expect new and innovative content generation to continue. It will also facilitate the distribution of next generation 3D content which we believe will drive incremental attendance and revenues.

        Over the past two years, 3D versions of a movie have generated more than double the attendance of 2D versions of the same movie at an additional $2 to $3 more per ticket for a 3D movie than for a standard 2D movie. Additionally, digital technologies will enable us to create further operational and programming efficiencies in our theatres. For example, we will be able to better address capacity utilization and meet demand in our theatres by making real-time decisions on the number and size of the auditoriums to program with content. Given our major market positions, the overall diversity of our patron base and our high average screen per theatre count, we believe the benefits associated with digital technologies will be significant for our theatre circuit and will provide us with the opportunity for incremental revenues.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP has signed long-term agreements with six studios, and continues negotiations with additional studios, that are expected to provide financing for the estimated costs to deploy digital cinema. DCIP and its members have yet to execute definitive financing agreements concerning the extent of such funding, but based on current negotiations, we expect that with respect to our existing theatres, allowances from DCIP of $68,000 per screen will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, allowances from DCIP will cover approximately $43,000 of such costs per screen, the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund allowances through virtual print fees ("VPFs") from motion picture studios. We will bear maintenance costs with respect to digital projection systems in our theatres, which we expect to be similar to what we currently spend on our conventional film projectors. We will also bear any incremental installation costs relating to 3D or to enable the exhibition of alternative content.

        Our ability to implement digital cinema systems in accordance with our plans will depend on the availability of equipment from third party vendors and on the ongoing negotiation of definitive agreements by DCIP for financing, payment of VPFs by motion picture studios and equipment use agreements with participating exhibitors. We believe that the supply of digital cinema equipment will be sufficient for our needs and that such definitive agreements are likely to be executed during calendar 2009.

        Maximizing Operating Efficiencies.    We believe that the size of our circuit and the breadth of our operations will allow us to continue to achieve economies of scale and drive continued improvement in operating margins. Since fiscal 2001, we have been able to increase our Segment Adjusted EBITDA(1) margins from 14.5% to 15.3% for the fiscal year ended April 2, 2009. We have achieved this margin improvement through an ongoing review of all aspects of our operations and the implementation of cost-saving initiatives, including at the theatre level, more effective scheduling of staff. As a result, cost of operations as a percentage of total revenues decreased from 67.4% in fiscal 2001 to 65.5% for the fiscal year ended April 2, 2009.

(1)
See Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus, for a discussion of Segment Adjusted EBITDA, including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in our audited financial statements as it is a primary measure used by us to evaluate our performance and a basis to allocate resources.

        Enhancing our Theatre Portfolio.    Through a deliberate and focused internal review process, we have closed or disposed of 65 older or obsolete theatres representing 618 screens on a combined basis over the past five fiscal years. We believe that our efforts in disposing of theatres that are nearing the end of their productive life cycle has differentiated us from our peer competitors and contributed to our overall portfolio quality. We have identified 15 theatres with 141 screens that we may close over the next fiscal year due to expiration of leases or early lease terminations. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        In addition to our disposition activity, we will evaluate the potential for new theatres and, where appropriate, intend to replace underperforming theatres with new, modern theatres that offer amenities that are consistent with our portfolio. Currently, we have 1 theatre representing 6 screens opening in fiscal 2010 that is operated by us through a joint venture. Actual number of closures and new builds from fiscal 2010 through 2012 may differ materially from our estimates. Lastly, we intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. Historically we have demonstrated a successful track record of integrating acquisitions such as Loews and General Cinema. Our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2008, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 606 in 2008, according to the Motion Picture Association 2008 MPA Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of April 2, 2009, approximately 88% of our screens in the United States were located in film licensing zones where we are the sole exhibitor.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), SONY Pictures Releasing and Universal Pictures. Films licensed from these distributors accounted for approximately 81% of our U.S. and Canadian admissions revenues during fiscal 2009. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2009, no single distributor accounted for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale in-theatre dining options as well as bar and lounge areas.

Theatre Management and Support

        We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

        We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Employees

        As of April 2, 2009, we employed approximately 800 full-time and 16,000 part-time employees. Approximately 39% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 4.0% Compound Annual Growth Rate ("CAGR") over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 2.8% CAGR. In calendar 2008, industry box office revenues were $9,791,000,000, an increase of 1.7%, compared to an increase of 5.4% in calendar year 2007.

        The following table represents information about the exhibition industry obtained from NATO.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2008	$9,791	1,364	$7.18	5,403	38,198	7.1
2007	9,629	1,400	6.88	5,545	38,159	6.9
2006	9,138	1,395	6.55	5,543	37,776	6.8
2005	8,832	1,378	6.41	5,713	37,092	6.5
2004	9,215	1,484	6.21	5,629	36,012	6.4

        There are approximately 769 companies competing in the North American theatrical exhibition industry, approximately 421 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the NATO Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 62% of the indoor screens in 2008. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating, with the top four exhibitors accounting for approximately 56% of box office revenues in 2008 compared to 29% in 1995. According to NATO and the Motion Picture Association 2008 MPA Market Statistics, average screens per theatre have increased from 6.4 in 2004 to 7.1 in 2008, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies is one of the most popular and affordable out-of-home entertainment options. In 2008, attendance at indoor movie theatres in United States and Canada was 1,364,000,000. This contrasts to the 119,800,000 combined annual attendance generated by professional baseball, basketball and football over the same time period. The estimated average price of a movie ticket was $7.18 in 2008, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events.

        Long History of Steady Growth.    The theatrical exhibition industry is a mature business which has, over an extended period, produced steady growth in revenues. The combination of the popularity of moviegoing, its steady long-term growth characteristics, industry consolidation that has resulted in more rational capital deployment and the relative maturity of the business makes theatrical exhibition a highly cash flow generative business today. Box office revenues in the United States have increased at a 4.0% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. During this period, the industry experienced short-term variability in attendance and resulting revenues which we believe were highly correlated to the quality of film product being exhibited. We believe that these long-term trends will continue.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

        Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of conversion from film-based to digital projection technology. Virtually all filmed entertainment content today can be exhibited digitally. Digital projection results in a premium visual experience for patrons as there is no degradation of image over the life of a film. Digital content also gives the theatre operator greater flexibility in programming content. For example, theatre operators are able to better address capacity utilization and meet demand in their theatres by making real-time decisions on the number and size of auditoriums to program with content. Moreover, digital technology provides theatres with the opportunity for additional revenues through 3D and alternative content offerings. Recent experience with digital has produced increased attendance and average ticket prices. For example, theatres are able to charge $1 to $3 more per ticket for a 3D film than for a standard 2D film. Furthermore, 3D screens have generated more than double the attendance of standard 2D versions of the same movie. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999 the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003 the court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the court entered a consent order and final judgment about the non-line of sight aspects of this case. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy in the "line of sight" component of the case and remanded the case back to the trial court for findings consistent with its decision. The Justice Department sought reconsideration by the initial Ninth Circuit panel and by an "en banc" panel of judges on the Ninth Circuit Court of Appeals, but was denied both motions. See "Business—Legal Proceedings."

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures, as of April 2, 2009:

Property Holding Classification	Theatres	Screens
Owned	11	109
Leased pursuant to ground leases	7	87
Leased pursuant to building leases	282	4,339

Total	300	4,535

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the lease for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        The majority of the concessions, projection, seating and other equipment required for each of our theatres is owned.

Legal Proceedings.

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violated the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Justice Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth

Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. AMCE estimates that the cost of betterments related to the remaining remedies required for line-of-sight violations will be approximately $4,300,000 over a 4-5 year term. The Justice Department moved for reconsideration and for "en banc" review before the Ninth Circuit Court of Appeals, which were both denied.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $51,871,000, and through April 2, 2009 AMCE has incurred approximately $23,582,000 of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        AMCE estimates the range of the loss for liability fines to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability of approximately $349,000.

        Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff's renewed motion for class certification. Plaintiff has appealed this decision and the case is stayed pending this appeal.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The Jarchafjian case has been deemed related to the Bateman case. The Company has not yet filed a responsive pleading in the Jarchafjian case.

        The Company believes that both plaintiffs' allegations, particularly those asserting the Company's willfulness, are without merit.

        Union Sponsored Pension Plan.    On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company has received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. However, the Company also estimates that approximately $2,839,000 of this liability was discharged in bankruptcy by companies it acquired. As of April 2, 2009, the Company has recorded a liability related to this matter in the amount of $4,311,000 and has made contributions of approximately $968,000. The final partial withdrawal liability amount may be adjusted based on a legal review of the plan's assessment, the Company's records and ensuing discussions with the plan's trustees.

        We are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

MANAGEMENT

Executive Officers and Directors

        Our business and affairs are managed by our board of directors currently consisting of nine members. Gerardo I. Lopez, our chief executive officer, is a director.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of May 8, 2009:

Name	Age	Position(s) Held
Aaron J. Stone	36	Chairman of the Board, Director (Parent, Holdings and AMC Entertainment)
Gerardo I. Lopez	49	Chief Executive Officer, President and Director (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.), Chairman of the Board (American Multi-Cinema, Inc.)
Dana B. Ardi	61	Director (Parent, Holdings and AMC Entertainment)
Stephen P. Murray	46	Director (Parent, Holdings and AMC Entertainment)
Stan Parker	33	Director (Parent, Holdings and AMC Entertainment)
Phillip H. Loughlin	41	Director (Parent, Holdings and AMC Entertainment)
Eliot P. S. Merrill	38	Director (Parent, Holdings and AMC Entertainment)
Kevin Maroni	46	Director (Parent, Holdings and AMC Entertainment)
Travis Reid	55	Director (Parent, Holdings and AMC Entertainment)
Craig R. Ramsey	57	Executive Vice President and Chief Financial Officer (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
John D. McDonald	52	Executive Vice President, U.S. and Canada Operations (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Kevin M. Connor	46	Senior Vice President, General Counsel and Secretary (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.)
Mark A. McDonald	50	Executive Vice President, International Operations (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.); Director (AMC Entertainment International, Inc.)
Robert J. Lenihan	55	President, Programming (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.)
Chris A. Cox	43	Vice President and Chief Accounting Officer (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.)
Terry W. Crawford	52	Vice President and Treasurer (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.)
Michael W. Zwonitzer	44	Vice President Finance (Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Aaron J. Stone has served as Chairman of the Board of Parent, Holdings and AMC Entertainment since February 2009. Mr. Stone has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMC Entertainment since December 2004. Mr. Stone is a Senior Partner of Apollo Management, L.P. which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the board of directors of Hughes Communications, Inc., Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

        Mr. Gerardo I. Lopez has served as Chief Executive Officer, President and a Director of Parent, Holdings and AMC Entertainment since March 2009. Mr. Lopez has served as Chief Executive Officer, President and Chairman of the Board of American Multi-Cinema, Inc. since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior to joining Starbucks, Mr. Lopez served as president of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the board of directors of SilkRoute Global, National CineMedia, LLC and Digital Cinema Implementation Partners, LLC. Mr. Lopez holds a B.S. degree in Marketing from George Washington University and a MBA in Finance from Harvard Business School.

        Dr. Dana B. Ardi has served as a Director of Parent, Holdings and AMC Entertainment since April 2009. Dr. Ardi serves as Managing Director and Founder of Corporate Anthropology Advisors L.L.C., a consulting company that provides human capital advisory and innovative solutions that build value through organizational design and people development. Through her company, Dr. Ardi has taken on the role of Executive Advisor to CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC a private equity division of JPMorgan Chase & Co. Prior to founding Corporate Anthropology Advisors L.L.C. in 2009, Dr. Ardi served as a Managing Director at CCMP Capital Advisors, LLC from August 2006 through January 2009, as a Partner at J.P. Morgan Partners, LLC from June 2001 to July 2006, as a Partner at Flatiron Partners, LLC from 1999 to June 2001, as co-chair of the Global Communications, Entertainment and Technology practice of TMP Worldwide from 1995 to 1999 and before that as Senior Vice President of New Media at R.R. Donnelley & Sons Company. Dr. Ardi holds a B.S. Degree from the State University of New York at Buffalo and M.S. and Ph.D. Degrees in Education from Boston College.

        Mr. Stephen P. Murray has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMC Entertainment since December 2004. Mr. Murray serves as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Mr. Murray is also an investment committee member of CCMP Capital Asia Ltd. Mr. Murray focuses on investments in consumer, Retail and Services, and Healthcare Infrastructure. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray also serves on the board of directors of ARAMARK Holdings Corporation, Cabela's, Generac, Jetro Holdings, Noble Environmental Power, Quiznos Subs, Strongwood Insurance and Warner Chilcott. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

        Mr. Stan Parker has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMC Entertainment since December 2004. Mr. Parker has been affiliated with Apollo and its related investment advisors and investment managers since 2000 and has been a Partner since 2005. Prior to joining Apollo in 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker also serves on the board of directors of Momentive Performance Materials. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

        Mr. Philip H. Loughlin has served as a Director of Parent, Holdings and AMC Entertainment since January 2009. Mr. Loughlin is a Managing Director of Bain Capital Partners ("Bain"). Prior to joining Bain in 1996, Mr. Loughlin was Executive Advisor to the President of Eagle Snacks, Inc., where he helped manage the restructuring and liquidation of the company. Previously, Mr. Loughlin was a consultant at Bain & Company, where he worked in the telecommunications, industrial manufacturing and consumer products industries and also was a Product Manager at Norton Company.

        Mr. Eliot P. S. Merrill has served as a Director of Parent, Holdings and AMC Entertainment since January 2008. Mr. Merrill is a Managing Director of The Carlyle Group focused on buyout opportunities in the media and telecommunications sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. and, before that, at Doyle Sailmakers, Inc. Mr. Merrill also serves as a director of The Nielsen Company B.V. Mr. Merrill holds an A.B. Degree from Harvard College.

        Mr. Kevin Maroni has served as a Director of Parent, Holdings and AMC Entertainment since April 2008. Mr. Maroni is a Senior Managing Director of Spectrum Equity Investors ("Spectrum'), based in Boston, Massachusetts. Prior to joining Spectrum at inception in 1994, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company's private equity affiliate. Mr. Maroni holds a BA from the University of Michigan and an MBA from Harvard University.

        Mr. Travis Reid has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMC Entertainment since January 2006. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid served as President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. Mr. Reid began his career at age 20 at a drive-in movie theatre in California. Mr. Reid is also Chief Executive Officer and a director of Digital Cinema Implementation Partners LLC. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of AMC Entertainment and American Multi-Cinema, Inc. since April 3, 2003. Prior to April 2003, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMC Entertainment and American Multi-Cinema, Inc. effective April 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMC Entertainment and American Multi-Cinema, Inc. from August 1998 until May 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 1999. Mr. Ramsey was elected Chief Accounting Officer of AMC Entertainment and American Multi-Cinema, Inc. effective October 1999. Mr. Ramsey served as Vice President, Finance from January 1997 to October 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. in February 1995. Mr. Ramsey currently serves as a member of the board of directors of Bank Midwest and Movietickets.com.

        Mr. John D. McDonald has served as Executive Vice President, U.S. and Canada Operations of Parent, Holdings and AMC Entertainment since October 2008. Mr. McDonald has served as Director of American Multi-Cinema, Inc. since November 2007 and has served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. since October 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 1995 until his promotion to Executive Vice President in October 1998.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of AMC Entertainment and American Multi-Cinema, Inc.

since April 2003. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMC Entertainment and American Multi-Cinema, Inc. beginning November 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1995.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of Parent, Holdings and AMC Entertainment since October 2008. Mr. McDonald has served as Executive Vice President, and as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMC Entertainment, since March 2007 and December 1998, respectively. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 1995 until his appointment as Executive Vice President in December 1998.

        Mr. Robert J Lenihan has served as President, Programming, of Parent, Holdings, AMC Entertainment and American Multi-Cinema, Inc. since May 2009. Prior thereto, Mr. Lenihan served as Executive Vice President of Loews Cineplex from August 1998 to February 2002. Mr. Lenihan was appointed Senior Vice President and Head Film Buyer at Mann Theatres in 1985 and has served in that capacity at Act III Theatres, Century Theatres, Sundance Cinemas and most recently at Village Roadshow. He is a 1976 graduate of Rowan University.

        Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Cox has served as Vice President and Chief Accounting Officer of AMC Entertainment and American Multi-Cinema, Inc. since May 2002. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. from November 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

        Mr. Terry W. Crawford has served as Vice President and Treasurer of Parent since June 2007 and of Holdings, AMC Entertainment and American Multi-Cinema, Inc. since April 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMC Entertainment and American Multi-Cinema, Inc. from December 2004 until April 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMC Entertainment from May 2002 until December 2004 and American Multi-Cinema, Inc. from January, 2000 until December 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMC Entertainment from September 2001 until May 2002 and AMC from November 1999 until January 2004. Mr. Crawford served as Assistant Secretary of AMC Entertainment from March 1997 until September 2001 and American Multi-Cinema, Inc. from March 1997 until November 1999.

        Mr. Michael W. Zwonitzer has served as Vice President, Finance of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Zwonitzer has served as Vice President, Finance of AMC Entertainment and American Multi-Cinema, Inc. since September 2004 and, prior thereto, Mr. Zwonitzer served as Director of Finance from December 2002 to September 2004 and Manager of Financial Analysis from November 2000 to December 2002. Mr. Zwonitzer joined AMC in June 1998.

Executive Compensation

Compensation Discussion and Analysis

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers and Mr. Peter Brown, our former Chairman of the Board, Chief Executive Officer and President, whose employment ended on March 2, 2009. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than the Chief Executive Officer.

  Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. From time to time, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct a periodic review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

  Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes based on their general business and industry experience and knowledge that the use of the combination of base salary, discretionary annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

        Base Salaries.    Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy, but we do not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee's goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program to respond to and adjust for specific circumstances and our evolving business environment. Periodically, the Company obtains information regarding the salaries of employees at comparable companies, including approximately 150 multi-unit businesses in the retail, entertainment and food service industries. Base salaries for our Named Executive Officers are reviewed at appropriate times by the Compensation Committee and may be increased from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 1.1% and 3.1% from fiscal 2008 to fiscal 2009.

        Annual Performance Bonus.    The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. Under the current employment agreements, each Named Executive Officer is eligible for an annual bonus based on our annual incentive compensation program as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and shareholders, and our annual bonus program is primarily designed to reward increases in EBITDA. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee and, except with respect to his own bonus, our chief executive officer, based on our annual incentive compensation program as it may exist from time to time. For fiscal 2009, the annual incentive compensation program was based primarily on attainment of specified EBITDA targets. The plan guideline was that no bonus would be paid below attainment of 85% of targeted EBITDA and that upon attainment of 100% of targeted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. Under the annual incentive compensation program, our Compensation Committee and, except with respect to his own bonus, chief executive officer retain discretion to decrease or increase bonuses relative to the guidelines based on qualitative or other objective factors deemed relevant by the Compensation Committee. No bonuses were earned for fiscal 2009 under the annual incentive compensation program because the Company did not meet the minimum 85% of targeted EBITDA threshold established by the Compensation Committee.

        Our annual bonuses have historically been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year following issuance of our annual audit report. On a going forward basis, it is contemplated that these annual bonuses will be paid in cash.

        Special Incentive Bonus.    Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. The special incentive bonus of $2,000,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control.

        Long Term Incentive Equity Awards.    In connection with the holdco merger, on June 11, 2007 Parent adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to acquire Parent common stock to eligible employees and consultants of Parent and its subsidiaries and non-employee directors of Parent. Options granted under the plan vest in equal installments over 3 to 5 years from the grant date, subject to the optionee's continued service with Parent or one of its subsidiaries. The Compensation Committee approved a stock option grant to Mr. Gerardo Lopez, Chief Executive Officer, during fiscal 2009.

        Retirement Benefits.    We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC

Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and our supplemental defined-benefit plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. The Compensation Committee determined that these types of plans are not as effective as other elements of compensation in aligning executives' interests with the interests of shareholders, a particularly important consideration for a public company. As a result, the Compensation Committee determined to freeze these plans. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan or the AMC Retirement Enhancement Plan for our Named Executive Officers or for other participants.

        Effective for fiscal year 2010, in the Company's 401(k) Savings Plan the Company will match 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. Previously, the Company matched 100% of elective contributions up to 5% of employee compensation.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which our Named Executive Officers participate.

        Non-Qualified Deferred Compensation Program.    Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

        Severance and Other Benefits Upon Termination of Employment.    We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment by AMCE without cause or due to death or disability. In the case of Mr. Lopez, resignation for good reason would also entitle the employee to severance benefits. We have determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with AMCE and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within 60 days following certain specified changes in their compensation, responsibilities or benefits following a change in control. No claim for severance due to a change in control has been made by an executive who is a party to an employment agreement providing for such severance benefits since the Marquee Transactions (then a change in control for purposes of the agreements). The severance benefits for these executives are generally determined as if they continued to remain employed by us for two years following their actual termination date.

        Perquisites.    The perquisites provided to each Named Executive Officer during fiscal 2009, 2008 and 2007 are reported in All Other Compensation column of the "Summary Compensation Table" below, and are further described in footnote (6) to that table. Perquisites are benchmarked and reviewed, revised and approved by the Compensation Committee every year.

        Policy with Respect to Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of AMCE and its stockholder.

  Compensation Committee Report on Executive Compensation

        The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee directors Aaron J. Stone, Stephen P. Murray, Eliot P.S. Merrill, and Philip Loughlin. The Compensation Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for services rendered during fiscal 2009 and for Peter C. Brown, who although not serving as an executive officer on the last day of our fiscal year, had served as our Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc., until his employment ended on March 2, 2009. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Gerardo I. Lopez	2009	$64,615	$—	$—	$31,883	$—	$—	$16,570	$113,068
Chief Executive Officer and President (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Craig R. Ramsey	2009	383,508	—	—	471,005	—	—	16,634	871,147
Executive Vice President	2008	374,183	—	—	471,005	—	—	29,365	874,553
and Chief Financial Officer (Parent, Holdings, AMCE and American and American Multi-Cinema, Inc.)	2007	351,700	—	—	471,005	55,510	33,527	27,367	939,109
John D. McDonald	2009	383,508	—	—	235,503	—	—	21,626	640,637
Executive Vice President	2008	374,182	—	—	235,503	—	—	28,356	638,041
North American Operations (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2007	351,700	—	—	235,503	55,510	45,620	22,010	710,343
Kevin M. Connor	2009	323,658	—	—	235,503	—	—	16,123	575,284
Senior Vice President,	2008	321,696	—	—	235,503	—	—	25,230	582,429
General Counsel and Secretary (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2007	302,400	—	—	235,503	43,188	13,740	19,753	614,584
Mark A. McDonald	2009	283,808	—	—	235,503	—	—	16,605	535,916
Executive Vice President International Operations (Parent, Holdings, AMCE and AMC Entertainment International, Inc.)	2008	281,851	—	—	235,503	—	—	23,935	541,289
Peter C. Brown	2009	750,386	—	—	1,376,785	—	—	7,081,853	9,209,024
Former Chairman of the	2008	822,065	—	—	1,884,022	—	—	30,629	2,736,716
Board, Chief Executive Officer and President (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2007	772,700	—	—	1,884,022	124,684	26,094	29,809	2,837,309

(1)
The principal positions shown are at April 2, 2009. Compensation for Mr. Gerardo Lopez and Mr. Mark McDonald is provided for years where they were Named Executive Officers only.

(2)
The amount reported in this column of the table above reflects the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2009, 2008 and 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). In March 2009, Mr. Gerardo Lopez received a stock option grant to purchase 15,980.45 common shares of AMCEH at a price equal to $323.95 per share. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. The option shall expire after ten years from the date of the grant. The valuation assumptions used for Mr. Lopez's option award are provided in Note 1—The Company and Significant Accounting Policies to the Company's consolidated financial statements contained elsewhere in this prospectus. No option awards were granted with regards to Named Executive Officers during fiscal 2008 and 2007.

  In addition to Mr. Gerardo Lopez's stock option award, the other compensation amounts reflected in this column represent the compensation recognized during fiscal 2009, 2008, and 2007 for options granted on December 23, 2004 which became partially vested. For information on the valuation assumptions used for option awards granted on December 23, 2004, refer to Note 1—The Company and Significant Accounting Policies in the Company's financial statements included in the respective fiscal year's Form 10-K. Options are to acquire shares of Parent common stock.

  The unvested options of Mr. Brown were forfeited at the end of his employment in fiscal 2009. No option awards granted to Named Executive Officers in the above table were forfeited in fiscal 2008 and fiscal 2007.

(3)
No bonuses were earned in fiscal 2009 and 2008 under the annual incentive bonus program as the Company did not meet the minimum targeted EBITDA threshold established by the Compensation Committee. The Compensation Committee approved bonuses for fiscal 2007 performance at approximately 24% of assigned bonus target (equivalent to 14% to 16% of base salary) for each of our Named Executive Officers. Further discussion on the annual incentive bonus program for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Annual Performance Bonus section.

(4)
The following table represents the aggregate decrease in actuarial present value of each officer's accumulated benefit amounts, with the exception of Mr. Brown as noted below, that have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan	Retirement Enhancement Plan
Craig Ramsey	2009	$(2,109)	$(1,094)	$—
	2008	(3,426)	(1,776)	—
John McDonald	2009	(35,248)	(18,276)	—
	2008	(13,050)	(6,766)	—
Kevin Connor	2009	(4,394)	(1,814)	—
	2008	(1,849)	(3,567)	—
Mark McDonald	2009	(17,848)	(8,656)	—
	2008	(11,911)	(8,010)	—
Peter Brown(a)	2009	(18,891)	(61,377)	(1,005,031)
	2008	(6,985)	(3,621)	(59,837)
	2007	—	—	(235,505)

    For fiscal 2009, in accordance with SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, the measurement date used to measure the aggregate change in actuarial present value of accumulated benefit amounts was changed from a measurement date of January 1 to the Company's fiscal year end date, ending on April 2, 2009. See Note 12—Employee Benefit Plans to the Company's consolidated financial statements contained elsewhere in this prospectus for more information.

      (a)
      Mr. Peter Brown is no longer eligible to receive benefits under the Supplemental Executive Retirement Plan and the Retirement Enhancement Plan. As a result, the Company recognized a curtailment gain pertaining to the Retirement Enhancement Plan.

(5)
Mr. Peter Brown's employment ended on March 2, 2009. Pursuant to the terms of his employment agreement, Mr. Brown received a cash severance payment of $7,013,985 and accrued vacation of $53,669.

(6)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, automobile related benefits, life insurance premiums, holiday gift awards, relocation expenses, club membership, and an award of theatre chairs. The following table summarizes "All Other Compensation" provided to the Named Executive Officers:

			Perquisites and Other Personal Benefits				Additional All Other Compensation
		Car Allowance	Holiday Gift Award	Theatre Chairs	Relocation Expenses	Club Membership	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums
Gerardo Lopez	2009	$—	$—	$—	$16,570	$—	$—	$—
Craig Ramsey	2009	1,500	305	—	—	—	11,475	3,354
	2008	13,500	254	—	—	—	12,128	3,483
	2007	13,000	500	—	—	—	10,382	3,485
John McDonald	2009	1,500	305	—	—	—	18,027	1,794
	2008	13,500	254	—	—	—	12,739	1,863
	2007	12,650	500	—	—	—	7,554	1,306
Kevin Connor	2009	1,350	305	2,366	—	—	11,061	1,041
	2008	12,150	254	—	—	—	11,781	1,045
	2007	11,700	500	—	—	—	6,780	773
Mark McDonald	2009	1,200	305	—	—	—	13,716	1,384
	2008	10,800	254	—	—	—	11,849	1,032
Peter Brown	2009	1,800	305	—	—	—	10,438	1,656
	2008	16,200	254	—	—	—	12,792	1,383
	2007	15,600	500	—	—	1,397	11,073	1,239

Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. The Company does not allocate any incremental cost to the executive for the family member's use.

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2009. The primary element of each Named Executive Officer's total compensation reported in the table is base salary. Mr. Brown also earned a lump sum cash severance payment of $7,013,985 in connection with his separation from the Company pursuant to his separation and general release agreement.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of our pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to our Named Executive Officers.

  Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Lopez, Ramsey, McDonald, Connor, and McDonald. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

        Gerardo I. Lopez.    On February 23, 2009, AMC Entertainment entered into an employment agreement with Gerardo I. Lopez to serve as its Chief Executive Officer. The term of the agreement is for three years, with automatic one-year extensions each year. The agreement provides that Mr. Lopez will receive an initial annualized base salary of $700,000. The Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Mr. Lopez is ineligible for a bonus for fiscal 2009 but his target incentive bonus for fiscal 2010 is equal to 70% of his annual base salary. In addition, Mr. Lopez is receiving a one-time special incentive bonus that vests at the rate of $400,000 per year over five years, provided he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. Upon approval by the Compensation Committee, Mr. Lopez received a grant of options to purchase 15,980.45 shares of the common stock of AMCEH. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. The agreement also provides that Mr. Lopez will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with related business expenses and travel. Change in control, severance arrangements and restrictive covenants in Mr. Lopez's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Craig R. Ramsey.    On July 1, 2001, AMC and AMCE entered into an employment agreement with Craig R. Ramsey who serves as the Executive Vice President and Chief Financial Officer of the Company and reports directly to AMCE's Chairman of the Board, President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        John D. McDonald.    On July 1, 2001, AMC and AMC Entertainment entered into an employment agreement with John D. McDonald, who serves as an Executive Vice President, North America Operations. Mr. McDonald reports directly to AMC's President and Chief Operating Officer or such officer's designee. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $275,000, subject to review by the President and Chief Financial Officer of AMC with the approval of AMC Entertainment's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. Based on their review, the President and Chief Financial Officer of AMC with the approval of AMC Entertainment's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the President and Chief Financial Officer of AMC with the approval of AMC Entertainment's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. McDonalds' employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Kevin M. Connor.    On November 6, 2002, AMC and AMC Entertainment entered into an employment agreement with Kevin M. Connor who serves as the Senior Vice President, General Counsel and Secretary of the Company. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Connor will receive an initial annualized base salary of $225,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Connor based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Connor will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Connor's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Mark A. McDonald.    On July 1, 2001, AMC Entertainment and AMC Entertainment International entered into an employment agreement with Mark A. McDonald who serves as the Executive Vice President of International Operations. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $225,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. McDonald's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

 Grants of Plan-based Awards—Fiscal 2009

        The following table summarizes an equity award granted to a named executive officer during fiscal 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Sh)	Option Awards
Gerardo Lopez	03/06/2009	$—	$—	$—	$—	$—	$—	—	15,980.45	$323.95	$2,068,847

        On March 6, 2009, Mr. Lopez received a grant of stock options to purchase 15,980.45 shares of Class N Common Stock of AMCEH at a price equal to $323.95 per share. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. The options shall expire after ten years from the date of the grant. The Company accounts for stock options using the fair value method of accounting as prescribed by SFAS No. 123(R), Shared-Based Payment (Revised), and Staff Accounting Bulletins No. 107 and 110, Share Based Payments. The Black-Scholes formula is used to value the options.

Outstanding Equity Awards at end of Fiscal 2009

        The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of April 2, 2009, including the vesting dates for the portions of these awards that had not vested as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerardo I. Lopez(1)	—	15,980.450000		$323.95	03/06/2019
Craig R. Ramsey(2)(3)	3,273.829784	818.457446		491.00	12/23/2014
John D. McDonald(2)(3)	1,636.914896	409.228724		491.00	12/23/2014
Kevin M. Connor(2)(3)	1,636.914896	409.228724		491.00	12/23/2014
Mark A. McDonald(2)(3)	1,636.914896	409.228724		491.00	12/23/2014
Peter C. Brown(4)	—	—		—	—

(1)
The options vest at a rate of 20% per year commencing on March 6, 2010. Options are to acquire shares of Parent common stock.

(2)
The options vest at a rate of 20% per year commencing on December 23, 2005. Options are to acquire shares of Parent common stock.

(3)
The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the anti-dilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one-time nonrecurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock.

(4)
Mr. Peter Brown forfeited his vested and unvested options at the end of his employment.

  Option Exercises and Stock Vested—Fiscal 2009

        None of our Named Executive Officers exercised options or held any outstanding stock awards during fiscal 2009.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gerardo I. Lopez	—	—	$—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	137,085	—
	Supplemental Executive Retirement Plan	12.00	71,077	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	230,737	—
	Supplemental Executive Retirement Plan	31.05	119,635	—
Kevin M. Connor	Defined Benefit Retirement Income Plan	4.00	18,961	—
	Supplemental Executive Retirement Plan	4.00	7,830	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	183,997	—
	Supplemental Executive Retirement Plan	26.60	89,241	—
Peter C. Brown(2)	Defined Benefit Retirement Income Plan	15.60	99,485	—
	Supplemental Executive Retirement Plan	15.60	—	—
	Retirement Enhancement Plan	15.60	—	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through April 2, 2009. It includes the value of contributions made by the Named Executive Officers throughout their careers. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 7.43%. The post-retirement mortality assumption is based on the 2009 IRS Prescribed Mortality-Static Annuitant, male and female mortality table. See Note 12—Employee Benefit Plans to the Company's consolidated financial statements contained elsewhere in this prospectus for more information.

(2)
Mr. Brown's employment ended on March 2, 2009.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget

Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan, and our supplemental plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan), or equal semi-annual installments over a period of 2 to 10 years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

        AMC Retirement Enhancement Plan.    AMC has established a Retirement Enhancement Plan for the benefit of officers who from time to time may be designated as eligible participants therein by the Board of Directors. As mentioned above, the plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter. There are no active participants or Named Executive Officers in the plan.

 Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2009, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2009:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gerardo I. Lopez	$—	$—	$—	$—	$—
Craig R. Ramsey	8,885	—	(44,537)	—	101,807
John D. McDonald	1,481	—	(174,102)	(355,509)	1,561
Kevin M. Connor	—	—	—	—	—
Mark A. McDonald	5,231	—	(75,339)	(121,534)	132,504
Peter C. Brown	84,432	—	(60,758)	(5,170)	210,521

Non-Qualified Deferred Compensation Plan

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2009 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Parent and/or a change in control of Parent, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Holdings under the terms of our 2004 Stock Option Plan. Furthermore, upon a termination following a "Change of Control" (as such term is defined in the AMC Retirement Enhancement Plan), the Named Executive Officer is entitled to his accrued benefits payable thereunder in a form of payment that he has previously chosen. The Retirement Enhancement Plan and the present value of benefits accumulated under the plan are described above in the table "Pension Benefits" and the accompanying narrative "Pension and Other Retirement Plans."

        Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Holdings) occurred on the last business day of fiscal 2009 and that the price per share of our common stock is equal to the fair market value of a share of our common stock as of that date.

  Gerardo I. Lopez

        Mr. Lopez's employment agreement, described above under "Employment Agreements—Salary and Bonus Payments," provides for certain benefits to be paid to Mr. Lopez in connection with a termination of his employment with AMC Entertainment Inc. under the circumstances described below.

        Severance Benefits.    In the event Mr. Lopez's employment is terminated as a result of an involuntary termination during the employment term by AMC Entertainment without cause pursuant to a termination for death, "Disability", "Without Cause" (each as defined in the employment agreement) or by Mr. Lopez pursuant to a termination for "Good Reason" or after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Lopez will be entitled to severance pay equal to two times the sum of his base salary plus the average of each Incentive Bonus paid to the Executive during the 24 months preceding the severance date (or previous year, if he has not been employed for two bonus cycles as of the severance date). If his employment is terminated before determination of the first Incentive Bonus for which he is eligible under the agreement, then the amount shall be based upon the average actual percentage of target bonus paid to executive officers who participated in the Company's annual bonus plan in the preceding year. In addition, upon such a qualifying termination, the stock options granted pursuant to the employment agreement shall vest in full. The special incentive bonus equal to $2,000,000, which vests in equal annual installments over 5 years, shall immediately vest and be paid in full upon the involuntary termination of employment within twelve months after a change of control.

        If Mr. Lopez had terminated employment with us on April 2, 2009 pursuant to his employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a cash payment equal to $1,400,000. This amount is derived by multiplying two by the sum of $700,000 which represents Mr. Lopez's annualized base salary rate in effect on April 2, 2009. Additionally, Mr. Lopez would have been entitled to accelerated vesting of unvested stock options with a grant date fair value of $2,068,847 (based on a Black Sholes formula as of March 6, 2009). The special incentive bonus of $2,000,000 shall immediately vest and be paid in full upon Mr. Lopez's involuntary termination within twelve months after a change of control.

  Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "Employment Agreements—Salary and Bonus Payments," provide for certain benefits to be paid to the executive in connection with a termination of his employment with AMC or AMC Entertainment under the circumstances described below and/or a change in control of AMC or AMC Entertainment.

        Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by AMC or AMC Entertainment pursuant to a "Termination Without Cause" or by the executive during 60 days following certain changes in his responsibilities, annual base salary or benefits, the executive (or his personal representative) will be entitled to a lump cash severance payment equal to two years of his base salary then in effect.

        Upon a termination of employment with us on April 2, 2009 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to a lump sum cash payment as follows: Mr. Craig Ramsey—$770,000; Mr. John McDonald—$770,000; Mr. Kevin Connor—$650,000; and Mr. Mark McDonald—$570,000. These amounts are derived by multiplying two by the respective executive's annualized base salary rate in effect on April 2, 2009.

        Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of AMC or AMC Entertainment at any time during or after his employment with AMC/AMC Entertainment.

  Peter C. Brown Separation

        On March 2, 2009, Mr. Brown's employment with AMC Entertainment ended. Mr. Brown received a cash severance payment of $7,013,985, less applicable withholdings, and payment of $823,481 for his 2,542 shares of AMCEH common stock, which he elected to sell to AMCEH at fair value pursuant to a right provided to him under his employment agreement. All of Mr. Brown's outstanding stock options were forfeited as of the separation date.

Director Compensation—Fiscal 2009

        The following section presents information regarding the compensation paid during fiscal 2009 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Gerardo I. Lopez, who is also an employee, and Mr. Peter C. Brown, who is a former employee, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Lopez and Mr. Brown did not receive additional compensation for their service as a director.

  Non-Employee Directors

        We paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        The following table presents information regarding the compensation of our non-employee Directors in fiscal 2009:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Aaron J. Stone	$60,000	$—	$—	$—	$—	$—	$60,000
Dr. Dana B. Ardi(2)	$—	—	—	—	—	—	$—
Michael R. Hannon(2)	$59,500	—	—	—	—	—	$59,500
Stephen P. Murray	$57,500	—	—	—	—	—	$57,500
Stan Parker	$58,500	—	—	—	—	—	$58,500
Philip H. Loughlin(1)	$53,500	—	—	—	—	—	$53,500
John Connaughton(1)	$5,000	—	—	—	—	—	$5,000
Eliot P. S. Merrill	$59,000	—	—	—	—	—	$59,000
Kevin Maroni	$60,000	—	—	—	—	—	$60,000
Travis Reid	$57,500	—	—	—	—	—	$57,500

(1)
On January 1, 2009, the Company elected Philip H. Loughlin to the Company's Board of Directors, effective January 1, 2009. Mr. Loughlin fills the vacancy created by the resignation of John Connaughton on January 1, 2009, who had served as a director since January 2006.

(2)
On March 16, 2009, Michael R. Hannon resigned from his position as a member of the Company's Board of Directors. On April 13, 2009 the Company elected Dr. Dana B. Ardi to the Company's Board of Directors. Dr. Ardi fills the vacancy created by the resignation of Mr. Hannon.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of fiscal 2009, except for Mr. Philip Loughlin who fills the vacancy created by the resignation of Mr. John Connaughton on January 1, 2009. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving on our Board of Directors or on the Compensation Committee during the fiscal year ended April 2, 2009.

Equity Compensation Plan Information

        The following is a summary of securities authorized for issuance under Parent's equity compensation plans as of April 2, 2009.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average of exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	26,811.1680905	$391.43	14,111.7042495
Equity compensation plans not approved by security holders	—	—	—

Total	26,811.1680905	$391.43	14,111.7042495

(1)
These shares are available under the 2004 Stock Option Plan of Parent. The number of shares shown is as of April 2, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the issued and outstanding capital stock of AMCE is owned by Holdings, and all of the issued and outstanding capital stock of Holdings is owned by Parent. Parent has common stock issued and outstanding. The table below sets forth certain information regarding beneficial ownership of the common stock of Parent held by (i) each of its directors and executive officers who own shares of common stock of Parent, (ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of Parent common stock. Parent believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent as beneficially owned by them, except as otherwise noted.

        The following table sets forth certain information regarding beneficial ownership of Parent capital stock as of May 8, 2009, with respect to:

  •
  each person or group of affiliated persons known by Parent to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

  •
  each of Parent's directors and nominees;

  •
  each of our Named Executive Officers; and

  •
  all directors and executive officers as a group.

Name and Address	Shares of Class A-1 Common Stock		Shares of Class A-2 Common Stock		Shares of Class N Common Stock	Shares of Class L-1 Common Stock	Shares of Class L-1 Common Stock	Percentage of Ownership
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)	249,225.00	(2)	249,225.00	(2)	—	—	—	38.98%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	249,225.00	(4)	249,225.00	(4)	—	—	—	38.98%
Bain Capital Investors, LLC and Related Funds(5)(6)	—		—		—	96,743.45	96,743.45	15.13%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)	—		—		—	96,743.45	96,743.45	15.13%
Spectrum Equity Investors IV. L.P. and Related Funds(9)(10)	—		—		—	62,598.71	62,598.71	9.79%
Gerardo I. Lopez(11)	—		—		385.86	—	—	*
Craig R. Ramsey(11)(12)	—		—		153.00	—	—	*
John D. McDonald(11)(13)	—		—		127.00	—	—	*
Kevin M. Connor(11)(14)	—		—		51.00	—	—	*
Mark A. McDonald(11)(15)	—		—		102.00	—	—	*
Dr. Dana B. Ardi(1)	—		—		—	—	—	*
Stephen P. Murray(1)	—		—		—	—	—	*
Stan Parker(16)	—		—		—	—	—	*
Aaron J. Stone(16)	—		—		—	—	—	*
Philip H. Loughlin(5)(6)	—		—		—	—	—	*
Eliot P. S. Merrill(7)	—		—		—	—	—	*
Kevin Maroni(9)(10)	—		—		—	—	—	*
Travis Reid(11)(17)	—		—		728.77	—	—	*
All directors and executive officers as a group (17 persons)	—		—		10,332.21	—	—	*

*
less than 1%

(1)
Represents 18,012.61 shares of Class A-1 common stock and 18,012.61 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors, L.P., 7,712.95 shares of Class A-1 common stock and 7,712.95 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P.,

  1,011.31 shares of Class A-1 common stock and 1,011.31 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P., 2,767.70 shares of Class A-1 common stock and 2,767.70 shares of Class A-2 common stock owned by AMCE (Ginger), L.P., 1,330.19 shares of Class A-1 common stock and 1,330.19 shares of Class A-2 common stock owned by AMCE (Luke), L.P., 2,881.66 shares of Class A-1 common stock and 2,881.66 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P., 3,217.09 shares of Class A-1 common stock and 3,217.09 shares of Class A-2 common stock owned by AMCE (Scarlett), L.P., 12,661.15 shares of Class A-1 common stock and 12,661.15 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., 1,253.55 shares of Class A-1 common stock and 1,253.55 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P., 7,260.06 shares of Class A-1 common stock and 7,260.06 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and 75,141.71 shares of Class A-1 common stock and 75,141.71 shares of Class A-2 common stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA.

  Mr. Stephen P. Murray is a Managing Director and Managing Director, President and Chief Executive Officer, respectively, of CCMP Capital Advisors, LLC a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Dr. Dana B. Ardi is the Managing Director and Founder of Corporate Anthropology Advisors, LLC, a consulting company that provides human capital advisory and innovative solutions that build value through organizational design and people development. Through her company, Dr. Ardi has taken the role of Executive Advisor to CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC a private equity division of JPMorgan Chase & Co. Each of Dr. Ardi and Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities, except to the extent of his pecuniary interest therein. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Dr. Ardi is 211 Central Park West, New York, New York 10024. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Parent's board of directors.

(3)
Represents shares owned by the following group of investment funds: (i) 114,328.50 shares of Class A-1 common stock and 114,328.50 shares of Class A-2 common stock owned by Apollo Investment Fund V, L.P.; (ii) 14,997.29 shares of Class A-1 common stock and 14,997.29 shares of Class A-2 common stock owned by Apollo Overseas Partners V, L.P.; (iii) 1,572.35 shares of Class A-1 common stock and 1,572.35 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv) 1,108.64 shares of Class A-1 common stock and 1,108.64 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v) 1,243.22 shares of Class A-1 common stock and 1,243.22 shares of Class A-2 common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo

  Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

  Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Parent's board of directors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i) 64,255.29 shares of Class L-1 common stock and 64,255.29 shares of Class L-2 common stock owned by Bain Capital (Loews) I Partnership, whose administrative member is Bain Capital (Loews) L, L.L.C., whose general partners are Bain Capital (Loews) A Partnership, Bain Capital (Loews) L Partnership and Bain Capital (Loews) P Partnership, each of whose general partners are (x) Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (y) Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI and (ii) 32,488.16 shares of Class L-1 common stock and 32,488.16 shares of Class L-2 common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

  BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I Partnership and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, Edward W. Conard, John P. Connaughton, Paul B. Edgerley, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i) 91,610.60 shares of Class L-1 common stock and 91,610.60 shares of Class L-2 common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 5,132.86 shares of Class L-1 common stock and 5,132.86 shares of Class L-2 common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Mr. Merrill is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Merrill expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Merrill and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three- person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i) 61,503.23 shares of Class L-1 common stock and 61,503.23 shares of Class L-2 common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 363.07 shares of Class L-1 common stock and 363.07 shares of Class L-2 common stock owned by Spectrum Equity Investors

  Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 732.40 shares of Class L-1 common stock and 732.40 shares of Class L-2 common stock owned by Spectrum IV Investment Managers' Fund, L.P. Kevin Maroni is a Senior Managing Director of Spectrum and disclaims beneficial ownership of any shares beneficially owned by Spectrum. The address of Mr. Maroni and Spectrum Equity Investors is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

  SpectrumEquity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Holdings, Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes 3,273.829784 shares underlying options.

(13)
Includes 1,636.914896 shares underlying options.

(14)
Includes 1,636.914896 shares underlying options.

(15)
Includes 1,636.914896 shares underlying options.

(16)
Although each of Messrs Parker and Stone may be deemed a beneficial owner of shares of Holdings beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messers, Parker and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(17)
Includes 600 shares underlying options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company seeks to ensure that all transactions with related parties are fair, reasonable and in their best interest. In this regard, generally the board of directors or one of the committees reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions was on terms at least as favorable to it as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since March 31, 2006 or which involve obligations that remain outstanding as of April 2, 2009.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.839%); Apollo (20.839%); Bain Capital Partners (15.13%); The Carlyle Group (15.13%); Spectrum Equity Investors (9.79%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.91%); Co-Investment Partners, L.P. (3.91%); Caisse de Depot et Placement du Quebec (3.128%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.737%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.134%)(1).

(1)
All percentage ownerships are approximate.

        For a description of certain employment agreements between us and Messrs. Gerardo I. Lopez, John D. McDonald, Craig R. Ramsey, Kevin M. Connor and Mark A. McDonald see "Management—Executive Compensation."

Governance Agreements

        In connection with the holdco merger, Parent, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Parent's stockholders with respect to voting, governance and ownership and transfer of the stock of Parent, including an Amended and Restated Certificate of Incorporation of Parent, a Stockholders Agreement, a Voting Agreement among Parent and the former continuing stockholders of Holdings, a Voting Agreement among Parent and the BCS Investors and Management Stockholders Agreement among Parent and certain members of management of Parent who are stockholders of Parent (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent, Holdings and the Company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Parent, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Parent, Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

        The Voting Agreement among Parent, and the former continuing stockholders of Holdings provides that, until the fifth anniversary of the holdco merger ("Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the BCS Investors further provide that during the Blockout Period, the BCS Investors will generally vote their voting shares of capital stocks of Parent on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Parent, Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the "Requisite Stockholder Majority") if at such time they hold at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE (an "IPO"), the Governance Agreements prohibit the Sponsors and the other former stockholders of Parent from transferring any of their interests in Parent, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an IPO, Parent and, in the event Parent does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Parent or us, such Sponsors may elect to require each of the other stockholders of Parent to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Parent held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Parent as a group shall have the right at any time following an IPO to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Fee Agreement

        In connection with the holdco merger, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement, which provides for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, and such time as the Sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Parent of up to $3,500,000 for fees payable by Parent in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Continuing Service Agreement with Travis Reid

        In connection with the termination of his current employment agreement with Loews, the Company paid Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, paid him a lump sum payment of $1,575,000, and provided outplacement assistance and automobile benefits through December 31, 2006 and granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. In June 2007, the option was assumed by Parent, and the option is subject to other terms and conditions substantially similar to the terms of options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three equal installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Parent, Holdings or AMCE if provided for by the Compensation Committee. In addition, in order to facilitate integration following the Mergers, the Company entered into an agreement with Mr. Reid, whereby Mr. Reid provided certain transitional consulting services to the Company and reported to Mr. Peter C. Brown, our Chief Executive Officer. Pursuant to the continuing service agreement, which terminated in February 2007, the Company paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for the final five months. The continuing service agreement terminated in February 2007 and the final severance payment to Mr. Reid was made during fiscal 2008.

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid is a member of the Company's Board of Directors.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, Holdings granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of Holdings options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three equal installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Holdings or AMCE if provided for by the Holdings Compensation Committee.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006 AMC Entertainment Inc. sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes.

AMCE Dividend to Holdings

        On April 3, 2008 the Company declared and made distributions to Holdings in the amount of $21,830,000 which has been recorded by the Company as a reduction to additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount Notes due 2014 of $14,447,700. In connection with the holdco merger, AMCE paid a dividend to Holdings of $275,000,000 which has been recorded by the Company as a reduction to additional paid-in capital.

        During fiscal 2009, AMCE used cash on hand to pay dividend distributions to Holdings in an aggregate amount of $35,989,000. Holdings and Parent used the available funds to make cash interest payments on the 12% Senior Discount Notes due 2014, repurchase treasury stock and make payments related to the liability classified options, and pay corporate overhead expenses incurred in the ordinary course of business.

Subsequent Event—Dividend to Holdings

        During April and May of 2009, AMCE made dividend payments to its stockholder Holdings and Holdings made dividend payments to its stockholder Parent totaling $300,000,000. Parent made payments to purchase term loans and reduced the principal balance of the Parent Term Loan Facility to $226,261,000 with a portion of the dividend proceeds.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our indebtedness.

Senior Secured Credit Facility

        The senior secured credit facility is being provided by a syndicate of banks and other financial institutions and provides financing of up to $850.0 million, consisting of a:

  •
  $650.0 million term loan facility with a maturity of seven years; and

  •
  $200.0 million revolving credit facility with a maturity of six years.

        The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the initial applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facility, we were required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). We also paid customary letter of credit fees.

Prepayments

        The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after our first full fiscal year after the closing, 50% of our excess cash flow if our net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facility.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of our domestic subsidiaries and 65% of the equity interests of our "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of our tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing our subordinated indebtedness, including the notes;

  •
  change the business conducted by us and our subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires us, commencing with fiscal quarter ended September 28, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

8% Senior Subordinated Notes Due 2014 and 11% Senior Subordinated Notes Due 2016

        On February 24, 2004, we sold $300.0 million aggregate principal amount of our 8% senior subordinated notes due 2014, or the Notes due 2014. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September of each year. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the indenture for the Notes due 2014). The Notes due 2014 rank equally with the Notes due 2016.

        On January 26, 2006, we sold $325.0 million aggregate principal amount of our 11% senior subordinated notes due 2016 or the Notes due 2016. The Notes due 2016 bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The Notes due 2016 are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date. The Notes due 2016 are unsecured and are subordinated to all of our existing and future senior indebtedness (as defined in the indenture governing the Notes due 2016). The Notes due 2016 rank equally with its Notes due 2014.

        The indentures relating to the Notes due 2014 and the Notes due 2016, or collectively, the Existing Notes, allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our existing senior secured credit facility. The indentures also allow us to incur additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event and after giving effect thereto on a pro forma basis.

        The indentures relating to the Existing Notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets, and require us to make an offer to purchase such notes upon the occurrence of a change in control, as defined in the indentures. These covenants are substantially similar to the covenants governing the notes offered hereby and the covenant limitations in all the indentures are subject to a number of important qualifications. The indentures do not impose any limitation on the incurrence by us of liabilities that are not considered "indebtedness" under the indentures, such as certain sale/leaseback transactions; nor do the note indentures impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined in the indentures). Furthermore, we are not restricted from making advances to, or investing in, other entities (including unaffiliated entities) and our subsidiaries are not restricted from entering into agreements restricting their ability to pay dividends or otherwise transfer funds to us.

        The indentures relating to the Notes due 2014 and the Notes due 2016, or collectively, the Existing Subordinated Notes, also contain provisions subordinating our obligations under those notes to our obligations under our existing senior secured credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under our existing senior secured credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under our existing senior secured credit facility. If there is a payment default under our senior secured credit facility or other senior indebtedness, generally no payment may be made on any of the Existing Subordinated Notes until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under our senior secured credit facility, or with respect to designated senior indebtedness (as defined), if any, that would permit the lenders to accelerate the maturity date of our existing senior secured credit facility or any such designated senior indebtedness, no payment may be made on the Existing Subordinated Notes for a period (a "payment blockage period") commencing upon the receipt by the indenture trustees for the Existing Subordinated Notes of notice of such default and ending up to 179 days thereafter. Not more than one payment blockage period may be commenced during any period of 365 consecutive days. Our failure to make payment on any series of Existing Subordinated Notes when due or within any applicable grace period, whether or not occurring under a payment blockage period, will be an event of default with respect to such Existing Subordinated Notes.

Holdings' Holdco Notes

        On August 18, 2004, Holdings issued 12% senior unsecured discount notes due 2014 (the "Holdco Notes"), resulting in gross proceeds of $169.9 million of which $166.6 million was contributed by Holdings as equity to AMCE. The indenture governing the Holdco Notes contains covenants substantially similar to those governing the notes. Neither AMCE nor any of its subsidiaries have guaranteed the indebtedness of Holdings nor have AMCE or any of its subsidiaries pledged any of AMCE assets as collateral.

        Holdings commenced paying cash interest on the Holdco Notes on August 16, 2007 and made its first semi-annual interest payment on February 15, 2008 at which time the principal became fixed at $240,795,000.

Parent Term Loan Facility

        On June 13, 2007, our Parent entered into a $400,000,000 credit agreement, the Parent Term Loan Facility, for net proceeds of $396,000,000, to help finance the dividend paid by Parent to its stockholders of $652,800,000 during fiscal year 2008. The Parent Term Loan Facility is neither guaranteed by, nor secured by the assets of, AMCE or our subsidiaries.

DESCRIPTION OF EXCHANGE NOTES

General

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the issuer," and the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries.

        The Company issued $600.0 million in aggregate principal amount of 8.75% senior notes due 2019 under an indenture dated June 9, 2009 (as amended and restated from time to time, the "Indenture"), between itself, the guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee").

        The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. References to the "notes" refer to both the original notes and exchange notes.

        The following description is only a summary of the material provisions of the Indenture and Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because those agreements, not this description, define your rights as holders of the notes. You may request copies of the Indenture and Registration Rights Agreement at our address set forth address indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

        The notes:

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  are general unsecured senior obligations of the Company;

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  rank senior in right of payment to any existing and future Subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes;

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  are equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are effectively subordinated to any secured Indebtedness of the Company, including Indebtedness under the Credit Facility, as to the assets securing such Indebtedness; and

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  fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors;

        The Guarantees:

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  are general unsecured senior obligations of such Guarantor;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Guarantors, including their Guarantees of the Existing Senior Subordinated Notes;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Guarantors, without giving effect to collateral arrangements; and

  •
  are effectively subordinated to any secured Indebtedness of the Guarantors, including Guarantees of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

Principal, Maturity and Interest

        The notes will mature on June 1, 2019. We initially issued $600.0 million of original notes now and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 8.75% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2009. We will pay interest to those persons who were holders of record at the close of business on or next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Any additional interest payable as a result of any such increase in interest rate is referred to as "Special Interest."

Ranking

        The notes are our general unsecured obligations and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes, including the Existing Subordinated Notes. The notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our secured Indebtedness, including the Indebtedness under the Credit Facility, to the extent of the value of the assets that secure such Indebtedness, and the liabilities of our non-guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other secured Indebtedness, the assets of the Company and the Guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Agreement and other secured Indebtedness has been repaid in full from such assets.

        All of the Company's operations are conducted through its subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries accounted for $19.0 million or 0.8% of our total revenues for the 52 weeks ended April 2, 2009, $143.9 million, or 3.8%, of our total assets and $30.5 million, or 1.0%, of our total liabilities, in each case, as of April 2, 2009.

        See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Our substantial debt could adversely affect our operations and your investment in the notes," and "—If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us."

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to June 1, 2014 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on June 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2014	104.375%
2015	102.917%
2016	101.458%
2017 and thereafter	100.000%

        Prior to June 1, 2012, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, each of the following conditions are satisfied: (1) the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00 (such condition not being applicable to the Incurrence of Permitted Indebtedness); and (2) with respect to the Incurrence of Senior Indebtedness, the Company's Senior Leverage Ratio is less than or equal to 3.50 to 1.00 (such condition not being applicable to the Incurrence of Permitted Senior Indebtedness).

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness and/or Permitted Senior Indebtedness or is entitled to be Incurred pursuant to the ratios set forth in the immediately preceding paragraph, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (6) of the next succeeding paragraph) declared or made after January 26, 2006 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 1.70 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on April 2, 2009); plus

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

  Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Consolidated Indebtedness" and that in each case constitutes Refinancing Indebtedness;

          (5)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (6)   make Restricted Payments in amounts equal to:

            (a)   the amounts required for any direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit any direct or indirect parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any such parent and the Company;

          (7)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes offered hereby and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer;

          (8)   the payment of dividends on the Company's common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity's common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company's (or such direct or indirect parent's) common stock registered on Form S-4 or Form S-8; and

          (9)   make other Restricted Payments in an aggregate amount not to exceed $350.0 million.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this prospectus under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Liens.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Facility, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior unsecured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. The exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

        (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

        (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "AMCE Holdings Term Loans" means the term loans under the credit agreement, dated as of June 13, 2007, by and among AMC Entertainment Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties named therein.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherland B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (6)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the Notes;

provided, however, that corporate overhead expenses payable by Holdings described in clause 6(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at

    the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

                (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

               (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Agreement" means that certain Credit Agreement, dated January 26, 2006, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" means the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing AMCE Senior Notes and the Existing AMCE Senior Subordinated Notes.

        "Existing AMCE Senior Notes" means the Company's 8 5/8% Senior Notes due 2012.

        "Existing AMCE Senior Subordinated Notes" means the Company's 8% Senior Subordinated Notes due 2014 and 11% Senior Subordinated Notes due 2016.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Holdings" means Marquee Holdings Inc., the direct parent company of the Company.

        "Holdings Notes" means the 12% Senior Discount Notes due 2014 of Holdings.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means June 9, 2009, the date on which the original notes were issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Senior Indebtedness" of any Person means, as of any date of determination (a) the aggregate amount of Senior Indebtedness of the Company and its Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Net Senior Secured Indebtedness" of any Person means, as of any date of determination, (a) the aggregate amount of Senior Indebtedness secured by a Lien (other than up to $125.0 million of Capital Lease Obligations) of the Company and its Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor"; provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Notes and the Guarantees thereof;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness";

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (16) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be Incurred under the Indenture (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (2) of the definition of Permitted Indebtedness; provided that in each case the Company may elect pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any

  Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this clause (1), to be an Incurrence at such subsequent time;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness does not exceed $85.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that financing lease obligations reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect shall not be subject to this clause (10)(a)); and

            (b)   such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facilities and Liens of the kind referred to in clause (10) above);

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (15) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

          (17) Liens securing the notes and the Subsidiary Guarantees;

          (18) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (21) or (22)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (19) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (20) Liens securing Construction Indebtedness not to exceed $100.0 million;

          (21) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time; and

          (22) other Liens securing Indebtedness in an amount not to exceed $50.0 million in the aggregate at any one time.

        "Permitted Senior Indebtedness" means the following:

          (1)   Senior Indebtedness of the Company under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million and any related Guarantees by the Guarantors;

          (2)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (3)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Senior Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (4)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or Guarantors in accordance with the provisions of the Indenture;

          (5)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (6)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (7)   Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (8)   Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (9)   Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

          (10) Letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time; and

          (11) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (10) above which, together with any other Indebtedness Incurred pursuant to this clause (11), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors, and the initial purchasers entered into on the Issue Date regarding the notes and any similar registration rights agreements executed in connection with an offering of any additional notes.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 2, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the Existing Notes.

        "Senior Leverage Ratio," as of any date of determination, means the ratio of:

          (1)   the sum of the aggregate outstanding Net Senior Indebtedness of the Company and its Subsidiaries as of the date of calculation less cash and Cash Equivalents of the Company and its Subsidiaries as of the date of calculation, in each case on a consolidated basis in accordance with GAAP to

          (2)   Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of such determination;

  provided, however, that if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

                (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

               (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Senior Secured Leverage Ratio" of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred;

provided, however, that if the Company or any Subsidiary:

          (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

             (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

  and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offers; Registration Rights"

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture

("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults; or

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this exchange offer. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        To ensure compliance with Internal Revenue Service Circular 230, holders are hereby notified that any discussion of tax matters set forth in the this offering memorandum was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

General

        The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

        Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange original notes for exchange notes in the exchange offer and who hold the original notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. holder" means a beneficial owner of a note and is, for U.S. federal income tax purposes: (i) an individual resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust.

        This summary does not represent a detailed description of the U.S. federal income and tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes.

        Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offer

        The exchange by any holder of an original note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder's tax basis in an exchange will be the same as such holder's tax basis in the original note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the original notes.

 PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        2009, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued are being passed upon for us by O'Melveny & Myers LLP, New York, New York.

EXPERTS

        The financial statements as of April 2, 2009 and April 3, 2008 and for each of the three years in the period ended April 2, 2009 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of National CineMedia, LLC, as of January 1, 2009 and December 27, 2007 and for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also included herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

        We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

AMC ENTERTAINMENT INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm to the Board of Directors and Stockholder of AMC Entertainment Inc.	F-2
Audited Consolidated Financial Statements of AMC Entertainment Inc.
Consolidated Statements of Operations for the 52-week period ended April 2, 2009, the 53-week period ended April 3, 2008 and the 52-week period ended March 29, 2007	F-3
Consolidated Balance Sheets as of April 2, 2009 and April 3, 2008 and Pro Forma Consolidated Balance Sheet as of April 2, 2009	F-4
Consolidated Statements of Cash Flows for 52-week period ended April 2, 2009, the 53-week period ended April 3, 2008 and the 52-week period ended March 29, 2007	F-5
Consolidated Statement of Stockholder's Equity	F-6
Notes to Audited Consolidated Financial Statements of AMC Entertainment Inc.	F-7
Report of Independent Registered Public Accounting Firm to the Board of Directors and Members of National CineMedia, LLC	F-72
Audited Financial Statements of National CineMedia, LLC
Balance sheets as of January 1, 2009 and December 27, 2007	F-73

Statements of Operation for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007 and the year ended December 28, 2006

F-74
Statement of Members' Equity	F-75

Statements of Cash Flows for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007 and the year ended December 28, 2006

F-76
Notes to Audited Financial Statements of National CineMedia, LLC	F-77

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries (the "Company"), at April 2, 2009 and April 3, 2008, and the results of their operations and their cash flows for the 52 week period ended April 2, 2009, the 53 week period ended April 3, 2008 and the 52 week period ended March 29, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 10, the Company changed the manner in which it accounts for uncertain tax positions in fiscal 2008.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
May 21, 2009

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Revenues
Admissions	$1,580,328	$1,615,606	$1,576,924
Concessions	626,251	648,330	631,924
Other theatre	58,908	69,108	94,374

Total revenues	2,265,487	2,333,044	2,303,222

Costs and Expenses
Film exhibition costs	827,785	841,641	820,865
Concession costs	67,779	69,597	66,614
Operating expense	589,376	607,588	579,123
Rent	448,803	439,389	428,044
General and administrative:
Merger, acquisition and transaction costs	650	3,739	9,996
Management fee	5,000	5,000	5,000
Other	53,628	39,102	45,860
Preopening expense	5,421	7,130	4,776
Theatre and other closure expense (income)	(2,262)	(20,970)	9,011
Depreciation and amortization	201,413	222,111	228,437
Impairment of long-lived assets	73,547	8,933	10,686
Disposition of assets and other gains	(1,642)	(2,408)	(11,183)

Total costs and expenses	2,269,498	2,220,852	2,197,229

Other expense (income)
Other income	(14,139)	(12,932)	(10,267)
Interest expense
Corporate borrowings	115,757	131,157	188,809
Capital and financing lease obligations	5,990	6,505	4,669
Equity in earnings of non-consolidated entities	(24,823)	(43,019)	(233,704)
Investment income	(1,696)	(23,782)	(17,385)

Total other expense (income)	81,089	57,929	(67,878)

Earnings (loss) from continuing operations before income taxes	(85,100)	54,263	173,871
Income tax provision	5,800	12,620	39,046

Earnings (loss) from continuing operations	(90,900)	41,643	134,825
Earnings (loss) from discontinued operations, net of income taxes	9,728	1,802	(746)

Net earnings (loss)	$(81,172)	$43,445	$134,079

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	April 2, 2009	April 3, 2008
Assets
Current assets:
Cash and equivalents	$534,009	$106,181
Receivables, net of allowance for doubtful accounts of $1,355 and $1,597 as of April 2, 2009 and April 3, 2008, respectively	29,782	46,844
Other current assets	80,919	74,166

Total current assets	644,710	227,191
Property, net	964,668	1,250,406
Intangible assets, net	162,366	206,674
Goodwill	1,814,738	2,048,865
Other long-term assets	139,115	111,846
Non-current assets held for sale	—	2,300

Total assets	$3,725,597	$3,847,282

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$155,553	$177,354
Accrued expenses and other liabilities	98,298	114,596
Deferred revenues and income	121,628	134,560
Current maturities of corporate borrowings and capital and financing lease obligations	9,923	20,753

Total current liabilities	385,402	447,263
Corporate borrowings	1,681,441	1,598,534
Capital and financing lease obligations	57,286	66,368
Deferred revenues for exhibitor services agreement	253,164	250,312
Other long-term liabilities	308,701	351,310

Total liabilities	2,685,994	2,713,787

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued as of April 2, 2009 and April 3, 2008 with 1¢ par value	—	—
Additional paid-in capital	1,157,284	1,190,651
Accumulated other comprehensive income (loss)	17,061	(3,668)
Accumulated deficit	(134,742)	(53,488)

Total stockholder's equity	1,039,603	1,133,495

Total liabilities and stockholder's equity	$3,725,597	$3,847,282

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Cash flows from operating activities:
Net earnings (loss)	$(81,172)	$43,445	$134,079
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	222,483	251,194	257,017
Non-cash portion of stock-based compensation	2,622	207	10,568
Non-cash portion of pension and postretirement (income) expense	(1,890)	1,461	(4,454)
Impairment of long-lived assets	73,547	8,933	10,686
Deferred income taxes	400	8,400	30,000
Write-off of unamortized premium and issuance costs related to early extinguishment of debt	—	—	(11,304)
Increase in deferred revenues from NCM ESA	—	—	231,308
Gain on disposition of Cinemex	(14,772)	—	—
Excess distributions/(Equity in earnings losses from investments, net of distributions)	6,600	(18,354)	(233,704)
Disposition of assets and other gains	(2,265)	(16,152)	(729)
Change in assets and liabilities, net of effects from acquisitions:
Receivables	9,010	10,389	3,375
Other assets	(2,861)	(39,972)	(3,682)
Accounts payable	20,423	5,906	3,448
Accrued expenses and other liabilities	(20,081)	(25,896)	(9,378)
Other, net	(11,343)	(9,353)	521

Net cash provided by operating activities	200,701	220,208	417,751

Cash flows from investing activities:
Capital expenditures, net	(104,704)	(151,676)	(138,739)
Construction project costs reimbursable by landlord	—	(2,138)	(9,726)
NCM Distribution	—	—	285,814
Proceeds from restricted cash	—	1,513	—
Proceeds on disposition of Fandango	2,383	17,977	—
Proceeds on disposition of HGCSA	—	28,682	—
Proceeds on disposition of Cinemex, net of cash disposed	224,378	—	—
Proceeds on disposition of Iberia	—	—	35,446
LCE screen integration	(4,700)	(11,201)	—
Proceeds from disposition of long-term assets	—	175	116,439
Software licensing and development	(16,752)	(19,424)	(4,703)
Other, net	320	(3,313)	(562)

Net cash provided by (used in) investing activities	100,925	(139,405)	283,969

Cash flows from financing activities:
Repurchase of senior secured floating rate notes due 2010	—	—	(205,000)
Repurchase of notes due 2011	—	—	(212,811)
Repurchase of notes due 2012	—	—	(175,000)
Payments on Term Loan B	(6,500)	(8,125)	(6,500)
Principal payments under mortgages and capital and financing lease obligations	(3,452)	(6,070)	(3,848)
Deferred financing costs	(525)	—	(2,606)
Change in construction payables	(9,331)	13,586	(7,466)
Borrowing under Revolver credit facility	185,000	—	—
(Repayment of) borrowing under Cinemex credit facility	—	(12,100)	2,100
Dividends paid to Marquee Holdings Inc.	(35,989)	(293,551)	—
Proceeds from financing lease obligations	—	16,872	—

Net cash provided by (used in) financing activities	129,203	(289,388)	(611,131)
Effect of exchange rate changes on cash and equivalents	(3,001)	(2,397)	(3,541)

Net increase (decrease) in cash and equivalents	427,828	(210,982)	87,048
Cash and equivalents at beginning of year	106,181	317,163	230,115

Cash and equivalents at end of year	$534,009	$106,181	$317,163

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $415, $1,114, and $1,760 during periods 2009, 2008, and 2007, respectively)	$125,935	$146,855	$210,284
Income taxes, net	16,731	17,064	897
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$—	$4,600	$8,199
Dividend to Holdings	—	3,279	—
Investment in NCM (See Note 5—Investments)	5,453	21,598	—

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital			Total Stockholder's Equity
(In thousands, except share and per share data)	Shares	Amount
March 30, 2006 through April 2, 2009
Balance, March 30, 2006	1	$—	$1,480,206	$(10,658)	$(225,639)	$1,243,909
Comprehensive earnings:
Net earnings	—	—	—	—	134,079	134,079
Foreign currency translation adjustment	—	—	—	(5,037)	—	(5,037)
Additional minimum pension liability	—	—	—	(139)	—	(139)
Unrealized loss on Cinemex swap agreements	—	—	—	(560)	—	(560)
Unrealized gain on Cinemex lease agreements	—	—	—	80	—	80
Unrealized gain on marketable securities	—	—	—	339	—	339

Comprehensive earnings						128,762
Adjustment for adoption of SFAS No. 158	—	—	—	12,141	—	12,141
Stock-based compensation—options	—	—	10,568	—	—	10,568
Purchase price adjustment of fair value of Common Stock issued for Merger	—	—	(3,500)	—	—	(3,500)

Balance, March 29, 2007	1	—	1,487,274	(3,834)	(91,560)	1,391,880
Comprehensive earnings (loss):
Net earnings	—	—	—	—	43,445	43,445
FIN 48 adoption adjustment	—	—	—	—	(5,373)	(5,373)
Foreign currency translation adjustment	—	—	—	(1,708)	—	(1,708)
Change in fair value of cash flow hedges	—	—	—	(5,507)	—	(5,507)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	1,523	—	1,523
Losses on interest rate swaps reclassified to discontinued operations
Pension and other benefit adjustments	—	—	—	6,532	—	6,532
Unrealized loss on marketable securities	—	—	—	(674)	—	(674)

Comprehensive earnings						38,238
Stock-based compensation—options	—	—	207	—	—	207
Dividends paid to Marquee Holdings Inc.	—	—	(296,830)	—	—	(296,830)

Balance April 3, 2008	1	—	1,190,651	(3,668)	(53,488)	1,133,495
Comprehensive earnings (loss):
Net loss	—	—	—	—	(81,172)	(81,172)
Foreign currency translation adjustment	—	—	—	25,558	—	25,558
Change in fair value of cash flow hedges	—	—	—	(1,833)	—	(1,833)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	5,230	—	5,230
Pension and other benefit adjustments	—	—	—	(8,117)	—	(8,117)
Unrealized loss on marketable securities	—	—	—	(109)	—	(109)

Comprehensive loss						(60,443)
SFAS 158 adoption adjustment	—	—	—	—	(82)	(82)
Stock-based compensation—options	—	—	2,622	—	—	2,622
Dividends paid to Marquee Holdings, Inc.	—	—	(35,989)	—	—	(35,989)

Balance April 2, 2009	1	$—	$1,157,284	$17,061	$(134,742)	$1,039,603

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiary, and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States, Canada, China (Hong Kong), France and the United Kingdom. The Company discontinued its operations in Spain and Portugal during the third quarter of fiscal 2007 and discontinued its operations in Mexico during the third quarter of fiscal 2009. The Company's theatrical exhibition business is conducted through AMC and its subsidiaries and AMCEI.

        Marquee Holdings Inc. ("Holdings"), the Parent of AMCE, is a holding company with no operations of its own and has no ability to service interest or principal on the 12% Senior Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the 8 5/8% Senior Notes due 2012, the Existing Subordinated Notes and the amended credit facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly- owned subsidiary of AMC Entertainment Holdings, Inc. ("Parent"), merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into the right to receive a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to Holdings' stockholders. See Note 7—Corporate Borrowings and Capital and Financing Lease Obligations and Note 9—Stockholder's Equity.

        Discontinued Operations:    The results of operations for the Company's discontinued operations have been eliminated from the Company's continuing operations and classified as discontinued operations for each period presented within the Company's Consolidated Statements of Operations. See Note 2—Discontinued Operations.

        Assets held for Sale:    The Company classified certain real estate as available for sale based on an active marketing program to sell the assets, which are recorded in noncurrent assets held for sale. These assets were disposed of during fiscal 2009.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Goodwill, (3) Income Taxes, (4) Theatre and Other Closure Expense (Income), (5) Casualty Insurance, (6) Pension and Post Retirement Assumptions, (7) Film Exhibition Costs and (8) Acquisitions. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 2008 reflects a 53 week period, while fiscal 2009 and fiscal 2007 reflect 52 week periods.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets (no revenue or income recognition for non-presentment) until such time as the items are redeemed or management believes future redemption to be remote. During fiscal 2008, management changed its estimate of when it believes future redemption to be remote for discounted theatre tickets from 24 months from the date of sale to 18 months from the date of sale. During fiscal 2009, management changed its estimate of redemption rates for packaged tickets. Management believes the 18 month estimate and revised redemption rates are supported by its continued development of redemption history and that they are reflective of management's current best estimate. These changes in estimate had the effect of increasing other revenues and earnings from continuing operations by approximately $4,200,000 and $2,600,000, respectively, during fiscal 2008 and by approximately $2,600,000 and $1,600,000, respectively, during fiscal 2009. The Company recognizes revenues related to on-screen advertising pursuant to the specific terms of its Exhibitor Services Agreement with National CineMedia, LLC. During the periods ended April 2, 2009, April 3, 2008, and March 29, 2007, the Company recognized $14,139,000, $11,289,000, and $10,992,000 of income, respectively, related to the derecognition of gift card liabilities where management believes future redemption to be remote which was recorded in other expense (income) in the Consolidated Statements of Operations.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. As of April 2, 2009 and April 3, 2008, the Company recorded film payables of $60,286,000 and $44,028,000, respectively. The Company recorded film exhibition costs of $827,785,000, $841,641,000, and $820,865,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively.

        Concession Costs:    The Company records payments from vendors as a reduction of concession costs when earned unless it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. In the latter instance revenue is recorded when and if the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Screen Advertising:    On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCM in other theatre revenues. The Company contributed fixed assets and exhibitor agreements of its cinema screen advertising subsidiary to NCM. The Company also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to its investment in NCM. In consideration of the contributions described above, NCM issued a 37% interest in its Class A units to the Company. Since that date, the Company's interest in NCM has declined to 18.53% primarily due to the entry of new investors.

        Loyalty Program:    The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards are earned. Historically, the costs of these awards have not been significant.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $18,112,000, $20,825,000 and $21,385,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively.

        Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of April 2, 2009 and April 3. 2008 was $55,302,000 and $55,246,000, respectively. All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents.

        Property:    Property is recorded at cost or fair value, in the case of property resulting from the acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are comprised of lease rights, amounts assigned to theatre leases

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquired under favorable terms, customer relationship intangible assets, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC Trademark intangible asset associated with the merger with Marquee. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC Trademark intangible asset is considered an indefinite lived intangible asset, and therefore not amortized, but rather evaluated for impairment annually. In fiscal 2009, the Company impaired a favorable lease intangible asset in the amount of $1,364,000 (See Impairment of Long-Lived Assets).

        Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings and losses of those entities accounted for following the equity method of accounting within equity in (earnings) losses of non-consolidated entities in its consolidated statements of operations. The Company follows the guidance in EITF 03-16 Accounting for Investments in Limited Liability Companies which prescribes the use of the equity method for investments that are not considered to be minor in Limited Liability Companies that maintain specific ownership accounts. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in (earnings) losses of non-consolidated entities, and classifies gains and losses on sales of investments accounted for using the cost method in investment income. As of April 2, 2009, the Company holds an 18.53% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 26% interest in Movietickets.com, a joint venture that provides moviegoers with a convenient way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 33 1/3% interest in Digital Cinema Implementation Partners LLC, a joint venture charged with implementing digital cinema in the Company's theatres; a 50% interest in three theatres that are accounted for following the equity method of accounting; and a 50% interest in Midland Empire Partners, LLC, a joint venture developing live and film entertainment venues in the Power & Light District of Kansas City, Missouri. In February 2007, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. Future equity in earnings from NCM will not be recognized until cumulative earnings exceed the redemption gain or cash distributions of earnings are received. The Company's recorded investments are less than its proportional ownership of the underlying equity in these entities by approximately $1,518,000, excluding NCM. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets or evaluated for impairment. Included in equity in earnings of non-consolidated entities for the fifty-two weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds.

        Acquisitions:    The Company accounts for its acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that the Company estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. The allocation of purchase

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and valuation assessments.

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $1,814,738,000 and $2,048,865,000 as of April 2, 2009 and April 3, 2008, respectively. The Company evaluates goodwill and its trademark for impairment annually as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company's goodwill is recorded in its Theatrical Exhibition operating segment which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value.

        The Company performed an interim impairment analysis during the third quarter of fiscal 2009 as a result of the recent downturns in the current economic operating environment related to the credit and capital market crisis and declines in equity values of publicly traded peer group competitors. While the fair value of the Company's Theatrical Exhibition operations exceed the carrying value at the present time and management does not believe that impairment is probable, the performance of the Company's Theatrical Exhibition operations requires continued improvement in future periods to sustain its carrying value and small changes in certain assumptions can have a significant impact on fair value. In the future, if the carrying value of the Company's reporting unit exceeds the estimated fair value, the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit for purposes of measuring goodwill. As a result of this hypothetical allocation, the carrying value of goodwill could be reduced to the hypothetically recomputed amount. If the performance of the Company's Theatrical Exhibition operations does not continue to improve, a future impairment could result for a portion or all of the goodwill or trademark intangibles noted previously.

        The Company evaluated its enterprise value for fiscal 2009 and 2008 based on a contemporaneous valuation reflecting market conditions as of January 1, 2009 and December 27, 2007, respectively. Two valuation approaches were utilized; the income approach and the market approach. The income approach provides an estimate of the Company's fair value by measuring estimated annual cash flows over a discrete projection period and applying a present value rate to the cash flows. The present value of the cash flows is then added to the present value equivalent of the residual value of the business to arrive at an estimated fair value of the business. The residual value represents the present value of the projected cash flows beyond the discrete projection period. The discount rate is carefully determined

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

using a rate of return deemed appropriate for the risk of achieving the projected cash flows. The market approach used publicly traded peer companies and reported transactions in the industry. Due to market conditions and the relatively few sale transactions, the market approach was used to provide additional support for the value achieved in the income approach.

        Key rates used in the income approach for fiscal 2009 and 2008 follow:

Description	Fiscal 2009	Fiscal 2008
Discount rate	10.0%	8.5%
Market risk premium	6.0%	5.0%
Hypothetical capital structure: Debt/Equity	40%/60%	40%/60%

        The discount rate is an estimate of the weighted average cost of debt and equity capital. The required return on common equity was estimated by adding the risk-free required rate of return, the market risk premium (which is adjusted for the Company's estimated market volatility, or beta), and small stock premium. The discount rate used for fiscal 2008 was 8.5% as compared to the 10.0% discount rate used for the fiscal 2009 impairment test. The higher discount rate was due to a number of factors, such as an increase in corporate bond yields, increase in betas, and increase in market risk premiums, given current market conditions.

        The aggregate annual cash flows were determined based on management projections on a theatre-by-theatre basis further adjusted by non-theatre cash flows. The projections considered various factors including theatre lease terms, a reduction in attendance, and a reduction in capital investments in new theatres, given current market conditions and the resulting difficulty with obtaining contracts for new-builds. Because Cinemex was sold in December 2008, cash flows for the fiscal 2009 study did not include results from Cinemex. Cash flows were projected through fiscal 2015 and assumed revenues would increase approximately 1.7% annually primarily due to projected increases in ticket and concession pricing. The residual value is a function of the estimated cash flow for fiscal 2016 divided by a capitalization rate (discount rate less long-term growth rate of 2%) then discounted back to represent the present value of the cash flows beyond the discrete projection period.

        Since the expectations of the average investor are not directly observable, the market risk premium must be inferred. One approach is to use the long-run historical arithmetic average premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5.0% to 8.0%. Another approach is to look at projected rates of return obtained from analysts who follow the stock market. Again, this approach will lead to differing estimates depending upon the source. The published expected returns from firms such as Merrill Lynch, Value Line, and Greenwich Associates collectively tend to indicate a premium in a range of 3.0% to 5.0%. Under normal market conditions, the Company utilized a market risk premium of 5.0%; however, given the current economic conditions, a market risk premium of 6.0% was used for fiscal 2009.

        There was no goodwill impairment as of April 2, 2009. During the fourth fiscal quarter of 2009 the equity values of the Company's publicly traded peer group competitors increased by approximately 40% from the third fiscal quarter ended on January 1, 2009. Based on the results of the study conducted as

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the end of the third quarter of fiscal 2009, the indicated fair value of the Company exceeded the book value by 1.2%.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and capitalized computer software, which is amortized over the estimated useful life of the software.

        Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

        Theatre and Other Closure Expense (Income):    Theatre and other closure expense (income) is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company's closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense relates to changes in the Company's theatre closure liability due to the passage of time where the Company has based its expected payments to landlords on discounted amounts and is a component of theatre and other closure expense (income). The Company recorded theatre and other closure expense (income) of $(2,262,000), $(20,970,000), and $9,011,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. The theatre and other closure income recognized in fiscal 2009 was primarily due to the write-off of deferred rent balances on two theatres that were closed on favorable terms. Accrued theatre and other closure expense (income) is generally classified as current based upon management's intention to negotiate termination of the related lease obligations within one year. See Note 14—Theatre and Other Closure and Disposition of Assets.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises which is generally a date prior to the "lease commencement date" contained in the lease agreements.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreement. Rent expense related to the "rent holiday" is recorded as a component of preopening expense until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in SFAS 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $31,970,000 and $39,117,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of April 2, 2009 and April 3, 2008, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with Statement of Financial Accounting Standards No. 98, Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

        Impairment of Long-lived Assets:    The Company reviews long-lived assets, including definite-lived intangibles, investments in non-consolidated subsidiaries accounted for under the equity method, marketable equity securities and internal use software for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company identifies impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. The Company reviews internal management reports on a quarterly basis as

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. The Company evaluates theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. We perform our annual impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. The Company performed an interim impairment analysis during the third quarter of fiscal 2009 as a result of the recent downturns in the current economic operating environment related to the credit and capital market crisis. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances with the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was 20% and was based on management's expected return on assets during fiscal 2009.

        There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of the Company's theatres and other long-lived assets, and, accordingly, actual results could vary significantly from such estimates. During fiscal 2009 the Company recognized non-cash impairment losses of $73,547,000 related to theatre fixed assets, internal use software, and assets held for sale. The Company recognized an impairment loss of $65,636,000 on 34 theatres with 520 screens (in California, Canada, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin). Of the theatre charge, $1,365,000 was related to intangible assets, net, and $64,271,000 was related to property, net. The Company recognized an impairment loss on abandonment of internal use software recorded in other long-term assets of $7,125,000 when management determined that the carrying value would not be realized through future use; and adjusted the carrying value of its assets held for sale to reflect the subsequent sales proceeds received in January 2009 and declines in fair value which resulted in an impairment charge of $786,000.

        Additionally, the Company recognized an impairment loss of $2,742,000 recorded in equity in earnings of non-consolidated entities related to an equity method investment in one U.S. motion picture theatre where the estimated fair value based on discounted cash flows was less than the carrying value and recognized an impairment loss of $1,512,000 recorded in investment income related to unrealized losses previously recorded in accumulated other comprehensive income on marketable

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

equity securities related to one of its deferred compensation plans where the Company determined the decline in fair value below historical cost to be other than temporary.

        Impairment losses included in the Consolidated Statements of Operations are as follows:

(In thousands)	52 weeks Ended April 2, 2009	53 weeks Ended April 3, 2008	52 weeks Ended March 29, 2007
Impairment of long-lived assets	$73,547	$8,933	$10,686
Equity in (earnings) losses of non-consolidated entities	2,742	—	—
Investment income	1,512	—	—

Total impairment losses	$77,801	$8,933	$10,686

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings (loss) and have not been material.

        Stock-based Compensation:    AMCE has no stock-based compensation arrangements of its own; however its ultimate parent, AMC Entertainment Holdings, Inc. granted options on 55,457.17873 shares to certain employees during the periods ended March 31, 2005, March 30, 2006 and April 2, 2009. Because the employees to whom the options were granted are employed by AMCE, AMCE has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009. The options granted during fiscal 2006 step vest in equal amounts over three years with final vesting having occurred on December 23, 2008. The options granted during fiscal 2009 step-vest in equal amounts over five years with final vesting occurring on March 6, 2014, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). AMCE has recorded $2,622,000, $207,000 and $10,568,000 of stock-based compensation expense related to these options within general and administrative: other for fiscal 2009, 2008 and 2007, respectively.

        The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements as prescribed by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS 123(R)") and Staff Accounting Bulletin ("SAB") No. 107 and 110, Share-Based Payment, and the Company has valued the options using the Black-Scholes formula. There is no cash impact related to the options included in the Company's Consolidated Statements of Cash Flows.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	April 2, 2009(2)	April 3, 2008(1)	March 29, 2007(1)
Weighted average fair value on grant date	$323.95	$—	$—
Risk-free interest rate	2.6%	—	—
Expected life (years)	6.5	—	—
Expected volatility(3)	35.0%	—	—
Expected dividend yield	—	—	—

(1)
There were no options granted during the years ended April 3, 2008 and March 29, 2007.

(2)
Represents assumptions for stock options granted to certain employees of the Company.

(3)
The Company uses share values of its publicly traded competitor peer group for purposes of calculating volatility.

        Income Taxes:    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        The Company adopted the new requirements of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 ("FIN 48"), in the first quarter of fiscal 2008. As a result of the adoption of FIN 48, the Company recorded a $5,373,000 increase in current deferred tax assets, a $5,373,000 reduction of goodwill, a $5,373,000 current FIN 48 liability and a $5,373,000 charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position of stockholder's accumulated deficit at March 30, 2007. See Note 10—Income Taxes.

        AMCE entered into a tax sharing agreement with Holdings under which AMCE agreed to make cash payments to Holdings to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to AMCE or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Holdings' legal existence.

        Casualty Insurance:    The Company is self-insured for general liability up to $500,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of April 2, 2009 and April 3, 2008, the Company had recorded casualty insurance reserves of $19,179,000 and $23,254,000, respectively, net of estimated insurance recoveries. The Company recorded expenses related to general liability and workers compensation claims of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

$10,537,000, $14,836,000 and $14,519,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. During fiscal 2009 we recorded a change in estimate related to favorable loss developments compared to what was originally estimated which reduced our expense by approximately $2,100,000.

        Derivative Instruments:    Derivative instruments are recognized as assets or liabilities on the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive income, to the extent effective, depending on whether the derivative is designated as a cash flow hedge and qualifies for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative instruments recorded to accumulated other comprehensive income are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the change in fair value of a derivative instrument determined to be ineffective under the rules is recognized in current earnings. The estimated fair value for interest rate swap derivatives are based on prevailing market data that represents the theoretical cost the Company would have to pay to terminate the transactions. See Note 8—Derivative Instruments to these consolidated financial statements regarding the Company's derivative hedging activities.

        New Accounting Pronouncements:    In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("FSP FAS 157-4"). FSP FAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly. Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value. This FSP is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact of FSP FAS 157-4 on its consolidated financial statements and will adopt this FSP effective July 2, 2009.

        In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, ("FSP FAS 115-2 and FAS 124-2"). The existing accounting guidance was modified to demonstrate the intent and ability to hold an investment security for a period of time sufficient to allow for any anticipated recovery in fair value. When the fair value of a debt or equity security has declined below the amortized cost at the measurement date, an entity that intends to sell a security or is more-likely-than-not to sell the security before the recovery of the security's cost basis, must recognize the other-than-temporary impairment in earnings. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact of FSP FAS 115-2 and FAS 124-2 on its consolidated financial statements.

        In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, ("FSP FAS 107-1 and APB 28-1"). SFAS No. 107, Disclosures about Fair Value of Financial Instruments, ("SFAS No. 107") was amended to require an entity to provide disclosures about fair value of financial instruments in interim financial statements. FSP FAS 107-1 and APB 28-1 are effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact of FSP FAS 107-1 and APB 28-1 on its consolidated financial statements.

        In December 2008, the FASB issued FASB Staff Position FSP 132(R)-1, Employers' Disclosures about Postretirement Benefit Plan Assets, ("FSP 132(R)-1"), which provides guidance on an employer's

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

disclosures about plan assets of a defined benefit pension or other postretirement plan. This interpretation is effective for financial statements issued for fiscal years ending after December 15, 2009 and is effective for us in fiscal 2010. The Company is currently evaluating the disclosure requirements of this pronouncement.

        In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is evaluating the impact of FSP EITF 03-6-1 on its financial statements.

        In April 2008, the FASB issued FASB Staff Position Financial Accounting Standard 142-3, Determination of the Useful Life of Intangible Assets, ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, ("SFAS 142"). In developing assumptions about renewal or extension, FSP 142-3 requires an entity to consider its own historical experience (or, if no experience, market participant assumptions) adjusted for the entity-specific factors in paragraph 11 of SFAS 142. FSP 142-3 expands the disclosure requirements of SFAS 142 and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. The Company has not determined the effect that the application of FSP 142-3 will have on its consolidated financial position.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No.51, ("SFAS 160"). SFAS 160 establishes accounting and reporting standards that require noncontrolling interest in a subsidiary to be reported as a component of equity, changes in a parent's ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. The Statement also establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, and is effective for the Company at the beginning of fiscal 2010. Earlier adoption is prohibited. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial position.

        In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations, ("SFAS 141(R)"). SFAS 141(R) establishes the principles and requirements for how an acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) in a business combination achieved in stages, sometimes referred to as a step acquisition, recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values; 3) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is to be applied

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after December 15, 2008, and is effective for the Company at the beginning of fiscal 2010. Earlier adoption is prohibited. Upon adoption of SFAS No. 141(R), the reversal of valuation allowance for deferred tax assets related to business combinations would flow through the Company's income tax provision as opposed to goodwill.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, or the first quarter of fiscal 2009 for the Company. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of SFAS 157 ("FSP 157-2"), which delays the effective date for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on the consolidated financial statements.

        Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform to the current year presentation.

NOTE 2—DISCONTINUED OPERATIONS

        On December 29, 2008, the Company sold all of its interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. Under the Stock Purchase Agreement for the transaction, the purchase price was $315,000,000, decreased by the amount of net funded indebtedness of Cinemex and other specified items of $66,859,000. Costs related to the disposition are estimated to be $4,046,000. Additionally, the Company estimates that it will receive an additional $12,253,000 in the form of tax payments and refunds in later periods and has received an additional $809,000 of purchase price related to a working capital calculation and post closing adjustments subsequent to April 2, 2009 which are included in the gain on disposition. The Company has recorded a gain on disposition before income taxes of $14,772,000 related to the disposition that is included as discontinued operations.

        The Company acquired Cinemex in January 2006 as part of a larger acquisition of Loews Cineplex Entertainment Corporation. The Company does not operate any other theatres in Mexico and has divested of the majority of its other investments in international theatres in Japan, Hong Kong, Spain, Portugal, Sweden, Argentina, Brazil, Chile, and Uruguay over the past several years as part of its overall business strategy.

        The operations and cash flows of the Cinemex theatres have been eliminated from the Company's ongoing operations as a result of the disposal transaction. The Company will not have any significant continuing involvement in the operations of the Cinemex theatres after the disposition. The results of operations of the Cinemex theatres have been classified as discontinued operations, and information

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 2—DISCONTINUED OPERATIONS (Continued)

presented for all periods reflects the new classification. The operations of the Cinemex theatres were previously reported in the Company's International Theatrical Exhibition operating segment. Components of amounts reflected as earnings (loss) from discontinued operations in the Company's consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Revenues
Admissions	$62,009	$87,469	$83,015
Concessions	44,744	60,456	54,394
Other revenue	21,755	23,358	20,940

Total revenues	128,508	171,283	158,349

Costs and Expenses
Film exhibition costs	27,338	37,435	34,939
Concession costs	10,158	13,949	13,097
Operating expense	32,699	42,302	39,953
Rent	14,934	18,540	17,880
General and administrative—other	8,880	10,720	10,015
Preopening expense	—	—	1,793
Depreciation and amortization	21,070	29,083	28,035
Gain on disposal	(14,772)	—	—

Total costs and expenses	100,307	152,029	145,712

Other Expense (Income)
Other expense	416	501	—
Interest expense
Corporate borrowings	7,299	11,282	12,258
Capital, financing lease obligations and other	582	645	916
Investment income	(1,124)	(1,756)	(597)

Total other expense	7,173	10,672	12,577

Earnings before income taxes	21,028	8,582	60
Income tax provision	11,300	6,780	3,254

Earnings (loss) from discontinued operations	$9,728	$1,802	$(3,194)

        On May 11, 2006, the Company sold two of its wholly-owned subsidiaries, AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectáculos, LDA (collectively "Iberia"), which owned and operated 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal, for a cash sales price of $35,446,000. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, the Company disposed of its investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52,137,000. There was no gain or loss recorded on the sale of Yelmo. The investment in Yelmo was reported within other

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 2—DISCONTINUED OPERATIONS (Continued)

long-term assets at March 30, 2006. The Company no longer has continuing involvement in the region as a result of the sale of Yelmo and the results of the operations in Iberia have been classified as discontinued operations as the Company no longer has operations or significant cash flows from the Iberia component.

        Information presented for all periods reflects the discontinued classification. All affected amounts within the consolidated financial statements have been adjusted accordingly. The results of operations of the Iberia theatres were previously reported in the Company's International theatrical exhibition operating segment. The Company has recorded a gain on sale of Iberia of $2,658,000 during fiscal 2007 which is included in discontinued operations. Goodwill of $11,700,000 was allocated to the Iberia theatres in connection with the sale. The Iberia assets and liabilities were classified as held for sale at March 30, 2006.

        Components of amounts reflected as earnings from discontinued operations for Iberia in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 29, 2007
Revenues
Admissions	$3,892
Concessions	1,292
Other revenue	172

Total revenues	5,356

Costs and Expenses
Film exhibition costs	1,901
Concession costs	255
Operating expense	1,189
Rent	1,410
General and administrative—other	50
Preopening expense	—
Depreciation and amortization	545
Disposition of assets and other gains	(2,658)

Total costs and expenses	2,692

Interest expense	220
Investment income	(4)

Total other expense	216

Earnings before income taxes	2,448
Income tax provision	—

Earnings from discontinued operations	$2,448

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 3—PROPERTY

        A summary of property is as follows:

(In thousands)	April 2, 2009	April 3, 2008
Property owned:
Land	$43,384	$44,565
Buildings and improvements	156,665	172,232
Leasehold improvements	812,972	888,513
Furniture, fixtures and equipment	1,253,050	1,334,117

	2,266,071	2,439,427
Less-accumulated depreciation and amortization	1,319,353	1,208,332

	946,718	1,231,095

Property leased under capital leases:
Buildings and improvements	33,864	35,342
Less-accumulated amortization	15,914	16,031

	17,950	19,311

	$964,668	$1,250,406

        Included in property is $0 and $21,649,000 of construction in progress as of April 2, 2009 and April 3, 2008, respectively. Also included is capitalized interest of $415,000 and $1,114,000 as of April 2, 2009 and April 3, 2008, respectively.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill by operating segment is presented below.

(In thousands)	Theatrical Exhibition
Balance as of March 29, 2007	$2,056,053
Currency translation adjustment	7,565
Fair value deferred tax asset adjustments LCE(1)	(19,232)
Fair value change in fiscal 2007 APB 23 assertion(2)	6,220
Other fair value adjustments(3)	(1,741)

Balance as of April 3, 2008	$2,048,865
Currency translation adjustment	(45,977)
Fair value deferred tax asset adjustments LCE(1)	(31,515)
Disposition of Cinemex	(156,635)

Balance as of April 2, 2009	$1,814,738

(1)
Adjustments to fair value relate to the release of valuation allowance initially recorded in purchase accounting for deferred tax assets related to net operating (loss) carryforwards that are expected to be utilized on the 2008 and 2009 income tax returns.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

(2)
Adjustments to valuation allowance initially recorded in purchase accounting for acquired deferred tax assets related to a change in APB 23 assertion based on basis calculations determined as part of the 2007 income tax return.

(3)
Adjustments to fair value relate to the favorable settlement of accrued liabilities for retail transfer taxes and rent. Based on the results of the settlement process, the Company determined that these favorable settlements were not the result of events or additional information arising subsequent to the Merger.

Activity of other intangible assets is presented below:

		April 2, 2009		April 3, 2008
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	1 to 12 years	$104,646	$(35,949)	$115,419	$(33,233)
Loyalty program	2 years	46,000	(34,914)	46,000	(29,946)
LCE trade name	2 years	2,300	(1,460)	2,300	(1,000)
LCE/Cinemex advertising and management contracts	1 to 22 years	35,400	(27,893)	52,147	(27,610)
Other intangible assets	1 to 13 years	13,654	(13,418)	19,088	(17,685)

Total, amortizable		$202,000	$(113,634)	$234,954	$(109,474)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Cinemex trademark		—		7,194

Total, unamortized		$74,000		$81,194

        Amortization expense associated with the intangible assets noted above is as follows:

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Recorded amortization	$21,481	$28,387	$37,029

Estimated amortization expense for the next five fiscal years for intangible assets owned as of April 2, 2009 is projected below:

(In thousands)	2010	2011	2012	2013	2014
Projected amortization expense	$13,934	$11,980	$10,856	$10,147	$7,769

NOTE 5—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 5—INVESTMENTS (Continued)

April 2, 2009, include an 18.53% interest in National CineMedia, LLC ("NCM"), a 50% interest in three U.S. motion picture theatres, a 26% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC and a 33.3% interest in Digital Cinema Implementation Partners, LLC ("DCIP"). Financial results for the fifty-three weeks ended April 3, 2008 and for the fifty-two weeks ended March 29, 2007 include a 50% interest in Hoyts General Cinemas South America ("HGCSA"), an entity that operated 17 theatres in South America, which was disposed of in July 2007. Financial results for the fifty-two weeks ended March 29, 2007 include a 50% equity interest in Yelmo, which was disposed of in December 2006.

        In May 2007 the Company disposed of its investment in Fandango, accounted for using the cost method, for total proceeds of approximately $20,360,000, of which $17,977,000 was received in May and September 2007 and $2,383,000 was received in November 2008. The Company recorded a gain on the sale recorded in investment income of approximately $15,977,000 during fiscal 2008 and $2,383,000 during fiscal 2009. In July 2007 the Company disposed of its investment in Hoyt's General Cinema South America ("HGCSA") for total proceeds of approximately $28,682,000 and recorded a gain on the sale included in equity earnings of non-consolidated entities of approximately $18,751,000.

NCM Transactions

        On March 29, 2005, the Company formed NCM with Regal Entertainment Group ("Regal") to combine its screen advertising business. On July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among American Multi-Cinema, Inc., Regal and Cinemark (the "Founding Members"). Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for NCM, Inc. shares of common stock on a one-for-one basis, or at the option of NCM, Inc., a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by the Founding Members was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725,000,000 term loan facility and $59,800,000 of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259,347,000 in the aggregate for the redemption of all its preferred units in NCM. The Company received approximately $26,467,000 from selling common units in NCM to NCM, Inc., in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        In connection with the completion of NCM, Inc.'s IPO, the Company also entered into an Exhibitor Services Agreement ("ESA") with NCM on February 13, 2007, whereby in exchange for approximately $231,308,000, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 5—INVESTMENTS (Continued)

programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to the Founding Members will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until the former screen advertising agreements expire in fiscal 2009. The Loews payments were $15,981,000 through the end of the agreement of which $15,901,000 has been paid through fiscal 2009. The Company is also required to purchase from NCM any on-screen advertising time provided to our beverage concessionaire at a negotiated rate. In addition, the Company expects to receive mandatory quarterly distributions of excess cash from NCM. Immediately following the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        Annual adjustments to the common membership units are made pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Founding Members. The adjustments to common membership units reflect changes in the number of theatres operated and attendance. As a result of the Common Unit Adjustment the Company's interest in NCM was increased to 19.1% effective March 27, 2008. The Company recorded the additional units received as a result of the Common Unit Adjustment at fair value and as a new investment (Tranche 2 Investment) with an offsetting adjustment to deferred revenue. Effective May 29, 2008, NCM issued of 2,913,754 common membership units to another founding member due to an acquisition which caused a decrease in AMC's ownership share from 19.1% to 18.52%. Effective March 17, 2009, the Company's interest in NCM was increased to 18.53% as a result of the Common Unit Adjustment. The Company recorded the additional units received at fair value and with an offsetting adjustment to deferred revenue.

        As a result of NCM, Inc's IPO and debt financing, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. The Company recognized the change of interest gain and the excess distribution as a gain in equity in earnings of non-consolidated entities as it has not guaranteed any obligations of NCM and is not otherwise committed to provided further financial support for NCM.

        Following the NCM, Inc. IPO, the Company will not recognize undistributed equity in the earnings on the original NCM membership units until NCM's future net earnings, less distributions received surpass the amount of the excess distribution. The Company considers the excess distribution as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as the Company's share of NCM's future earnings, net of distributions received exceeds the excess distribution. The Company believes that

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 5—INVESTMENTS (Continued)

the accounting model provided by paragraph 19(i) of APB 18 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

        As of April 2, 2009, the Company owns 18,821,114 units or an 18.53% interest in NCM accounted for using the equity method of accounting. The fair market value of the units in National CineMedia, LLC was approximately $262,743,000, based on a price for shares of National CineMedia, Inc. on April 2, 2009 of $13.96 per share.

        As of April 2, 2009 and April 3, 2008, the Company has recorded $1,342,000 and $1,255,000 respectively, of amounts due from NCM related to on-screen advertising revenue. As of April 2, 2009 and April 3, 2008, the Company had recorded $1,657,000 and $6,177,000 respectively, of amounts due to NCM related to the ESA and the Loew's Screen Integration Agreement. The Company recorded revenues for advertising from NCM of $19,116,000, $14,531,000 and $38,600,000 during the fifty-two weeks ended April 2, 2009, the fifty-three weeks ended April 3, 2008 and the fifty-two weeks ended March 29, 2007, respectively. The Company recorded expenses related to its beverage advertising agreement with NCM of $15,118,000, $16,314,000 and $1,829,000 during fiscal years 2009, 2008, and 2007, respectively.

Summary Financial Information

        Condensed financial information of our non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

Financial Condition:

(In thousands)	April 2, 2009	April 3, 2008
Current assets	$110,184	$72,848
Noncurrent assets	252,163	131,751
Total assets	362,347	204,599
Current liabilities	71,448	29,485
Noncurrent liabilities	892,376	822,832
Total liabilities	963,824	852,317
Stockholders' deficit	(601,477)	(647,718)
Liabilities and stockholders' deficit	362,347	204,599
The Company's recorded investment(1)	$47,439	$41,693

(1)
Certain differences in the Company's recorded investment over its proportional ownership share are amortized to equity in (earnings) or losses over the estimated useful life of the underlying assets or liabilities. The recorded equity in earnings of NCM on common membership units owned immediately following the IPO of NCM, Inc. (Tranche 1 Investment) does not include undistributed equity in earnings for the Company's original common membership units. The Company considered the excess distribution received following NCM, Inc.'s IPO as an advance on NCM's future earnings. As a result, the Company will not recognize any undistributed equity in earnings of NCM on the original common membership units (Tranche 1 Investment) until NCM's future net earnings equal the amount of the excess distribution.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 5—INVESTMENTS (Continued)

        Included in impairment of long-lived assets for the fifty-two weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds.

Operating Results:

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Revenues	$419,401	$322,536	$403,455
Operating costs and expenses	318,774	214,144	386,572
Net earnings	$100,627	$108,392	$16,883
The Company's recorded equity in earnings	$24,823	$43,019	$233,704

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 5—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in (earnings) losses of NCM during the fifty-three weeks ended April 3, 2008 and the fifty-two weeks ended April 2, 2009:

(in thousands)	Investment in NCM(1)	Deferred Revenue(2)	Due to NCM(3)	Cash Received (Paid)	Equity in (Earnings) Losses	Advertising (Revenue)
Beginning balance March 30, 2006	$35,751	$—	$—	$—	$—	$—
Equity in losses	(4,597)	—	—	—	4,597	—
Loew's Screen Integration Agreement	15,850	—	(15.850)	—	—	—
Change of interest gain	132,622	—	—	—	(132,622)	—
ESA Payment	—	(231,308)	—	231,308	—	—
Amortization of deferred revenue	—	263	—	—	—	(263)
Preferred and common unit redemption	(179,626)	—	—	285,814	(106,188)	—

Ending balance March 29, 2007	$—	$(231,045)	$(15,850)	$517,122	$(234,213)	$(263)

Receipt of excess cash distributions	$—	$—	$—	$22,175	$(22,175)	$—
Payments on Loews' Screen Integration Agreement	—	—	11,201	(11,201)	—	—
Receipt of Common Units	21,598	(21,598)	—	—	—	—
Amortization of deferred revenue	—	2,331	—	—	—	(2,331)

Ending balance April 3, 2008	$21,598	$(250,312)	$(4,649)	$10,974	$(22,175)	$(2,331)

Receipt under Tax Receivable Agreement	$—	$—	$—	$3,796	$(3,796)	$—
Receipt of Common Units	5,453	(5,453)	—	—	—	—
Receipt of excess cash distributions	(1,241)	—	—	24,308	(23,067)	—
Payments on Loews' Screen Integration Agreement	—	—	4,700	(4,700)	—	—
Increase Loews' Screen Integration Liability	—	—	(132)	—	132	—
Change in interest loss(4)	(83)	—	—	—	83	—
Amortization of deferred revenue	—	2,601	—	—	—	(2,601)
Equity in earnings(5)	1,006	—	—	—	(1,006)	—

Ending balance April 2, 2009	$26,733	$(253,164)	$(81)	$23,404	$(27,654)	$(2,601)

(1)
Beginning fiscal 2008, represents AMC's investment in 939,853 common membership units originally valued at March 27, 2008 and 406,371 common membership units originally valued at March 17, 2009 received under the Common Unit Adjustment Agreement dated as of February 13, 2007 (Tranche 2 Investment). AMC's investment in 17,474,890 common membership units (Tranche 1 Investment) is carried at zero cost. As of April 2, 2009, AMC's percentage of ownership in NCM, LLC was 18.53%.

(2)
Represents the unamortized portion of the Exhibitors Services Agreement (ESA) modifications payment received from NCM.

(3)
Represents the estimated payable due to NCM under the Loews Screen Integration Agreement. To be fully paid in April 2009.

(4)
AMC's ownership share decreased from 19.1% to 18.52% effective May 29, 2008 due to NCM's issuance of 2,913,754 common membership units to another founding member due to an acquisition.

(5)
Represents equity in earnings on the Tranche 2 Investment only.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 6—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	April 2, 2009	April 3, 2008
Other current assets:
Prepaid rent	$34,135	$33,986
Income taxes receivable	8,380	8,284
Prepaid insurance and other	16,854	12,796
Merchandise inventory	6,745	8,820
Deferred tax asset	8,600	3,792
Other	6,205	6,488

	$80,919	$74,166

Other long-term assets:
Investments in real estate	$6,561	$7,100
Deferred financing costs	19,864	24,865
Investments in joint ventures	47,439	41,693
EDP and other deferred charges	31,249	23,087
Cinemex prepaid rent	—	6,894
Pension assets	—	672
Deferred tax asset	29,400	—
Other	4,602	7,535

	$139,115	$111,846

Accrued expenses and other liabilities:
Taxes other than income	$40,175	$43,360
Interest	11,844	13,056
Payroll and vacation	7,855	8,142
Current portion of casualty claims and premiums	7,923	9,984
Accrued bonus	1,183	4,110
Theatre and other closure	7,386	10,146
Rent	7,280	10,130
Current portion of pension liabilities	1,549	1,580
Other	13,103	14,088

	$98,298	$114,596

Other long-term liabilities:
Unfavorable lease obligations	$139,537	$184,743
Deferred rent	86,420	71,443
Pension and other benefits	37,642	37,138
Deferred gain	15,899	21,086
Deferred tax liability	—	4,522
FIN 48 liability	7,000	—
Casualty claims and premiums	14,600	16,365
Other	7,603	16,013

	$308,701	$351,310

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	April 2, 2009	April 3, 2008
Senior Secured Credit Facility-Term Loan (2.021% as of April 2, 2009)	$628,875	$635,375
Senior Secured Credit Facility-Revolver (2.046% as of April 2, 2009)	185,000	—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	250,000
8% Senior Subordinated Notes due 2014	299,066	298,915
11% Senior Subordinated Notes due 2016	325,000	325,000
Capital and financing lease obligations, 9%-11.5%	60,709	69,983
Cinemex Credit Facility	—	106,382

	1,748,650	1,685,655
Less: current maturities	(9,923)	(20,753)

	$1,738,727	$1,664,902

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of April 2, 2009 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2010	$9,075	$5,652	$3,423	$6,500	$9,923
2011	9,225	5,262	3,963	6,500	10,463
2012	8,023	4,870	3,153	191,500	194,653
2013	7,055	4,578	2,477	859,375	861,852
2014	6,706	4,338	2,368	300,000	302,368
Thereafter	68,628	23,303	45,325	325,000	370,325

Total	$108,712	$48,003	$60,709	$1,688,875	$1,749,584

Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and provides AMCE financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity of seven years and a $200,000,000 revolving credit facility with a maturity of six years. The revolving credit facility includes borrowing capacity available for letters of credit and for swingline borrowings on same-day notice.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. As described in Note 8, the Company has hedged a portion of its borrowings to limit the interest rate variability. The applicable margin for borrowings under the revolving credit facility is currently 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the Senior Secured Credit

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan on a calendar-quarter basis, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the notes due 2011, 2012, 2014 and 2016; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the Senior Secured Credit Facility requires, commencing with the fiscal quarter ended March 30, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default.

        Costs related to the issuance of the New Senior Secured Credit Facility were capitalized and are charged to interest expense following the interest method, over the lives of the facilities. Unamortized issuance costs were $8,590,000 as of April 2, 2009 and $10,883,000 as of April 3, 2008.

Notes Due 2011, 2012 and Floating Notes due 2010

        AMC received net proceeds upon completion of the NCM, Inc. initial public offering of $517,122,000. The Company used the net proceeds from the NCM, Inc. initial public offering, along with cash on hand, to redeem its 9 1/2% senior subordinated notes due 2011, its senior floating rate notes due 2010 and its 9 7/8% senior subordinated notes due 2012. On March 19, 2007 the Company redeemed $212,811,000 aggregate principal amount of its 9 1/2% senior subordinated notes due 2011 at 100% of principal value, on March 23, 2007 the Company redeemed $205,000,000 aggregate principal amount of its senior floating rate notes due 2010 at 103% of principal value and on March 23, 2007 the Company redeemed $175,000,000 aggregate principal amount of our 9 7/8% senior subordinated notes due 2012 at 104.938% of principal value. The Company's loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums in fiscal 2007 was $3,488,000 and was included in Other (Income) Expense.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Notes Due 2014

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). AMC Entertainment applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of AMC Entertainment, in whole or in part, at any time on or after March 1, 2009 at 104% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2014), AMC Entertainment will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2014 are subordinated to all existing and future senior indebtedness of AMC Entertainment. The Notes due 2014 are unsecured senior subordinated indebtedness of AMC Entertainment ranking equally with AMC Entertainment's Notes due 2016.

        The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of AMC Entertainment and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        In connection with the merger with Marquee the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized discount as of April 2, 2009 is $934,000 and $1,085,000 as of April 3, 2008. Unamortized issuance costs were $0 as of April 2, 2009 and $0 as of April 3, 2008.

Fixed Notes due 2012

        In connection with the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012"), that were previously issued by Marquee on August 18, 2004. The Notes due 2012 (i) rank senior in right of payment to any of AMC Entertainment's existing and future subordinated indebtedness, rank equally in right of payment with any of AMC Entertainment's existing and future senior indebtedness and are effectively subordinated in right of payment to any of AMC Entertainment's secured senior indebtedness, including the amended credit facility, and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of AMC Entertainment's existing and future 100% owned subsidiaries that is a guarantor or direct borrower under AMC Entertainment's other indebtedness. The Notes due 2012 are structurally subordinated to all existing and future liabilities and preferred stock of AMC Entertainment's subsidiaries that do not guarantee the notes.

        The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Notes due 2012 are redeemable at AMC Entertainment's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

on or after August 15, 2010. Costs related to the issuance of the Fixed Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $3,681,000 as of April 2, 2009 and $4,767,000 as of April 3, 2008, are included in other long-term assets.

Notes Due 2016

        On January 26, 2006, AMC Entertainment issued $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes (the "Notes due 2016") issued under an indenture (the "Indenture"), with HSBC Bank USA, National Association, as trustee. The Notes due 2016 will bear interest at a rate of 11% per annum, payable on February 1 and August 1 of each year (commencing on August 1, 2006), and have a maturity date of February 1, 2016.

        The Notes due 2016 are general unsecured senior subordinated obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

        AMC Entertainment may redeem some or all of the Notes due 2016 at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to February 1, 2009. If AMC Entertainment experiences a change of control (as defined in the indenture governing the Notes due 2016), AMC Entertainment will be required to make an offer to repurchase the Notes due 2016 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the Notes due 2016 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2016 to AMC Entertainment's obligations under its Senior Secured Credit Facility and other senior indebtedness. Costs related to the issuance of the Notes due 2016 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $7,593,000 as of April 2, 2009 and $8,700,000 as of April 3, 2008, are included in other long-term assets.

        As of April 2, 2009, the Company was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2016, the Notes due 2014 and the Fixed Notes due 2012.

Holdings Discount Notes Due 2014

        To help finance the merger with Marquee, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The indenture governing the Discount Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Notes due 2012, the Notes due 2014, the Notes due 2016 and the Senior Secured Credit Facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral and the obligation is not reflected on AMCE's balance sheet.

        On any interest payment date prior to August 15, 2009, Holdings may elect to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note will be equal to the accreted value of such notes as of such interest payment date. Holdings commenced paying cash interest on August 16, 2007 and made its first semi-annual interest payment on February 15, 2008 at which time the principal became fixed at $240,795,000.

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 9—Stockholder's Equity, Parent entered into a $400,000,000 Credit Agreement dated as of June 13, 2007 ("Parent Term Loan Facility") for net proceeds of $396,000,000. Costs related to the issuance of the Parent Term Loan Facility were capitalized and are charged to interest expense, following the interest method, over the life of the Parent Term Loan Facility. The principal balance of the Parent Term Loan Facility was $466,936,000 as of April 2, 2009 and the interest rate on borrowings under was 6.32% per annum as of April 2, 2009.

        Parent is a holding company with no operations of its own and has no ability to service interest or principal on the Parent Term Loan Facility other than through dividends it may receive from Holdings and AMCE. Holdings and AMCE are restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing their Fixed Notes due 2012, Notes due 2014, Notes due 2016, Discount Notes due 2014 and the Senior Secured Credit Facility. Holdings, AMCE and its subsidiaries have not guaranteed the indebtedness of Parent nor pledged any of their assets as collateral.

        Borrowings under the Parent Term Loan Facility bear interest at a rate equal to an applicable margin plus, at the Parent's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the Parent Term Loan Facility is 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. Parent is required to pay an administrative agent fee to the lenders under the Parent Term Loan Facility of $100,000 annually.

        Parent may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time on or before June 13, 2008 at 100% of principal, at any time after June 13, 2008 and on or

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

prior to June 13, 2009 at 102% of principal, at any time after June 13, 2009 and on or prior to June 13, 2010 at 101% of principal and at 100% of principal thereafter. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012.

        In the event of a change of control offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay all loans properly tendered pursuant to the change of control offer at a prepayment price equal to 100% of the principal amount thereof if such change of control occurs on or prior to June 13, 2008 or 101% of the principal amount thereof if such change of control occurs after June 13, 2008, in each case plus accrued and unpaid interest, if any, to the date of prepayment. In the event of a qualified equity issuance offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay the maximum principal amount of loans properly tendered that may be purchased out of any qualified equity issuance net proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stocks and this obligation is not reflected on AMCE's balance sheet.

NOTE 8—DERIVATIVE INSTRUMENTS

        The Company enters into interest rate swap agreements with major banks and institutional lenders as part of its interest rate risk management strategy. The objective for holding these derivative instruments is to reduce the exposure to variability in cash flows relating to interest payments on certain outstanding debt. All financial instruments are used solely for hedging purposes and are not issued or held for speculative reasons.

        The interest rate swaps have been designated as cash flow hedges and have qualified for hedge accounting in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133). The related mark-to-market gain or loss on qualifying hedges is deferred as a component of accumulated other comprehensive income (loss), to the extent the cash flow hedges are effective, and is reclassified into interest expense corporate borrowings in the period during which the hedged transaction affects earnings. Any ineffective portion of the hedges is recognized currently in the consolidated statements of operations in other income.

        In October 2007 AMCE executed an interest rate swap agreement, scheduled to mature in April 2009, to hedge $200,000,000 of its variable rate debt obligation. Under the terms of the agreement, the Company pays interest at a fixed rate of 4.707% and receives interest at a variable rate based on 1-month U.S. Dollar LIBOR-BBA.

        In August 2005 Grupo Cinemex entered into an interest rate swap with notional amounts ranging between 283,932,000 and 907,146,000 Mexican pesos ($26,151,000 and $83,894,000) to hedge its variable rate debt obligation. Under the terms of the agreement, the Company pays interest at a fixed rate of 9.89% and receives interest at a variable rate based on 1-month MXN TIIE. In December 2008, the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 8—DERIVATIVE INSTRUMENTS (Continued)

Company sold all of its interests in Cinemex. For further information, refer to Note 2—Discontinued Operations.

        The following table summarizes the fair value of derivatives that are designated as hedging instruments in the statement of financial position:

		Liabilities
(In thousands)	Balance Sheet Location	April 2, 2009	April 3, 2008
Interest rate swaps	Other long term liabilities	$552	$6,511

        The estimated fair value for the interest rate swap agreements was based on prevailing market data that represents the theoretical cost the Company would have to pay to terminate the transactions.

        Activity related to the effect of derivative instruments on the statement of financial performance is presented below:

	Amount of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion)
(In thousands)		Fifty-two Weeks Ended April 2, 2009	Fifty-three Weeks Ended April 3, 2008
Derivatives in SFAS 133 Cash Flow Hedging Relationships	Location of Gain/(Loss)
Interest rate swaps	Discontinued operations	$495	$(501)

        The amount of gain / (loss) recognized in accumulated other comprehensive income on derivatives is presented below (in thousands):

Derivatives in SFAS 133 Cash Flow Hedging Relationships	April 2, 2009	April 3, 2008
Interest rate swaps	$(552)	$(3,950)

        For more information regarding activity in accumulated other comprehensive for interest rate swaps, refer to the consolidated statement of stockholder's equity of the Company's financial statements.

        During the next 12 months, the Company expects to reclassify approximately $552,000 of the net unrealized loss in accumulated other comprehensive loss against interest expense corporate borrowings. The Company is exposed to credit losses in the event of nonperformance by counterparties on interest rate swap agreements.

NOTE 9—STOCKHOLDER'S EQUITY

        AMCE has one share of Common Stock issued as of April 2, 2009 which is owned by Holdings. Holdings has one share of Common Stock issued as of April 2, 2009 which is owned by Parent.

        Pursuant to the terms of the Merger Agreement, on January 26, 2006, in connection with the consummation of the Merger, Holdings issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), hold all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of residual voting common stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Parent, Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        On June 11, 2007, merger sub, a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation. As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to its stockholders. Parent used cash derived from AMCE and proceeds from the issuance of a $400,000,000 Credit Agreement issued by Parent (See Note 7) to pay a dividend to its stockholders of $652,800,000 during fiscal year 2008.

        On June 12, 2007, Holdings announced that it had completed a solicitation of consents from holders of its Discount Notes due 2014, and that it had received consents for $301,933,000 in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding Discount Notes due 2014. In connection with the receipt of consents, Holdings paid an aggregate consent fee of approximately $4,360,000, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit Holdings to make restricted payments in an aggregate amount of $275,000,000 prior to making an election to pay cash interest on its senior discount notes. The Amendment also contained a covenant by Holdings to make an election on August 15, 2007, the next semi-annual accretion date under the indenture to pay cash interest on the senior discount notes. As a result, Holdings made its first cash interest payment on the senior discount notes on February 15, 2008. Holdings used cash on hand at AMCE to pay a dividend to Holdings' current stockholder in an aggregate amount of $275,000,000.

        On April 3, 2008, the Company distributed to Holdings $21,830,000 which has been recorded by the Company as a reduction to additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount notes due 2014 of $14,447,700.

        During fiscal 2009 the Company distributed to Holdings $35,989,000 which has been recorded by the Company as a reduction to additional paid-in capital. Holdings and Parent used the available funds to make cash interest payments on the 12% Senior Discount Notes due 2014, repurchase treasury stock and make payments related to the liability classified options, and pay corporate overhead expenses incurred in the ordinary course of business.

        As discussed in Note 10—Income Taxes, the Company adopted the provisions of FIN 48 on March 30, 2007. The cumulative effect of the change on adoption charged to accumulated deficit was $5,373,000. As discussed in Note 12—Employee Benefit Plans, the Company adopted the provisions of SFAS 158 and recorded an $82,000 loss to fiscal 2009 opening accumulated deficit.

Common Stock Rights and Privileges

        Parent's Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own, but Parent, has adopted a stock-based compensation plan that permits grants of up to 49,107.44681 options on Parent's stock and has granted options on 15,980.45, 600.00000 and 38,876.72873 of its shares to certain employees during the periods ended April 2, 2009, March 30, 2006 and March 31, 2005, respectively. As of April 2, 2009, there was $2,901,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan expected to be recognized over 5 years.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

        Since the employees to whom the options were granted are employed by the Company, the Company is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term, the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009, the options granted during fiscal 2006 step vest in equal amounts over three years with final vesting occurring on December 23, 2008 and the options granted in fiscal 2009 step-vest in equal amounts over 5 years with final vesting occurring on March 6, 2014, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). One of the holders of options fully vested during fiscal 2007 upon entry into his employment separation and general release agreement on March 20, 2007. The Company has recorded $2,622,000, $207,000, and $10,568,000 of stock-based compensation expense related to these options within general and administrative: other and has recognized an income tax benefit of $0 in its Consolidated Statements of Operations during each of the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. One of the previous holders of stock options held put rights associated with his options deemed to be within his control whereby he could require Holdings to repurchase his options and, as a result, the expense for these options was remeasured each reporting period as liability based options at the Holdings level and the related compensation expense was included in AMCE's financial statements. However, since the put option that caused liability classification was a put to AMCE's parent Holdings rather than AMCE, AMCE's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $2,622,000, $207,000 and $10,568,000 during each of the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. For the option awards classified as liabilities by Holdings, the Company revalued the options at each period end following the grant date using the Black-Scholes model. In valuing this liability, Holdings used a fair value of common stock of $1,000 per share, which was based on a contemporaneous valuation reflecting market conditions as of April 3, 2008. In May 2008, Holdings was notified of the holder's intention to exercise the put option and Holdings made cash payments to settle the accrued liability of $3,911,000 during fiscal 2009. As a result of the exercise of the put right, there was no additional stock compensation expense related to these options in fiscal 2009 and the related options were canceled upon exercise of the put right during fiscal 2009.

        The Company accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) and SAB 107 and 110 and has valued the March 6, 2009 option grants using the Black-Scholes formula including a contemporaneous valuation reflecting market conditions as of January 1, 2009 which indicated a fair value price per share of the underlying shares of $323.95 per share, a purchase of 2,542 shares by Parent for $323.95 per share from the Company's former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to the Company's current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Parent's stock option plan.

        In connection with the holdco merger, on June 11, 2007, Parent adopted an amended and restated 2004 stock option plan (f/k/a the 2004 Stock Option Plan of Marquee Holdings Inc.), originally adopted by Holdings on December 22, 2004 and previously amended by Holdings on November 7, 2006. Because the employees to whom the options were granted are employed by AMCE, AMCE continues

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

to reflect the stock-based compensation expense associated with the options within its consolidated statement of operations. The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock. The Company applied the guidance in SFAS 123(R) and determined that there was no incremental value transferred as a result of the modification and as a result no additional compensation cost to recognize.

        On February 23, 2009, the Company entered into a Separation and General Release Agreement with Peter C. Brown (formerly Chairman of the Board, Chief Executive Officer and President of Parent, Holdings and AMCE), whereby all outstanding vested and unvested options were voluntarily forfeited. Stock compensation expense recorded in fiscal 2009 related only to awards that vested prior to February 23, 2009. Because all vested and unvested awards were forfeited, there is no additional compensation cost to recognize in future periods related to his awards.

        A summary of stock option activity under all plans is as follows:

	April 2, 2009		April 3, 2008		March 29, 2007
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	36,521.356392	$491	39,476.72873	$491	39,476.72873	$491
Granted(1)	15,980.45000	323.95	—	—	—	—
Forfeited	(25,690.6383015)	—	(2,455.372338)	—	—	—
Exercised	—	—	(500.00000)	—	—	—

Outstanding and expected to vest at end of year(1)(2)	26,811.1680905	$391.43	36,521.356392	$491	39,476.72873	$491

Exercisable at end of year(3)	14,026.8080901	$491	25,681.40958	$491	20,661.436174	$491

Available for grant at end of year	14,111.7042495		12,086.090418		9,630.71808

(1)
The weighted average remaining contractual life for outstanding options was 8.3 years, 5.1 years, and 7.7 years for fiscal 2009, 2008, and 2007, respectively.

(2)
The aggregate intrinsic value for these options was $0 as of April 2, 2009.

(3)
The aggregate intrinsic value for these options was $0 as of April 2, 2009.

        For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise (determined using the most recent contemporaneous valuation prior to the exercise) and the exercise price of the options. The total intrinsic value of options exercised was

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 9—STOCKHOLDER'S EQUITY (Continued)

$412,000 during fiscal 2008 and there were no options exercised during fiscal 2007 and 2009. Parent received cash from the exercise of stock options during fiscal 2008 of $500,000 and a related tax deduction of $164,800.

NOTE 10—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended April 2, 2009 consists of the following components:

(In thousands)	April 2, 2009	April 3, 2008	March 29, 2007
Current:
Federal	$—	$1,200	$3,100
Foreign	13,200	6,200	3,500
State	3,500	3,600	5,700

Total current	16,700	11,000	12,300

Deferred:
Federal	—	6,000	25,600
Foreign	(1,900)	2,500	—
State	2,300	(100)	4,400

Total deferred	400	8,400	30,000

Total provision	17,100	19,400	42,300
Tax provision from discontinued operations	(11,300)	(6,780)	(3,254)

Total provision from continuing operations	$5,800	$12,620	$39,046

        AMCE has recorded no alternative minimum taxes as the consolidated tax group for which AMCE is a member expects no alternative minimum tax liability and pursuant to the tax sharing arrangement in place, AMCE has no liability.

        Pre-tax income (losses) consisted of the following:

(In thousands)	April 2, 2009	April 3, 2008	March 29, 2007
Domestic	$(71,080)	$54,403	$180,780
Foreign	7,008	8,442	(4,401)

Total	$(64,072)	$62,845	$176,379

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 10—INCOME TAXES (Continued)

        The difference between the effective tax rate on earnings (loss) from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

	April 2, 2009	April 3, 2008	March 29, 2007
Federal statutory rate	35.0%	35.0%	35.0%
Foreign rate differential	—	3.7	—
State income taxes, net of federal tax benefit	(6.8)	6.5	5.8
Change in FIN 48 reserve	7.5	(9.9)	—
Foreign basis difference	—	—	(23.1)
Change in APB 23 assertion	(.5)	(11.5)	—
Valuation allowance	(41.8)	(1.1)	4.3
Other, net	(.2)	.6	.5

Effective tax rate	(6.8)%	23.3%	22.5%

        The fiscal 2007 change in APB 23 assertion relates to a resolution reached in fiscal 2008 on a pre-filing agreement with a taxing authority which resulted in additional basis which was deducted on the 2007 tax return. The deduction was the result of a 2007 change in APB 23 assertion. As a result of the additional basis, the Company did not have to utilize certain net operating loss carryforwards.

        The significant components of deferred income tax assets and liabilities as of April 2, 2009 and April 3, 2008 are as follows:

	April 2, 2009		April 3, 2008
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
Property	$32,130	$—	$51,343	$—
Investments in joint ventures	—	(50,709)	—	(55,297)
Intangible assets	—	(27,579)	—	(54,892)
Pension postretirement and deferred compensation	17,260	—	15,685	—
Accrued reserves and liabilities	23,653	—	22,825	—
Deferred revenue	116,882	—	116,562	—
Deferred rents	100,343	—	106,551	—
Alternative minimum tax and other credit carryovers	15,144	—	15,197	—
Capital loss carryforward	—	—	8,240	—
Net operating loss carryforward	92,318	—	113,423	—

Total	$397,730	$(78,288)	$449,826	$(110,189)
Less: Valuation allowance	(281,442)	—	(340,367)	—

Total deferred income taxes(1)	$116,288	$(78,288)	$109,459	$(110,189)

(1)
See Note 6—Supplemental Balance Sheet Information for additional disclosures about net current deferred tax assets and net non-current deferred tax liabilities.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 10—INCOME TAXES (Continued)

        The Company's federal income tax loss carryforward of $210,978,000 will begin to expire in 2020 and will completely expire in 2026 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $408,605,000 which may be used over various periods ranging from 1 to 20 years.

        Parent began negotiations with certain of its debt holders during fiscal 2009 and completed the repurchase of certain term loans under the Parent Term Loan Facility in fiscal 2010. Based upon the historical tax sharing arrangement, Parent will utilize the company's net operating losses in future years. The Company has reversed $31,000,000 of its valuation allowance through Goodwill in anticipation of future utilization by Parent. As of April 2, 2009, management believed it was more likely than not, that net remaining deferred tax assets of $281,442,000 related primarily to tax net operating loss carryforwards, deferred rents and deferred revenue would not be realized due to uncertainties as to the timing and amounts of future taxable income as a result of the Mergers. The Company has recorded a valuation allowance against its remaining net deferred tax asset in U.S. and foreign jurisdictions of $281,442,000 as of April 2, 2009. The Company had a valuation allowance of $281,442,000 and $340,367,000 as of April 2, 2009 and April 3, 2008, respectively.

        Effective March 30, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109" ("FIN 48"). Relative to the implementation of FIN 48, the Company's financial statements did not include any tax contingencies, after consideration of the full valuation allowance recorded against net deferred tax assets. As a result of the adoption of FIN 48, the Company recorded a $5,373,000 increase in current deferred tax assets, a $5,373,000 reduction of goodwill, a $5,373,000 current FIN 48 liability and a $5,373,000 charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position of stockholder's accumulated deficit at March 30, 2007. A reconciliation of the change in the amount of unrecognized tax benefits during the year ended April 2, 2009 was as follows:

(In millions)	April 2, 2009	April 3, 2008
Balance at Beginning of Period	$34.4	$39.8
Gross Increases—Current Period Tax Positions	.7	—
Gross Decreases—Tax Position in Prior Periods	(2.2)	—
Favorable Resolutions with Authorities	—	(5.4)
Expired Attributes	—	—
Lapse of Statute of Limitations	(4.6)	—
Cash Settlements	—	—

Balance at End of Period	$28.3	$34.4

        As of April 2, 2009, the Company recognized a $7,000,000 FIN 48 liability and a $7,000,000 deferred tax asset for net operating losses on the balance sheet. These uncertain positions were taken in tax years where the Company generated positive taxable income and they were previously netted against deferred tax assets on the balance sheet.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 10—INCOME TAXES (Continued)

        The Company's effective tax rate would not be impacted by the ultimate resolution of the uncertain tax positions because of the retention of a valuation allowance against its net operating loss carryforwards.

        During December 2007, the IRS informed the Company of its acceptance of certain tax conclusions that the Company had taken on a transaction the Company entered into during the fiscal year ended March 29, 2007 that were presented to the IRS in a Request for a Pre-Filing Agreement. As a result of the IRS accepting the Company's tax conclusions, the $5,373,000 reserve established with the adoption of FIN 48 was resolved and the tax benefit was recorded during the fiscal year ended April 3, 2008.

        The Company recognizes income tax-related interest expense and penalties as income tax expense and selling, general, and administrative expense, respectively. As of March 30, 2007 the company did not have any interest or penalties accrued associated with unrecognized tax benefits. The liabilities for interest and penalties increased $45,000 as of April 2, 2009.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax years ended March 31, 2005 and March 30, 2006 was completed during 2009. As of April 2, 2009, the IRS has notified the Company that it will begin examination of the tax period ended March 29, 2007. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S. and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations of the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

NOTE 11—LEASES

        Beginning in fiscal 1998, the Company has completed numerous real estate lease agreements with Entertainment Properties Trust ("EPT") including transactions accounted for as sale and leaseback transactions in accordance with Statement of Financial Accounting Standards No. 98, Accounting for Leases. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. As of April 2, 2009 the Company leases from EPT 42 theatres with 924 screens located in the United States and Canada.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 11—LEASES (Continued)

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of April 2, 2009:

(In thousands)	Minimum operating lease payments
2010	$393,452
2011	393,321
2012	379,991
2013	367,166
2014	345,761
Thereafter	2,298,514

Total minimum payments required	$4,178,205

        As of April 2, 2009, the Company has no lease agreements for theatres under construction or future theatre builds. The Company records rent expense on a straight-line basis over the base term of the lease commencing with the date the Company has "control and access" to the leased premises.

        Included in long-term liabilities as of April 2, 2009 and April 3, 2008 is $225,957,000 and $256,186,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities.

        Rent expense is summarized as follows:

(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Minimum rentals	$398,289	$387,449	$378,488
Common area expenses	43,409	44,667	42,144
Percentage rentals based on revenues	7,105	7,273	7,412

Theatre rent	448,803	439,389	428,044
General and administrative and other	1,227	1,463	1,512

Total	$450,030	$440,852	$429,556

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        In the fourth quarter of fiscal 2009, the Company recorded a curtailment gain of $1,072,000 as a result of the retirement of its former chief executive officer on February 23, 2009. The curtailment gain relates to the Retirement Enhancement Plan which included only one active unvested participant and one retired vested participant. Because the former chief executive officer had not vested in his eligible benefit, his retirement created a significant elimination of the accrual of deferred benefits for his future services.

        On May 2, 2008, the Company's Board of Directors approved revisions to the Company's Post Retirement Medical and Life Insurance Plan effective January 1, 2009 and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, we recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years based on expected future service of the remaining participants.

        Effective March 29, 2007, the Company adopted SFAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132 (R), ("SFAS 158"). SFAS 158 requires that, effective for fiscal years ending after December 15, 2008 the assumptions used to measure annual pension and retiree medical expense be determined as of the balance sheet date and all plan assets and liabilities be reported as of that date. Accordingly, as of the beginning of fiscal 2009, the Company changed the measurement date for the annual pension and postretirement medical expense and all plan assets and liabilities by applying the transition option under which a 15 month measurement was determined as of January 1, 2008, that covers the period to the Company's year-end balance sheet date. As a result of this change in measurement date, the Company recorded an $82,000 loss to fiscal 2009 opening accumulated deficit and a $411,000 unrealized loss to other comprehensive income.

        As a result of the Merger in January 2006, the Company acquired two pension plans in the U.S. and one in Mexico. One of the U.S. plans is a frozen cash balance plan and neither of the U.S. plans has admitted new participants post-merger. The future existence of the U.S. plans will serve to pay benefits to the current participants under the requirements of the plan. In Mexico, a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") is provided to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Cinemex. On December 29, 2008, the Company sold all of its interests in Cinemex, which includes the Mexico Plan. See Note 2—Discontinued Operations for more information.

        On November 7, 2006, the Company's Board of Directors approved an amendment to freeze the Company's Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 the Company amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. The Company will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, the Company recognized a curtailment gain of $10,983,000 in fiscal 2007 in its consolidated financial statements which was recorded within general

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

and administrative: other. Additionally, the Company terminated the LCE post-retirement plan as of December 31, 2006 and merged this plan into the AMCE post-retirement plan as of January 1, 2007.

        The measurement date used to determine pension and other postretirement benefits is April 2, 2009. The assumptions to determine benefit obligations and net periodic benefit costs are as follows:

	LCE		AMCE		AMCE
	Pension Benefits		Pension Benefits		Other Benefits
	April 2, 2009	April 3, 2008	April 2, 2009	April 3, 2008	April 2, 2009	April 3, 2008
Weighted-average assumptions used to determine benefit obligations at:
Discount rate	7.43%	6.25%	7.43%	6.25%	7.42%	6.00%
Rate of compensation increase	N/A	N/A	N/A	N/A	5.00%	5.00%

	LCE			AMCE			LCE			AMCE
	Pension Benefits			Pension Benefits			Other Benefits			Other Benefits
	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.25%	5.50%	5.50%	6.25%	5.75%	5.75%	N/A	N/A	5.75%	6.25%	5.75%	5.75%
Expected long-term return on plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	8.25%	N/A	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	3.50-6.00%	N/A	N/A	5.00%	5.00%	5.00%	5.00%

        For its Defined Benefit Pension Plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, and real estate exposures that are customized to the Plan's cash flow benefit needs. The percentage of plan assets by category as of the plan measurement date:

	April 2, 2009	April 3, 2008	Target
Equity Securities	57%	67%	52%
Debt Securities	36%	26%	31%
Real Estate Investments & Other	7%	7%	17%

	100%	100%	100%

        In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Components of net periodic benefit cost:
Service cost	$369	$443	$3,214	$402	$846	$910
Interest cost	4,468	4,440	5,272	1,111	1,555	1,550
Expected return on plan assets	(5,098)	(4,691)	(4,474)	—	—	—
Recognized net actuarial loss	—	—	3	—	—	—
Amortization of prior service credit	—	—	—	(407)	—	—
Amortization of net transition obligation	28	39	41	—	—	—
Amortization of net (gain) loss	(1,622)	(1,115)	13	(69)	—	—
Settlement	—	(56)	—	—	—	—
Curtailment	(1,072)	—	(10,983)	—	—	—

Net periodic benefit cost	$(2,927)	$(940)	$(6,914)	$1,037	$2,401	$2,460

        The following table summarizes the changes in other comprehensive income for fiscal 2009:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Net (gain) loss	$16,086	$(5,758)	$(9,573)	$(1,906)
Amortization of net gain	1,622	1,115	69	—
Amortization of prior service credit	—	—	407	—
Amortization of net transition obligation	(28)	(39)	—	—
Amount recognized due to settlement	—	56	—	—
Impact of changing measurement date	411	—	—	—
Disposition of Cinemex	(877)	—	—	—

Total recognized in other comprehensive income	$17,214	$(4,626)	$(9,097)	$(1,906)

Net periodic benefit cost	(2,927)	(940)	1,037	2,401

Total recognized in net periodic benefit cost and other comprehensive income	$14,287	$(5,566)	$(8,060)	$495

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the consolidated balance sheets:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Change in benefit obligation:
Benefit obligation at beginning of period	$73,330	$79,542	$26,830	$27,729
Service cost	414	443	632	846
Interest cost	5,604	4,440	1,727	1,555
Plan participant's contributions	—	—	447	340
Actuarial gain	(12,017)	(6,718)	(9,573)	(1,906)
Benefits paid	(4,638)	(4,420)	(1,962)	(1,734)
Disposition of Cinemex	(1,468)	—	—	—
Currency translation adjustment	(535)	43	—	—

Benefit obligation at end of period	$60,690	$73,330	$18,101	$26,830

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Change in plan assets:
Fair value of plan assets at beginning of period	$62,114	$57,424	$—	$—
Actual return on plan assets gain (loss)	(20,623)	3,727	—	—
Employer contribution	2,747	5,383	1,515	1,394
Plan participant's contributions	—	—	447	340
Benefits paid	(4,638)	(4,420)	(1,962)	(1,734)

Fair value of plan assets at end of period	$39,600	$62,114	$—	$—

Net liability for benefit cost:
Funded status	$(21,090)	$(11,216)	$(18,101)	$(26,830)

	Pension Benefits		Other Benefits
(In thousands)	April 2, 2009	April 3, 2008	April 2, 2009	April 3, 2008
Amounts recognized in the Balance Sheet:
Other long-term assets	$—	$672	$—	$—
Accrued expenses and other liabilities	(249)	(190)	(1,300)	(1,390)
Other long-term liabilities	(20,841)	(11,698)	(16,801)	(25,440)

Net liability recognized	$(21,090)	$(11,216)	$(18,101)	$(26,830)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

        The following table sets forth pension and other benefit plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits		Other Benefits
(In thousands)	April 2, 2009	April 3, 2008	April 2, 2009	April 3, 2008
Aggregated benefit obligation	$(60,690)	$(63,665)	$(18,101)	$(26,830)
Aggregated fair value of plan assets	39,600	51,777	—	—

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefits		Other Benefits
(In thousands)	April 2, 2009	April 3, 2008	April 2, 2009	April 3, 2008
Net actuarial (gain) loss	$1,303	$(16,308)	$(5,986)	$(2,451)
Net transition obligation	—	396	—	—
Prior service credit	—	—	(5,562)	—

        Amounts in accumulated other comprehensive income (loss) expected to be recognized in components of net periodic pension cost in fiscal 2010 are as follows:

(In thousands)	Pension Benefits	Other Benefits
Net actuarial gain	$364	$278
Prior service credit	—	543

Total	$364	$821

        The Company expects to contribute $4,459,000 to the pension plans plan during fiscal 2010.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(In thousands)	Pension Benefits	Other Benefits Net of Medicare Part D Adjustments	Medicare Part D Adjustments
2010	$2,702	$1,300	$70
2011	1,941	1,330	80
2012	2,027	1,370	90
2013	2,254	1,390	100
2014	2,841	1,420	110
Years 2015-2019	18,438	7,570	670

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2009 was 8.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2012 and remain at 4.0% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 12—EMPLOYEE BENEFIT PLANS (Continued)

accumulated postretirement benefit obligation as of April 2, 2009 by $1,840,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2009 by $149,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2009 by $1,585,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2009 by $130,000. The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D").

        The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. The Company currently matches 100% of each eligible employee's elective contributions up to 5% of the employee's eligible compensation. Effective for fiscal year 2010, the Company will match 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. The Company's expense under the 401(k) savings plan was $2,374,000, $2,476,000, and $2,295,000 for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively.

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $559,000, $1,004,000, and $792,000, for the periods ended April 2, 2009, April 3, 2008 and March 29, 2007, respectively. On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company has received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. However, the Company also estimates that approximately $2,839,000 of this liability was discharged in bankruptcy by companies it acquired. As of April 2, 2009, the Company has recorded a liability related to this matter in the amount of $4,311,000 and has made contributions of approximately $968,000. The final partial withdrawal liability amount may be adjusted based on a legal review of the plan's assessment, the Company's records and ensuing discussions with the plan's trustees.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violated the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department sought

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Justice Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. AMCE estimates that the cost of betterments related to the remaining remedies required for line-of-sight violations will be approximately $4,300,000 over a 4-5 year term. The Justice Department has moved for reconsideration and in the alternate, a larger panel of judges to review before the Ninth Circuit Court of Appeals.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $51,871,000, and through April 2, 2009 AMCE has incurred approximately $23,582,000 of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        AMCE estimates the range of the loss for liability fines to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability of approximately $349,000.

        Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff's renewed motion for class certification. Plaintiff has appealed this decision and the case is stayed pending this appeal. The Company believes the plaintiff's allegations, particularly those asserting AMC's willfulness, are without merit.

        Union Sponsored Pension Plan.    On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company has received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. However, the Company also estimates that approximately $2,839,000 of this liability was discharged in bankruptcy by companies it acquired. As of April 2, 2009, the Company has recorded a liability related to this matter in the amount of $4,311,000 and has made contributions of approximately $968,000. The

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

final partial withdrawal liability amount may be adjusted based on a legal review of the plan's assessment, the Company's records and ensuing discussions with the plan's trustees.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and suppliers and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

NOTE 14—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed, vacated office space, and from terminating the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres. As of April 2, 2009, the Company has reserved $7,386,000 for lease terminations which have either not been consummated or paid, related primarily to 2 theatres with 14 screens and vacant restaurant space. In connection with the Loews Merger, the Company accrued $4,845,000 for future lease obligations at facilities that had been closed or were duplicate facilities that were planned to be closed following the Merger. The accrual was primarily related to the New York City home office lease, which has been fully paid in fiscal 2008. The Company is obligated under long-term lease commitments with remaining terms of up to 19 years for theatres which have been closed. As of April 2, 2009, base rents aggregated approximately $1,492,000 annually and $9,933,000 over the remaining terms of the leases.

        A rollforward of reserves for theatre and other closure is as follows:

	Fifty-two Week Period			Fifty-three Week Period			Fifty-two Week Period
	April 2, 2009			April 3, 2008			March 29, 2007
(In thousands)	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total
Beginning balance	$10,844	$—	$10,844	$17,621	$1,274	$18,895	$21,716	$4,618	$26,334
Merger adjustment	—	—	—	—	—	—	(195)	(718)	(913)
Theatre and other closure expense (income)	(2,262)	—	(2,262)	(20,677)	(293)	(20,970)	8,849	162	9,011
Transfer of deferred rent and capital lease obligations	2,824	—	2,824	10,514	—	10,514	194	—	194
Cash (payments) & receipts, net	(4,020)	—	(4,020)	3,386	(981)	2,405	(12,943)	(2,788)	(15,731)

Ending balance	$7,386	$—	$7,386	$10,844	$—	$10,844	$17,621	$1,274	$18,895

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 14—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

        During the fifty-two weeks ended April 2, 2009, the Company recognized $2,262,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for two theatres that were closed during this period. The Company did not receive cash payments in connection with the lease terminations, but recognized income from the write-off of the unamortized deferred rent liability. During the fifty-three weeks ended April 3, 2008, the Company recognized $20,970,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms at seven of its theatres that were either closed or the lease terms were settled favorably during this period. The Company received net cash payments of $10,159,000 in connection with these seven lease terminations.

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. As of April 2, 2009, the future lease obligations are discounted at annual rates ranging from 7.55% to 8.54%.

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, ("SFAS 157") as of the beginning of the first quarter of fiscal 2009 for financial assets and liabilities recognized or disclosed at fair value on a recurring basis. The adoption of this Statement did not have a material impact on the Company's consolidated financial position and results of operations. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In February 2008, the FASB issued FASB Staff Position FAS 157-2, which delays the effective date for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Due to the deferral, the Company has delayed the implementation of SFAS 157 provisions on the fair value of goodwill, intangible assets with indefinite lives, and nonfinancial long-lived assets until the beginning of fiscal 2010. SFAS 157 enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. SFAS 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

        Level 1: Quoted market prices in active markets for identical assets or liabilities.

        Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

        Level 3: Unobservable inputs that are not corroborated by market data.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis:

		Fair Value Measurements at April 2, 2009 Using
(In thousands)	Total Carrying Value at April 2, 2009	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Money market mutual funds	$376,081	$376,081	$—	$—
Deferred compensation plan assets(1)	2,828	2,828	—	—
Non-qualified defined benefit plan assets	83	83	—	—

Total assets at fair value	$378,992	$378,992	$—	$—

Liabilities:
Interest rate swap agreements	$552	$—	$552	$—

Total liabilities at fair value	$522	$—	$552	$—

(1)
The Company recognized an impairment loss of $1,512,000 recorded in investment income related to unrealized losses previously recorded in accumulated other comprehensive income on marketable equity securities related to one of its deferred compensations plans where the Company determined the decline in fair value below historical cost to be other than temporary.

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The money market funds are classified within Level 1 of the valuation hierarchy. The deferred compensation plan and non-qualified defined benefit plan assets are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy. The interest rate swap is measured at fair value using LIBOR and incorporates credit data that measures nonperformance risk. The interest rate swap agreement is classified within Level 2 of the valuation hierarchy.

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that an entity disclose the fair value of financial instruments for which it is practicable to estimate that value. The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. At April 2, 2009, the carrying amount of the Company's liabilities for corporate borrowings was approximately $1,687,941,000 and the fair value was approximately $1,529,319,000. At April 3, 2008, the carrying amount of the corporate borrowings was approximately $1,615,672,000 and the fair value of was approximately $1,502,662,000. Quoted market prices were used to value publicly held corporate borrowings.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 16—OPERATING SEGMENT

        The Company reports information about operating segments in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, ("SFAS 131"). SFAS 131 requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. During fiscal 2009, the Company has identified one reportable segment for its theatrical exhibition operations. Previously, the Company had three operating segments which consisted of United States and Canada Theatrical Exhibition, International Theatrical Exhibition, and Other. The reduction in the number of operating segments was a result of the disposition of Cinemex in December 2008. Cinemex was previously reported in the International Theatrical Exhibition operating segment and accounted for a substantial majority of that segment. In addition, in the second quarter of fiscal 2009, the Company consolidated the Other operating segment with the United States and Canada Theatrical Exhibition operating segment due to a previous contribution of advertising net assets to NCM. During fiscal 2009, the United States and Canada Theatrical Exhibition operating segment was renamed the Theatrical Exhibition operating segment.

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
United States	$2,184,686	$2,254,399	$2,232,529
Canada	61,830	56,581	52,496
France	5,015	6,100	5,021
United Kingdom	13,956	15,964	13,176

Total revenues	$2,265,487	$2,333,044	$2,303,222

Long-term assets (In thousands), Gross	April 2, 2009	April 3, 2008
United States	$4,506,023	$4,520,273
Canada	63,700	75,798
France	9,803	14,955
United Kingdom	11,068	11,573
Mexico	—	402,403

Total long-term assets(1)	$4,590,594	$5,025,002

(1)
Consolidated long-term assets are comprised of property, intangible assets, deferred income taxes, goodwill and other long-term assets. Segment long term assets are comprised of property, intangible assets and goodwill.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulations S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's debts are full and unconditional and joint and several. There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. The Company and its subsidiary guarantor's investments in its consolidated subsidiaries are presented under the equity method of accounting.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,567,717	$12,611	$—	$1,580,328
Concessions	—	621,228	5,023	—	626,251
Other theatre	—	57,572	1,336	—	58,908

Total revenues	—	2,246,517	18,970	—	2,265,487
Costs and Expenses
Film exhibition costs	—	822,147	5,638	—	827,785
Concession costs	—	66,650	1,129	—	67,779
Operating expense	—	582,768	6,608	—	589,376
Rent	—	440,823	7,980	—	448,803
General and administrative:
Merger, acquisition and transaction costs	—	650	—	—	650
Management fee	—	5,000	—	—	5,000
Other	—	53,496	132	—	53,628
Preopening expense	—	5,421	—	—	5,421
Theatre and other closure (income)	—	(2,175)	(87)	—	(2,262)
Depreciation and amortization	—	201,095	318	—	201,413
Impairment of long-lived assets	—	73,547	—	—	73,547
Disposition of assets and other gains	—	(1,642)	—	—	(1,642)

Total costs and expenses	—	2,247,780	21,718	—	2,269,498

Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	95,497	2,079	—	(97,576)	—
Other income	—	(14,139)	—	—	(14,139)
Interest expense
Corporate borrowings	115,881	151,966	—	(152,090)	115,757
Capital and financing lease obligations	—	5,990	—	—	5,990
Equity in non-consolidated entities	(1,280)	(27,024)	3,481	—	(24,823)
Investment (income)	(129,512)	(23,838)	(436)	152,090	(1,696)

Total other expense (income)	80,586	95,034	3,045	(97,576)	81,089

Earnings (loss) from continuing operations before income taxes	(80,586)	(96,297)	(5,793)	97,576	(85,100)
Income tax provision	2,300	3,500	—	—	5,800

Earnings (loss) from continuing operations	(82,886)	(99,797)	(5,793)	97,576	(90,900)
Earnings from discontinued operations, net of income taxes	1,714	4,300	3,714	—	9,728

Net earnings (loss)	$(81,172)	$(95,497)	$(2,079)	$97,576	$(81,172)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,584,350	$31,256	$—	$1,615,606
Concessions	—	634,827	13,503	—	648,330
Other theatre	—	66,731	2,377	—	69,108

Total revenues	—	2,285,908	47,136	—	2,333,044
Costs and Expenses
Film exhibition costs	—	826,259	15,382	—	841,641
Concession costs	—	67,451	2,146	—	69,597
Operating expense	—	590,109	17,479	—	607,588
Rent	—	424,086	15,303	—	439,389
General and administrative:
Merger, acquisition and transaction costs	183	3,488	68	—	3,739
Management fee	—	5,000	—	—	5,000
Other	159	38,720	223	—	39,102
Preopening expense	—	7,130	—	—	7,130
Theatre and other closure (income)	—	(15,454)	(5,516)	—	(20,970)
Depreciation and amortization	—	219,602	2,509	—	222,111
Impairment of long-lived assets	—	8,933	—	—	8,933
Disposition of assets and other gains	—	(2,408)	—	—	(2,408)

Total costs and expenses	342	2,172,916	47,594	—	2,220,852

Other expense (income)
Equity in earnings of consolidated subsidiaries	(32,847)	(18,730)	—	51,577	—
Other income	—	(12,932)	—	—	(12,932)
Interest expense
Corporate borrowings	132,189	172,859	1	(173,892)	131,157
Capital and financing lease obligations	—	5,776	729	—	6,505
Equity in non-consolidated entities	(1,082)	(25,035)	(16,902)	—	(43,019)
Investment (income)	(149,147)	(46,693)	(1,834)	173,892	(23,782)

Total other expense (income)	(50,887)	75,245	(18,006)	51,577	57,929

Earnings from continuing operations before income taxes	50,545	37,747	17,548	(51,577)	54,263
Income tax provision	7,100	4,900	620	—	12,620

Earnings from continuing operations	43,445	32,847	16,928	(51,577)	41,643
Earnings from discontinued operations, net of income taxes	—	—	1,802	—	1,802

Net earnings	$43,445	$32,847	$18,730	$(51,577)	$43,445

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended March 29, 2007:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,550,515	$26,409	$—	$1,576,924
Concessions	—	618,919	13,005	—	631,924
Other theatre	—	87,940	6,434	—	94,374

Total revenues	—	2,257,374	45,848	—	2,303,222
Costs and Expenses
Film exhibition costs	—	806,049	14,816	—	820,865
Concession cost	—	64,312	2,302	—	66,614
Operating expense	—	562,859	16,264	—	579,123
Rent	—	412,762	15,282	—	428,044
General and administrative:
Merger, acquisition and transaction costs	—	9,988	8	—	9,996
Management fee	—	5,000	—	—	5,000
Other	41	45,521	298	—	45,860
Preopening expense	—	4,776	—	—	4,776
Theatre and other closure expense	—	8,965	46	—	9,011
Depreciation and amortization	—	225,608	2,829	—	228,437
Impairment of long-lived assets	—	10,686	—	—	10,686
Disposition of assets and other gains	—	(11,183)	—	—	(11,183)

Total costs and expenses	41	2,145,343	51,845	—	2,197,229

Other expense (income)
Equity in net (earnings) loss of consolidated subsidiaries	(183,894)	8,294	—	175,600	—
Other income	—	(10,267)	—	—	(10,267)
Interest expense
Corporate borrowings	189,844	169,007	3,699	(173,741)	188,809
Capital and financing lease obligations	—	4,156	513	—	4,669
Equity in (earnings) losses of non-consolidated entities	(287)	(235,943)	2,526	—	(233,704)
Investment expense (income)	(153,983)	(34,310)	(2,833)	173,741	(17,385)

Total other expense (income)	(148,320)	(99,063)	3,905	175,600	(67,878)

Earnings (loss) from continuing operations before income taxes	148,279	211,094	(9,902)	(175,600)	173,871
Income tax provision	14,200	27,200	(2,354)	—	39,046

Earnings (loss) from continuing operations	134,079	183,894	(7,548)	(175,600)	134,825
Loss from discontinued operations, net of income taxes	—	—	(746)	—	(746)

Net earnings (loss)	$134,079	$183,894	$(8,294)	$(175,600)	$134,079

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 2, 2009:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$488,800	$45,209	$—	$534,009
Receivables, net	1,165	27,864	753	—	29,782
Other current assets	—	79,113	1,806	—	80,919

Total current assets	1,165	595,777	47,768	—	644,710
Investment in equity of subsidiaries	(183,134)	113,351	—	69,783	—
Property, net	—	963,386	1,282	—	964,668
Intangible assets, net	—	162,366	—	—	162,366
Intercompany advances	2,894,898	(2,980,250)	85,352	—	—
Goodwill	—	1,814,738	—	—	1,814,738
Other long-term assets	24,031	105,598	9,486	—	139,115

Total assets	$2,736,960	$774,966	$143,888	$69,783	$3,725,597

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$152,697	$2,856	$—	$155,553
Accrued expenses and other liabilities	8,864	89,259	175	—	98,298
Deferred revenues and income	—	121,198	430	—	121,628
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,423	—	—	9,923

Total current liabilities	15,364	366,577	3,461	—	385,402
Corporate borrowings	1,681,441	—	—	—	1,681,441
Capital and financing lease obligations	—	57,286	—	—	57,286
Deferred revenues for exhibitor services agreement	—	253,164	—	—	253,164
Other long-term liabilities	552	281,073	27,076	—	308,701

Total liabilities	1,697,357	958,100	30,537	—	2,685,994
Stockholder's equity (deficit)	1,039,603	(183,134)	113,351	69,783	1,039,603

Total liabilities and stockholder's equity	$2,736,960	$774,966	$143,888	$69,783	$3,725,597

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 3, 2008:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$35,312	$70,869	$—	$106,181
Receivables, net	12	26,049	20,783	—	46,844
Other current assets	—	61,488	12,678	—	74,166

Total current assets	12	122,849	104,330	—	227,191
Investment in equity of subsidiaries	(93,199)	339,524	—	(246,325)	—
Property, net	—	1,119,396	131,010	—	1,250,406
Intangible assets, net	—	183,189	23,485	—	206,674
Intercompany advances	2,720,268	(2,801,590)	81,322	—	—
Goodwill	—	1,846,252	202,613	—	2,048,865
Other long-term assets	30,474	67,775	13,597	—	111,846
Non-current assets held for sale	—	2,300	—	—	2,300

Total assets	$2,657,555	$879,695	$556,357	$(246,325)	$3,847,282

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$163,957	$13,397	$—	$177,354
Accrued expenses and other liabilities	9,820	92,461	12,315	—	114,596
Deferred revenues and income	—	122,357	12,203	—	134,560
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,047	11,206	—	20,753

Total current liabilities	16,320	381,822	49,121	—	447,263
Corporate borrowings	1,502,790	—	95,744	—	1,598,534
Capital and financing lease obligations	—	54,075	12,293	—	66,368
Deferred revenues for exhibitor services agreement	—	250,312	—	—	250,312
Other long-term liabilities	4,950	286,685	59,675	—	351,310

Total liabilities	1,524,060	972,894	216,833	—	2,713,787
Stockholder's equity (deficit)	1,133,495	(93,199)	339,524	(246,325)	1,133,495

Total liabilities and stockholder's equity	$2,657,555	$879,695	$556,357	$(246,325)	$3,847,282

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	AMCE parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$15,401	$173,229	$12,071	$—	$200,701

Cash flows from investing activities:
Capital expenditures, net	—	(92,005)	(12,699)	—	(104,704)
Proceeds from disposition of Fandango	—	2,383	—	—	2,383
Proceeds from disposition of Cinemex, net of cash disposed	244,095	—	(19,717)	—	224,378
LCE screen integration	—	(4,700)	—	—	(4,700)
Software licensing and development	—	(15,713)	(1,039)	—	(16,752)
Other, net	—	262	58	—	320

Net cash provided by investing activities	244,095	(109,773)	(33,397)	—	100,925

Cash flows from financing activities:
Principal payments on Term Loan B	(6,500)	—	—	—	(6,500)
Principal payments under mortgages and capital and financing lease obligation	—	(3,048)	(404)	—	(3,452)
Deferred financing costs	—	(525)	—	—	(525)
Change in construction payables	—	(9,331)	—	—	(9,331)
Borrowing under Revolver Credit Facility	185,000	—	—	—	185,000
Dividends paid to Marquee Holdings Inc.	(35,989)	—	—	—	(35,989)
Change in intercompany advances	(402,007)	402,936	(929)	—	—

Net cash provided by financing activities	(259,496)	390,032	(1,333)	—	129,203

Effect of exchange rate changes on cash and equivalents	—	—	(3,001)	—	(3,001)

Net increase (decrease) in cash and equivalents	—	453,488	(25,660)	—	427,828
Cash and equivalents at beginning of period	—	35,312	70,869	—	106,181

Cash and equivalents at end of period	$—	$488,800	$45,209	$—	$534,009

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	AMCE parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$18,329	$169,661	$32,218	$—	$220,208

Cash flows from investing activities:
Capital expenditures	—	(143,669)	(8,007)	—	(151,676)
Construction project costs reimbursable by landlord	—	(2,138)	—	—	(2,138)
Proceeds from restricted cash	—	—	1,513	—	1,513
Proceeds from disposal of Fandango	—	17,977	—	—	17,977
Proceeds from disposal of HGCSA	—	—	28,682	—	28,682
LCE screen integration payment	—	(11,201)	—	—	(11,201)
Proceeds on disposal of long-term assets	—	175	—	—	175
Software licensing and development	—	(18,929)	(495)	—	(19,424)
Other, net	—	1,525	(4,838)	—	(3,313)

Net cash (used in) investing activities	—	(156,260)	16,855	—	(139,405)

Cash flows from financing activities:
Principal payments on Term Loan B	(8,125)	—	—	—	(8,125)
Principal payments under Mortgages and Capital and Financing lease obligation	—	(5,446)	(624)	—	(6,070)
Change in construction payables	—	13,586	—	—	13,586
Repayment of Cinemex Credit Facility	—	—	(12,100)	—	(12,100)
Dividends paid to Marquee Holdings Inc.	(293,551)	—	—	—	(293,551)
Proceeds from financing lease obligations	—	16,872	—	—	16,872
Change in intercompany advances	283,347	(290,523)	7,176	—	—

Net cash used in financing activities	(18,329)	(265,511)	(5,548)	—	(289,388)

Effect of exchange rate changes on cash and equivalents	—	—	(2,397)	—	(2,397)

Net increase (decrease) in cash and equivalents	—	(252,110)	41,128	—	(210,982)
Cash and equivalents at beginning of period	—	287,422	29,741	—	317,163

Cash and equivalents at end of period	$—	$35,312	$70,869	$—	$106,181

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended March 29, 2007:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(68,145)	$464,440	$21,456	$—	$417,751

Cash flows from investing activities:
Capital expenditures	—	(119,534)	(19,205)	—	(138,739)
Construction project costs reimbursable by landlord	—	(9,726)	—	—	(9,726)
NCM Distribution	—	285,814	—	—	285,814
Proceeds on disposal-discontinued operations	—	—	35,446	—	35,446
Proceeds from disposition of long-term assets	—	116,439	—	—	116,439
Software licensing and development	—	(4,703)	—	—	(4,703)
Other, net	4,667	(10,401)	5,172	—	(562)

Net cash provided by investing activities	4,667	257,889	21,413	—	283,969

Cash flows from financing activities:
Repurchase of senior unsecured floating rate notes due 2010	(205,000)	—	—	—	(205,000)
Repurchase of notes due 2011	(212,811)	—	—	—	(212,811)
Repurchase of notes due 2012	(175,000)	—	—	—	(175,000)
Payments on Term Loan B	(6,500)	—	—	—	(6,500)
Principal payments under mortgages and capital and financing lease obligations	—	(3,209)	(639)	—	(3,848)
Deferred financing costs	750	(3,247)	(109)	—	(2,606)
Change in construction payables	—	(7,466)	—	—	(7,466)
Borrowing under Cinemex credit facility	—	—	2,100	—	2,100
Change in intercompany advances	662,039	(617,430)	(44,609)	—	—

Net cash (used in) provided by financing activities	63,478	(631,352)	(43,257)	—	(611,131)

Effect of exchange rate changes on cash and equivalents	—	—	(3,541)	—	(3,541)

Net increase in cash and equivalents	—	90,977	(3,929)	—	87,048
Cash and equivalents at beginning of period	—	196,445	33,670	—	230,115

Cash and equivalents at end of period	$—	$287,422	$29,741	$—	$317,163

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 18—RELATED PARTY TRANSACTIONS

Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other pre-existing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings, including a Second Amended and Restated Certificate of Incorporation of Holdings, a Second Amended and Restated Stockholders Agreement, a Voting Agreement among Holdings and the pre-existing stockholders of Holdings, a Voting Agreement among Holdings and the former stockholders of LCE Holdings and an Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings. These agreements terminated on June 11, 2007, the date of the holdco merger, and were superseded by substantially identical agreements entered into by AMC Entertainment Holdings, Inc., the Sponsors and Holdings' other stockholders (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent consist of up to nine directors, two of whom are designated by JPMP, two of whom are designated by Apollo, one of whom is the Chief Executive Officer of Parent, one of whom is designated by Carlyle, one of whom is designated by Bain, one of whom is designated by Spectrum and one of whom is designated by Bain, Carlyle and Spectrum, voting together, so long as such designee was consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum have three votes on all matters placed before the Board of Directors of Holdings and AMCE and the Chief Executive Officer of Parent and the director designated by Carlyle, Bain and Spectrum voting together have one vote each. The number of directors respectively designated by the Sponsors are to be reduced upon a decrease in such Sponsors' ownership in Parent below certain thresholds.

        The Voting Agreement among Parent and the pre-existing stockholders of Holdings provided that, until the fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) would generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the former stockholders of LCE Holdings further provided that during the Blockout Period, the former LCE Holdings stockholders would generally vote their voting shares of capital stock of Parent on any matter as directed by any two of Carlyle, Bain and Spectrum, except in certain specified instances. In addition, certain actions of Parent, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively held at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE, the Governance Agreements prohibited the Sponsors and the other pre-existing stockholders of Holdings from transferring any of their interests in

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

Parent, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an initial public offering, Parent and, in the event Parent did not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of Holdings, have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a Sponsor or other former continuing stockholder of Holdings was proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that resulted in a sale of all or substantially all of Parent, such Sponsors may have elected to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of Holdings proposes to transfer shares of Parent held by it, then such stockholder would have given notice to each other stockholder, who would each have had the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of Holdings have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group have the right at any time following an initial public offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

held by stockholders of Parent for sale to the public under the Securities Act, Parent must give written notice of the proposed registration to each stockholder, who then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder agrees that it would not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provided for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, and such time as the sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provided for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3,500,000 for fees payable by Holdings in any single fiscal year in order to maintain AMCE's and its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by AMC Entertainment Holdings, Inc., Holdings, AMCE, the Sponsors and Holdings' other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.839%); Apollo (20.839%); Bain Capital Partners (15.13%); The Carlyle Group (15.13%); Spectrum Equity Investors (9.79%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.91%); Co-Investment Partners, L.P. (3.91%); Caisse de Depot et Placement du Quebec (3.128%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.737%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.134%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors have the ability to control the Company's affairs and policies and the election of directors and appointment of management.

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid is a member of the Company's Board of Directors.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006 AMCE sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes.

AMCE Dividends to Holdings

        On April 3, 2008 the AMCE declared and made distributions to Holdings in the amount of $21,830,000 which has been recorded by AMCE as a reduction to additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount Notes due 2014 of $14,447,700. In connection with the holdco merger, AMCE paid a dividend to Holdings of $275,000,000 which has been recorded by AMCE as a reduction to additional paid-in capital.

        During fiscal 2009, AMCE used cash on hand to pay dividend distributions to Holdings in an aggregate amount of $35,989,000. Holdings and Parent used the available funds to make cash interest payments on the 12% Senior Discount Notes due 2014, repurchase treasury stock and make payments

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 2, 2009, April 3, 2008 and March 29, 2007

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

related to the liability classified options, and pay corporate overhead expenses incurred in the ordinary course of business.

NOTE 19—SUBSEQUENT EVENTS—DIVIDEND

        During April and May of 2009, AMCE made dividend payments to its stockholder Marquee Holdings Inc. and Marquee Holdings Inc. made dividend payments to its stockholder AMC Entertainment Holdings, Inc. totaling $300,000,000. AMC Entertainment Holdings, Inc. made payments to purchase term loans and reduced the principal balance of the Parent Term Loan Facility to $226,261,000 with a portion of the dividend proceeds.

NOTE 20—SUBSEQUENT EVENTS (UNAUDITED)—ORIGINAL NOTES OFFERING AND CASH TENDER OFFER

        On June 9, 2009, AMCE issued $600,000,000 aggregate principal amount of the original notes pursuant to an indenture, dated as of June 9, 2009, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        Concurrently with the initial notes offering, the Company launched a cash tender offer and consent solicitation for any and all of its currently outstanding 8 5/8% senior notes due 2012 (the "Existing AMCE Senior Notes") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding 8 5/8% senior notes due 2012 validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer").

        The Company used the net proceeds from the issuance of the original notes to pay the consideration for the Cash Tender Offer plus any accrued and unpaid interest of the $238,065,000 principal amount of Existing AMCE Senior Notes tendered. The Company will use the remaining amount of net proceeds for other general corporate purposes, which may in the future include retiring any outstanding Existing AMCE Senior Notes not purchased in the Cash Tender Offer and portions of its other existing indebtedness and indebtedness of its parent companies through open market purchases or by other means. The Company intends to redeem any of the Existing AMCE Senior Notes that remain outstanding after the closing of the Cash Tender Offer at a price of $1,021.56 per $1,000 principal amount of Existing AMCE Senior Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the indenture governing the Existing AMCE Senior Notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC (the "Company") as of January 1, 2009 and December 27, 2007, and the related statements of operations, members' equity (deficit), and cash flows for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2009 and December 27, 2007, and the results of its operations and its cash flows for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 5, 2009

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	January 1, 2009	December 27, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34.1	$7.5
Receivables, net of allowance of $2.6 and $1.5 million, respectively	92.0	91.6
Prepaid expenses	1.6	1.9
Prepaid management fees to managing member	0.5	0.5

Total current assets	128.2	101.5
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $27.0 and $17.3 million, respectively	28.0	22.2
INTANGIBLE ASSETS, net of accumulated amortization of $1.5 and $0 million, respectively	111.8	—
OTHER ASSETS:
Debt issuance costs, net	11.1	13.0
Investment in affiliate	—	7.0
Restricted cash	0.3	0.3
Other long-term assets	0.5	0.2

Total other assets	11.9	20.5

TOTAL	$279.9	$144.2

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	25.6	15.8
Amounts due to managing member	22.1	16.7
Accrued expenses	6.3	10.0
Accrued payroll and related expenses	5.7	7.2
Accounts payable	11.2	6.6
Deferred revenue	3.4	3.3

Total current liabilities	74.3	59.6
OTHER LIABILITIES:
Borrowings	799.0	784.0
Interest rate swap agreements	87.7	14.4
Other long-term liabilities	4.5	—

Total other liabilities	891.2	798.4

Total liabilities	965.5	858.0

COMMITMENTS AND CONTINGENCIES (NOTE 10)
MEMBERS' EQUITY/(DEFICIT)	(685.6)	(713.8)

TOTAL	$279.9	$144.2

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF OPERATIONS

(In millions)

	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006
REVENUE:
Advertising (including revenue from founding members of $43.3, $40.9, $0.0 and $0.0 million, respectively)	$330.3	$282.7	$20.6	$188.2
Administrative fees—founding members	—	—	0.1	5.4
Meetings and events	38.9	25.4	2.9	25.4
Other	0.3	0.2	—	0.3

Total	369.5	308.3	23.6	219.3

OPERATING EXPENSES:
Advertising operating cost	18.7	9.1	1.1	9.2
Meetings and events operating costs	25.1	15.4	1.4	11.1
Network costs	17.0	13.3	1.7	14.7
Theatre access fees/circuit share costs—founding members	49.8	41.5	14.4	130.1
Selling and marketing costs	47.9	40.9	5.2	38.2
Administrative costs	14.5	10.0	2.8	16.4
Administrative fee—managing member	9.7	9.2	—	—
Severance plan costs	0.5	1.5	0.4	4.2
Depreciation and amortization	12.4	5.0	0.7	4.8
Other costs	1.3	0.9	—	0.6

Total	196.9	146.8	27.7	229.3

OPERATING INCOME (LOSS)	172.6	161.5	(4.1)	(10.0)
Interest Expense, Net:
Borrowings	51.8	48.0	0.1	0.6
Change in derivative fair value	14.2	—	—	—
Interest income and other	(0.2)	(0.2)	—	(0.1)

Total	65.8	47.8	0.1	0.5
Impairment and related loss	11.5	—	—	—

NET INCOME (LOSS)	$95.3	$113.7	$(4.2)	$(10.5)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/(DEFICIT)

(In millions)

Total
Balance—December 29, 2005	$9.8

Capital contribution from members	0.9
Contribution of severance plan payments	4.2
Distribution to members	(0.9)
Net loss	(10.5)

Balance—December 28, 2006	$3.5

Contribution of severance plan payments	0.4
Net loss	(4.2)

Balance—February 12, 2007	$(0.3)

Balance—February 13, 2007	$(0.3)
Contribution of severance plan payments	1.5
Capital contribution from managing member	746.1
Capital contribution from founding member	11.2
Distribution to managing member	(53.3)
Distribution to founding members	(1,521.6)
Reclassification of unit option plan	2.3
Comprehensive Income:
Unrealized (loss) on cash flow hedge	$(14.4)
Net income	113.7

Total Comprehensive Income	$99.3

Share-based compensation expense	1.0

Balance—December 27, 2007	$(713.8)

Contribution of severance plan payments	0.5
Capital contribution from managing member	0.6
Capital contribution from founding members	4.7
Distribution to managing member	(55.5)
Distribution to founding members	(75.5)
Units issued for purchase of intangible asset	116.1
Comprehensive Income:
Unrealized (loss) on cash flow hedge	$(59.1)
Net income	95.3

Total Comprehensive Income	$36.2
Share-based compensation expense	1.1

Balance—January 1, 2009	$(685.6)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss)	$95.3	$113.7	$(4.2)	$(10.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12.4	5.0	0.7	4.8
Non-cash severance plan and share-based compensation	1.5	2.5	0.7	6.1
Non-cash impairment and related loss	11.5	—	—	—
Net realized and unrealized hedging transactions	14.2	—	—	—
Amortization of debt issuance costs and loss on repayment of debt	1.9	1.7	—	—
Changes in operating assets and liabilities:
Receivables—net	(0.4)	(40.3)	12.6	(27.3)
Accounts payable and accrued expenses	(0.7)	10.4	(4.4)	4.4
Amounts due to founding members and managing member	0.4	(51.1)	(3.7)	33.4
Payment of severance plan costs	—	—	—	(3.5)
Other	0.1	(1.3)	0.5	0.9

Net cash provided by operating activities	136.2	40.6	2.2	8.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16.6)	(13.8)	(0.5)	(6.3)
Investment in restricted cash	—	(0.3)	—	—
Investment in affiliate	—	(7.0)	—	—

Net cash (used in) investing activities	(16.6)	(21.1)	(0.5)	(6.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reimbursement (payment) of offering costs and fees	—	4.7	(0.1)	(4.0)
Proceeds from borrowings	139.0	924.0	13.0	66.0
Repayments of borrowings	(124.0)	(150.0)	(13.0)	(56.0)
Proceeds from managing member contributions	0.6	746.1	—	—
Proceeds from founding member contributions	9.7	7.5	—	0.9
Distribution to founding members and managing member	(118.3)	(1,538.0)	—	(0.9)
Payment of debt issuance costs	—	(14.6)	—	—
Proceeds of short-term borrowings from founding members	—	—	—	3.0
Repayments of short-term borrowings to founding members	—	—	—	(4.3)

Net cash provided by (used in) financing activities	(93.0)	(20.3)	(0.1)	4.7

CHANGE IN CASH AND CASH EQUIVALENTS	26.6	(0.8)	1.6	6.7
CASH AND CASH EQUIVALENTS:
Beginning of period	7.5	8.3	6.7	—

End of period	$34.1	$7.5	$8.3	$6.7

Supplemental disclosure of non-cash financing and investing activity:
Contribution for severance plan payments	$0.5	$1.5	$0.4	$4.2
Increase in distributions payable to founding members and managing member	$49.7	$37.0	—	—
Contributions from members collected after period end	$0.4	$3.7	—	—
Integration payment from founding member collected after period end	$1.2	—	—	—
Purchase of an intangible asset with subsidiary equity	$116.1	—	—	—
Increase in property and equipment not requiring cash in the period	—	$0.6	—	$0.3
Increase in deferred offering costs	—	—	—	$0.5
Unit option plan reclassified to equity	—	$2.3	—	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$48.3	$44.0	$0.1	$0.4

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Formation of Business

        National CineMedia, LLC ("NCM LLC" or "the Company" commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM to distribute advertising, business meeting, and Fathom event services under long-term exhibitor services agreements ("ESAs") with American Multi-Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMC Entertainment, Inc. ("AMCE"), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group ("Regal"), and Cinemark USA, Inc. ("Cinemark USA"), a wholly owned subsidiary of Cinemark Holdings, Inc. ("Cinemark"). AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members". NCM LLC also provides such services to certain third-party theater circuits under multi-year network affiliate agreements, which expire at various dates.

        NCM LLC was formed through the combination of the operations of National Cinema Network, Inc. ("NCN"), a wholly owned subsidiary of AMCE, and Regal CineMedia Corporation ("RCM"), a wholly owned subsidiary of Regal. All assets contributed to and liabilities assumed by NCM LLC were recorded on NCM LLC's accounting records in the amounts as reflected on the Members' historic accounting records, based on the application of accounting principles for the formation of a joint venture under Emerging Issues Task Force ("EITF") 98-4, Accounting by a Joint Venture for Businesses Received at its Formation. Although legally structured as a limited liability company, NCM LLC was considered a joint venture for accounting purposes given the joint control provisions of the operating agreement among the members, consistent with Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Cinemark became a founding member on July 15, 2005.

Initial Public Offering and Related Transactions

        On February 13, 2007, National CineMedia, Inc. ("NCM, Inc." or "managing member"), a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM LLC, closed its initial public offering ("IPO"). NCM, Inc. used the net proceeds from its IPO to purchase a 44.8% interest in NCM LLC, paying NCM LLC $746.1 million, which included reimbursement to NCM LLC for expenses the Company advanced related to the NCM, Inc. IPO and paying the founding members $78.5 million for a portion of the NCM LLC units owned by them. NCM LLC paid $686.3 million of the funds received from NCM, Inc. to the founding members as consideration for their agreement to modify the then-existing ESAs. Proceeds received by NCM LLC from NCM, Inc. of $59.8 million, together with $709.7 million net proceeds from NCM LLC's new senior secured credit facility (see Note 7), entered into concurrently with the completion of NCM, Inc.'s IPO were used to redeem $769.5 million in NCM LLC preferred units held by the founding members. The preferred units were created immediately prior to the NCM, Inc. IPO in a non-cash recapitalization of each membership unit into one common unit and one preferred unit. Immediately prior to this non-cash recapitalization, the existing common units and employee unit options (see 8) were split on a 44,291-to-1 basis. All unit and per unit amounts in these financial statements reflect the impact of this split.

        At January 1, 2009, NCM LLC had 99,419,620 membership units outstanding, of which 42,109,966 (42.4%) were owned by NCM, Inc., 24,903,259 (25.0%) were owned by RCM, 18,414,743 (18.5%) were owned by AMC, and 13,991,652 (14.1%) were owned by Cinemark.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In connection with the completion of the NCM, Inc.'s IPO, NCM, Inc. and the founding members entered into a third amended and restated limited liability company operating agreement of NCM LLC ("LLC Operating Agreement"). Under the LLC Operating Agreement, NCM, Inc. became a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. is able to control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. NCM, Inc. cannot be removed as manager of NCM LLC. NCM LLC entered into a management services agreement with NCM, Inc. pursuant to which NCM, Inc. agrees to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs (see Note 6). NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8). NCM LLC will indemnify NCM Inc. for any losses arising from NCM Inc.'s performance under the management services agreement, except that NCM Inc. will indemnify NCM LLC for any losses caused by NCM Inc.'s willful misconduct or gross negligence.

        Under the amended and restated ESAs with the founding members, subject to limited exceptions, NCM LLC is the exclusive provider of advertising services to the founding members for a 30-year term (with a five-year right of first refusal commencing one year before the end of the term) beginning February 13, 2007 and meetings and event services to the founding members for an initial five-year term, with an automatic five-year renewal providing certain financial tests are met. In exchange for the right to provide these services to the founding members, NCM LLC is required to pay to the founding members a theatre access fee which is a specified calculation based on the attendance at the founding member theatres and the number of digital screens in founding member theatres. Prior to the NCM, Inc. IPO, NCM LLC paid to the founding members a percentage of NCM LLC's advertising revenue as advertising circuit share. Upon the completion of the NCM, Inc. IPO, the founding members assigned to NCM LLC all "legacy contracts", which are generally contracts for advertising sold by the founding members prior to the formation of NCM LLC but which were unfulfilled at the date of formation. In addition, the founding members made additional time available for sale by NCM LLC, subject to a first right to purchase the time, if needed, by the founding members to fulfill advertising obligations with their in-theatre beverage concessionaries. NCM, Inc. also entered into employment agreements with five executive officers to carry out obligations entered into pursuant to a management services agreement between NCM, Inc. and NCM LLC.

Basis of Presentation

        The Company has prepared its financial statements and related notes in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission ("SEC").

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The results of operations for the period ended December 27, 2007 are presented in two periods, reflecting operations prior to and subsequent to the NCM, Inc. IPO. The period from December 29, 2006 through February 12, 2007 is referred to as the "2007 pre-IPO period". The period from February 13, 2007 through December 27, 2007 is referred to as the "2007 post-IPO period". Separate periods have been presented because there were significant changes at the time of the NCM, Inc. IPO including modifications to the ESAs and related expenses thereunder, and significant changes to revenue arrangements and contracts with the founding members. The financial statements for both the 2007 pre-IPO period and 2007 post-IPO period give effect to allocations of revenues and expenses made using relative percentages of founding member attendance or days in each period, discrete events and other methods management considered a reasonable reflection of the results for such periods.

        The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation and presentation of NCM LLC's financial statements. Certain accounting policies involve significant judgments, assumptions and estimates by management that have a material impact on the carrying value of certain assets and liabilities, which management considers critical accounting policies. The judgments, assumptions and estimates used by management are based on historical experience, knowledge of the accounts and other factors, which are believed to be reasonable under the circumstances and are evaluated on an ongoing basis. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of NCM LLC. As a result of the various related-party agreements discussed above and in Note 6, the operating results as presented are not necessarily indicative of the results that would have occurred if all agreements were with non-related third parties.

        The founding members received all of the proceeds NCM LLC received from the NCM, Inc. and the date of NCM, Inc.'s IPO and the related issuance of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses, and $10.0 million to repay outstanding amounts under NCM LLC's then-existing revolving line of credit agreement. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, and because the founding members had no cost basis in the ESAs, all payments to the founding members with the proceeds of the managing member's IPO and related debt, amounting to approximately $1.456 billion, have been accounted for as distributions, except for the payments to liquidate accounts payable to the founding members arising from the ESAs.

Summary of Significant Accounting Policies

        Accounting Period—The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year, as was the case for fiscal year 2008.

        Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, deferred revenue, equity-based compensation and the valuation of investments in absence of market data. Actual results could differ from those estimates.

        Revenue Recognition—Advertising revenue and administrative fees from legacy contracts are recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Advertising revenue is recorded net of make-good provisions to account for delivered attendance that is less than contracted attendance. When remaining delivered attendance is provided in subsequent periods, that portion of the revenue earned is recognized in that period. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Meetings and events revenue is recognized in the period in which the event is held. Legacy contracts are advertising contracts with the founding members prior to the formation of NCM LLC, which were not assigned to NCM LLC until the IPO was completed. Administrative fees earned by the Company prior to the IPO for its services in fulfilling the legacy contracts were based on a percentage of legacy contract revenue (32% during 2006 and the 2007 pre-IPO period).

        Operating Costs—Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, and to a lesser degree, production costs of non-digital advertising, and payments due to unaffiliated theatres circuits under the network affiliate agreements.

        Meeting and event operating costs include equipment rental, catering, movie tickets acquired primarily from the founding members, revenue share under the amended and restated ESAs and other direct costs of the meeting or event.

        In the 2007 pre-IPO period and prior periods, circuit share costs were fees payable to the founding members for the right to exhibit advertisements within the theatres, based on a percentage of advertising revenue. In the 2007 post-IPO period and subsequent periods, under the amended and restated ESAs, a payment to the founding members of a theatre access fee, in lieu of circuit share expense, comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time, is reflected in expense.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs relate primarily to the advertising business and to a lesser extent to the meetings and events business.

        Leases—The Company leases various office facilities under operating leases with terms ranging from month-to-month to 8 years. We calculate straight-line rent expense over the initial lease term and renewals that are reasonably assured.

        Advertising Costs—Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of our business, we have an insignificant amount of advertising costs included in selling and marketing costs on the statement of operations.

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents. Periodically these are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Restricted Cash—At January 1, 2009 and December 27, 2007, other non-current assets included restricted cash of $0.3, which secures a letter of credit used as a lease deposit on NCM LLC's New York office.

        Receivables—Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. Refer to Note 2. Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Estimating the amount of allowance for doubtful accounts requires significant judgment and the use of estimates related to the amount and timing of estimated losses based on historical loss experience, consideration of current economic trends and conditions and debtor-specific factors, all of which may be susceptible to significant changes. To the extent actual outcomes differ from management estimates, additional provision for bad debt could be required that could adversely affect earnings or financial position in future periods.

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 3. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network that is located within the theatre is owned by the founding members, while equipment outside the theatre is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        We account for the costs of software and web site development costs developed or obtained for internal use in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and EITF 00-2, Accounting for Web Site Development Costs. The SOP and EITF require the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of our software costs and web site development costs, which are included in equipment, are depreciated over three to five years. As of January 1, 2009 and December 27, 2007, we had a net book value of $11.8 million and $9.3 million, respectively, of capitalized software and web site development costs. We recorded approximately $4.9 million, $2.8 million, $0.3 million and $1.9 million for the year ended January 1, 2009, the 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006, respectively, in depreciation expense.

        Construction in progress includes costs relating to installations of our equipment into affiliate theatres. Assets under construction are not depreciated until placed into service.

        Intangible assets consist of contractual rights and are stated at cost, net of accumulated amortization. Refer to Note 4. The Company records amortization using the straight-line method over the estimated useful life of the intangibles.

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We assess impairment of long-lived assets pursuant with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets annually. This includes determining if certain triggering events have occurred that could affect the value of an asset. Thus far, none of the above triggering events has resulted in any material impairment charges.

        Amounts Due to/from Founding Members—In the 2007 pre-IPO period and prior periods, amounts due to/from founding members included circuit share costs and cost reimbursements, net of the administrative fees earned on Legacy contracts. Amounts due to/from founding members in the 2007 post-IPO period and subsequent periods include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members, as well as revenue share earned for meetings and events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

        Amounts Due to/from Managing Member—In 2008 and the 2007 post-IPO period, amounts due to/from managing member include amounts due under the LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made periodically.

        Assets and Liabilities Measured at Fair Value on a Recurring Basis—The fair values of the Company's assets and liabilities measured on a recurring basis pursuant to SFAS No. 157, Fair Value Measurements, which the Company adopted December 28, 2007, is as follows (in millions):

		Fair Value Measurements at Reporting Date Using
	At January 1, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
ASSETS:
Investment in Affiliate(1)	—	—	—	—

LIABILITIES:
Interest Rate Swap Agreements(2)	$87.7	—	$87.7	—

(1)
During 2007, NCM LLC invested $7.0 million of cash in 6% convertible preferred stock and related option on the common stock of IdeaCast, Inc. ("IdeaCast"), a start-up company that operates an advertising network in fitness centers and health clubs throughout the United States. The preferred stock is accounted for as an investment in debt securities per SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, due to the provisions in the agreement, which give the Company a mandatory redemption right five years after the date of investment. The securities are not held for trading purposes and are therefore by default classified as available-for-sale even though it is not the Company's intent to sell these securities. There are no marketplace indicators of value that management can use to determine the fair value of the investment. Until the fourth quarter of 2008, the Company based its recurring estimated fair value of the investment in IdeaCast on a discounted cash flow model that probability weights IdeaCast's potential future cash flows under various scenarios and management's judgment, which is based in part on communications with IdeaCast and their lender. During the fourth quarter of 2008, the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Company recorded a full impairment to the value of the investment and the carrying value was adjusted to zero due to IdeaCast's defaults on its senior debt during the fourth quarter of 2008 and resulting illiquidity. The Company determined the impairment was other-than-temporary and the unrealized loss was reported as an impairment loss in the statement of operations since the fair value was determined to be significantly below cost and recoverability was deemed unlikely. The key factors identified by management in making these assessments and determining the amounts were events of default on IdeaCast's convertible debt that emerged after the fourth quarter 2008 IdeaCast operating results were analyzed and after IdeaCast failed to make a scheduled debt service payment and ongoing discussions with the convertible debt lender. Refer to Note 10 for additional details.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) (in millions)
Investment in Affiliate	Year Ended January 1, 2009
Beginning Balance	$7.0
Total gains or losses (realized/unrealized)
Included in earnings	(7.0)
Included in other comprehensive income	—
Purchases, sales, issuances, and settlements, net	—
Transfers in and/or out of Level 3	—

Ending Balance	—

(2)
In February 2007, NCM LLC has entered into interest rate swap agreements with four counterparties, which qualified for and were designated as a cash flow hedge against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138. The interest rate swap agreements have the effect of converting a portion of the Company's variable rate debt to a fixed rate of 6.734%.

        On September 15, 2008, Lehman Brothers Holdings Inc. ("Lehman") filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Lehman Brothers Special Financing ("LBSF"), a subsidiary of Lehman, is the counterparty to a notional amount of $137.5 million of NCM LLC's interest rate swaps, and Lehman is a guarantor of LBSF's obligations under such swap. NCM LLC notified LBSF on September 18, 2008 that, as a result of the bankruptcy of Lehman, an event of default had occurred under the swap with respect to which LBSF was the defaulting party. As a result, as permitted under the terms of NCM LLC's swap agreement with LBSF, the Company withheld interest rate swap payments of $1.5 million that were due to LBSF. As of January 1, 2009 the interest rate swap agreement had not been terminated. On October 3, 2008, LBSF also filed for Chapter 11 protection, which constituted another default by LBSF under the swap. To the Company's knowledge, LBSF has neither communicated its intent, nor has it taken any action in bankruptcy court to assume or reject its swap

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

agreement with NCM LLC. In addition, while the bankruptcy court has authorized LBSF to assign certain of its hedges that have not been terminated under certain circumstances, we have not received any notice that Lehman has assigned, or has entered into any negotiations to assign its swap agreement with NCM LLC. As of January 1, 2009, NCM LLC's interest rate swaps liability was $87.7 million, of which $21.9 million is related to the LBSF swap.

        Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties other than LBSF (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company's balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments other than LBSF were determined to be perfectly effective at January 1, 2007 and December 27, 2007. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described below.

        The Company performed an effectiveness test for the swaps with LBSF as of September 14, 2008, the day immediately prior to the default date, and determined they were effective on that date. As a result, the fair values of the interest rate swap on that date was recorded as a liability with an offsetting amount recorded in other comprehensive income. Cash flow hedge accounting was discontinued on September 15, 2008 due to the event of default and the inability of the Company to continue to demonstrate the swap would be effective. The Company continues to record the interest rate swap with LBSF at fair value with any change in the fair value recorded in the statement of operations. During the period from September 15, 2008 to January 1, 2009, there was a $13.8 million increase in the fair value of the liability and the Company recorded an offsetting debit to interest expense. In accordance with SFAS No. 133, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge with LBSF shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss will be amortized to interest expense over the remaining term of the interest rate swap through February 13, 2015. The amount amortized during the year ended January 1, 2009 was $0.4 million. The Company estimates approximately $1.3 million will be amortized to interest expense in the next 12 months.

        The fair value of the Company's interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR.

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Accumulated Other Comprehensive Income/Loss—Accumulated other comprehensive income/loss is composed of the following (in millions):

Hedging Transactions
Balance—February 13, 2007	$—
Change in fair value	(14.4)

Balance—December 27, 2007	(14.4)

Change in fair value	(59.5)
Reclassifications into earnings	0.4

Balance—January 1, 2009	$(73.5)

        Debt Issuance Costs—In relation to the issuance of long-term debt discussed in Note 7, we have a balance of $11.1 million and $13.0 million in deferred financing costs as of January 1, 2009 and December 27, 2007, respectively. These debt issuance costs are being amortized over the terms of the underlying obligation and are included in interest expense. For the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006 we amortized $1.9 million, $1.6 million, $0.0 million and $0.0 million of debt issuance costs, respectively.

        Other Long-Terms Assets and Liabilities—On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the reduction of the price at which the preferred stock held by NCM LLC can be converted into common stock; the lender being granted an option to "put," or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011; NCM LLC being granted an option to "call," or require the lender to sell to NCM LLC up to $10 million of funded convertible debt at par, at any time before the put is exercised in whole; and an amendment to the preexisting option to acquire additional IdeaCast common stock. The put is accounted for under FIN No. 45 (as amended), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Refer to Note 10 for additional details. The estimated fair value of the call of $2.4 million was recorded to other long-term assets and the estimated fair value of the put of $2.4 million was recorded in other long-term liabilities during the second quarter of 2008. The Company based its estimated fair value of the call and put on a discounted cash flow model that probability weights IdeaCast's business potential future cash flows under various scenarios, including the likelihood of the call, put or option being executed and management's judgment, which is based in part on communications with IdeaCast and their lender. During the fourth quarter of 2008, the Company recorded an impairment to the value of the call and the carrying value was adjusted to zero since the Company determined that the put was probable. The Company determined the impairment was other-then-temporary and the unrealized loss was reported as a non-operating loss in the statement of operations since the fair value was determined to be significantly below cost and the realizable value is not equal to or greater than the carrying value.

        Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and the revolving credit facility as reported in the Company's balance sheets approximate their fair values due to their short maturity or floating rate terms, as applicable. The

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying amounts and fair value of interest rate swap agreements are the same since the Company accounts for these instruments at fair value. As the Company's term loan does not have an active market, the Company has estimated the fair value of the term loan to be $514.8 million based on our analysis of current credit market conditions. The carrying value of the term loan was $725.00 million as of January 1, 2009.

        Share-Based Compensation—Stock-based employee compensation is accounted for at fair value under SFAS No. 123(R), Share-Based Payment. The Company adopted SFAS No. 123(R) on December 30, 2005 prospectively for new equity based grants, as there were no equity based grants prior to the date of adoption. The determination of fair value of options requires that management make complex estimates and judgments. The Company utilizes the Black-Scholes option price model to estimate the fair value of the options, which model requires estimates of various factors used, including expected life of options, risk free interest rate, expected volatility and dividend yield. Refer to Note 8.

        Income Taxes—As a limited liability company, NCM LLC's taxable income or loss is allocated to the founding members and managing member and, therefore, no provision or liability for income taxes is included in the financial statements.

Recent Accounting Pronouncements

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk related. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company is evaluating the impact of SFAS No. 161 on its financial statements.

        In April 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which improves the consistency of the useful life of a recognized intangible asset among various pronouncements. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is evaluating the impact of FSP SFAS No. 142-3 on its financial statements.

        In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. FSP No. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is evaluating the impact of FSP No. EITF 03-6-1 on its financial statements.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

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NOTES TO FINANCIAL STATEMENTS (Continued)

2. RECEIVABLES

(In Millions)	As of January 1, 2009	As of December 27, 2007
Trade accounts	$91.3	$92.2
Other	3.3	0.9
Less allowance for doubtful accounts	(2.6)	(1.5)

Total	$92.0	$91.6

        At January 1, 2009 , there was one client and one advertising agency group through which the Company sources national advertising revenue representing approximately 10% and 20%, respectively, of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. At December 27, 2007, there was one individual account representing approximately 15% of the Company's gross receivable balance. The collectability risk is reduced by dealing with large, nationwide firms who have strong reputations in the advertising industry and stable financial conditions.

	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$1.5	$1.1	$1.1	$0.5
Provision for bad debt	2.3	1.0	0.1	0.8
Write-offs, net	(1.2)	(0.6)	(0.1)	(0.2)

Balance at end of period	$2.6	$1.5	$1.1	$1.1

3. PROPERTY AND EQUIPMENT (in millions)

	As of January 1, 2009	As of December 27, 2007
Equipment	$53.3	$37.3
Leasehold Improvements	1.4	1.4
Less accumulated depreciation	(27.0)	(17.3)

Subtotal	27.7	21.4
Construction in Progress	0.3	0.8

Total property and equipment	$28.0	$22.2

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT (in millions) (Continued)

        For the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006 we recorded depreciation of $10.2 million, $4.8 million, $0.6 million and $4.0 million, respectively.

4. INTANGIBLE ASSETS

        During 2008, NCM LLC issued 2,544,949 common membership units to its founding members in connection with its rights of exclusive access to net new theatres and attendees added by the founding members to NCM LLC's network and 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres. The Company recorded an intangible asset of $116.1 million representing the contractual rights. The Company based the fair value of the intangibles on the fair value of the common membership units issued. The number of units issued to Regal assumed that NCM LLC would have immediate access to the Consolidated Theatres for sales of advertising. However, Consolidated Theatres has a pre-existing advertising agreement. Accordingly, Regal makes cash integration payments to NCM LLC which will continue through January 2011 to account for the lack of access, which are recorded as a reduction of the intangible asset. As of January 1, 2009, $2.8 million has been applied to the intangible asset.

        Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, the intangible asset has a finite useful life and the Company began to amortize the asset related to the common membership units in 2008 over the remaining useful life corresponding with the ESAs. Amortization of the asset related to Consolidated Theatres will not begin until after January 2011 since the Company will not have access to on-screen advertising in the Consolidated Theatres until the run-out of their existing on—screen advertising agreement. The weighted-average amortization period is 29 years.

	As of January 1, 2009	As of December 27, 2007
	(in millions)
Beginning balance	$—	$—
Purchase of intangible asset subject to amortization	116.1	—
Less integration payments	(2.8)	—
Less accumulated amortization	(1.5)	—

Total intangible assets	$111.8	$—

        For the year ended January 1, 2009 we recorded amortization of $1.5 million. No amount of amortization was recorded prior to the current year as there were no intangible assets.

        The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

2009	$2.0
2010	2.0
2011	3.9
2012	3.9
2013	3.9

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. ACCRUED EXPENSES (in millions)

	As of January 1, 2009	As of December 27, 2007
Make-good Reserve	$1.3	$4.0
Accrued Interest	4.0	2.3
Accrued beverage concessionaire unit cost	0.1	2.4
Other accrued expenses	0.9	1.3

Total accrued expenses	$6.3	$10.0

6. RELATED-PARTY TRANSACTIONS

Year Ended January 1, 2009 and 2007 Post-IPO Period—

        Pursuant to the ESAs, the Company makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen of the founding member theatres. Also, the founding members can purchase advertising time for the display of up to 90 seconds of on-screen advertising under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand ("CPM") impressions. The total theatre access fee to the founding members for the year ended January 1, 2009 and the 2007 post-IPO period is $49.8 million and $41.5 million, respectively. The total revenue related to the beverage concessionaire agreements for the year ended January 1, 2009 and the 2007 post-IPO period is $43.3 million and $40.9 million, respectively. In addition, the Company makes payments to the founding members for use of their screens and theatres for its meetings and events business. These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event. Payments to the founding members for these events totaled $6.0 million and $3.8 million for the year ended January 1, 2009 and the 2007 post-IPO period, respectively.

        Also, pursuant to the terms of the LLC Operating Agreement in place since the close of the IPO, NCM LLC is required to make mandatory distributions to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to the members of NCM LLC for the year ended January 1, 2009 and the 2007 post-IPO period was $131.0 million and $119.1 million, respectively. At January 1, 2009, $28.7 million was included in the due to/from founding members.

        Amounts due to/from founding members at January 1, 2009 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$(0.1)	$—	$0.7	$0.6
Cost and other reimbursement	(1.1)	(0.5)	(0.6)	(2.2)
Distributions payable, net	8.9	7.0	11.3	27.2

Total	$7.7	$6.5	$11.4	$25.6

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED-PARTY TRANSACTIONS (Continued)

        Amounts due to/from founding members at December 27, 2007 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$(0.2)	$0.1	$0.2	$0.1
Cost and other reimbursement	(0.4)	(0.2)	(0.5)	(1.1)
Distributions payable, net	3.2	5.2	8.4	16.8

Total	$2.6	$5.1	$8.1	$15.8

        On January 26, 2006, AMC acquired the Loews Cineplex Entertainment Inc. ("AMC Loews") theatre circuit. The Loews screen integration agreement, effective as of January 5, 2007 and amended and restated as of February 13, 2007, between NCM LLC and AMC, commits AMC to cause substantially all of the theatres it acquired from Loews to be included in the NCM digital network in accordance with the ESAs on June 1, 2008. In accordance with the Loews screen integration agreement, prior to June 1, 2008 AMC paid the Company amounts based on an agreed-upon calculation to reflect cash amounts that approximated what NCM LLC would have generated if the Company sold on-screen advertising in the Loews theatre chain on an exclusive basis. These AMC Loews payments were made on a quarterly basis in arrears through May 31, 2008, with the exception of Star Theatres, which will be paid through March 2009 in accordance with certain run-out provisions. For the year ended January 1, 2009 and the 2007 post-IPO period, the AMC Loews payment was $4.7 million (including Star Theatres) and $11.2 million, respectively. At January 1, 2009, $0.4 million was included in the due to/from founding members. The AMC Loews payment was recorded directly to NCM LLC's members' equity account.

        On April 30, 2008, Regal acquired Consolidated Theatres. Regal must make payments pursuant to the ESAs on a quarterly basis in arrears through January 2011 in accordance with certain run-out provisions. For the year ended January 1, 2009, the Consolidated Theatres payment was $2.8 million, of which $1.2 million was included in the due to/from founding members. The Consolidated Theatres payment was recorded as a reduction of the intangible asset that was created in connection with the common membership units issued to Regal upon the closing of its acquisition of Consolidated Theatres (see Note 4).

2007 Pre-IPO Period and 2006—

        At the formation of NCM LLC and upon the admission of Cinemark as a founding member, circuit share arrangements and administrative services fee arrangements were in place with each

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED-PARTY TRANSACTIONS (Continued)

founding member. Circuit share cost and administrative fee revenue by founding member were as follows (in millions):

	Pre-IPO Period December 29, 2006 through February 12, 2007		Year Ended December 28, 2006
	Circuit Share Cost	Administrative Fee Revenue	Circuit Share Cost	Administrative Fee Revenue
AMC	$4.1	$—	$38.6	$0.2
Cinemark	3.7	0.1	29.7	0.4
Regal	6.6	—	61.8	4.8

Total	$14.4	$0.1	$130.1	$5.4

        NCM LLC's administrative services fee was earned at a rate of 32% of the $16.8 million of legacy contract value for the year ended December 28, 2006. At the closing of the IPO, the founding members entered into amended and restated ESAs, which, among other things, amended the circuit share structure in favor of the theatre access fee structure and assigned all remaining legacy contracts to NCM LLC.

        Pursuant to the agreements entered into at the completion of the IPO, amounts owed to the founding members through the date of the IPO of $50.8 million were paid by NCM LLC on March 15, 2007.

Other—

        During the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, AMC, Cinemark and Regal purchased $2.3 million, $1.4 million, $0.1 million and $2.1 million, respectively, of NCM LLC's advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC's advertising rate card and is included in advertising revenue with a percentage of such amounts returned by NCM LLC to the founding members as advertising circuit share during the 2007 pre-IPO period and the year ended December 28, 2006.

        Included in meetings and events operating costs is $1.8 million, $3.3 million, $0.2 million and $4.1 million for the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year December 28, 2006, respectively, related to purchases of movie tickets and concession products from the founding members primarily for resale to NCM LLC's customers.

IdeaCast—

        NCM LLC and IdeaCast entered into a shared services agreement, which allows for cross-marketing and certain services to be provided between the companies at rates, which will be determined on an arms length basis. The services provided by or to IdeaCast for the year ended January 1, 2009 and the 2007 post-IPO period were not material to NCM.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED-PARTY TRANSACTIONS (Continued)

RCI Unit Option Plan—

        During the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, severance expense and the related capital contribution recognized for amounts under the Regal Unit Option Plan were $0.5 million, $1.5 million, $0.4 million and $4.2 million, respectively. Since this severance plan provides for payments over future periods that are contingent upon continued employment with the Company, the cost of the severance plan is being recorded as an expense over the remaining required service periods. As the payments under the plan are being funded by Regal, Regal is credited with a capital contribution at NCM LLC equal to this severance plan expense. The Company records the expense as a separate line item in the statements of operations. The amount recorded is not allocated to advertising operating costs, network costs, selling and marketing costs and administrative costs because the recorded expense is associated with the past performance of Regal's common stock market value rather than current period performance.

National CineMedia, Inc.—

        Pursuant to the LLC Operating Agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs. During the year ended January 1, 2009 and the 2007 post-IPO period, NCM LLC paid NCM, Inc. $9.7 million and $9.2 million, respectively, for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At January 1, 2009 and December 27, 2007, $0.5 million and $0.5 million, respectively, has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8).

        Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the close of the NCM, Inc. IPO, the Company is required to made mandatory distributions to the members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to NCM, Inc. for the year ended January 1, 2009 and the 2007 post-IPO period is $55.5 million and $53.3 million, respectively. At January 1, 2009, $21.0 million is included in the due to/from managing member.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED-PARTY TRANSACTIONS (Continued)

        Amounts due to/from managing member were comprised of the following (in millions):

	January 1, 2009	December 27, 2007
Distributions payable	$21.0	$16.6
Cost and other reimbursement	1.2	0.1

Total	$22.1	$16.7

7. BORROWINGS

        Revolving Credit Agreement—On March 22, 2006, NCM LLC entered into a bank-funded $20.0 million Revolving Credit Agreement, of which $2.0 million could have been utilized in support of letters of credit. The revolving credit agreement was collateralized by trade receivables, and borrowings under the revolving credit agreement were limited to 85% of eligible trade receivables, as defined. The revolving credit agreement bore interest, at NCM LLC's option, at either an adjusted Eurodollar rate or the base rate plus, in each case, an applicable margin. Outstanding borrowings at December 28, 2006, were $10.0 million. The revolving credit agreement was repaid and cancelled on February 13, 2007.

        Senior Secured Credit Facility—On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit. The obligations under the credit facility are secured by a lien on substantially all of the assets of NCM LLC.

        The outstanding balance of the term loan facility at January 1, 2009 was $725.0 million. The outstanding balance under the revolving credit facility at January 1, 2009 was $74.0 million. As of January 1, 2009, the effective rate on the term loan was 6.01% including the effect of the interest rate swaps (both those accounted for as hedges and those not). The interest rate swaps hedged $550.0 million of the $725.0 million term loan at a fixed interest rate of 6.734% while the unhedged portion was at an interest rate of 3.75%. The weighted-average interest rate on the unhedged revolver was 3.19%. Commencing with the fourth fiscal quarter in fiscal year 2008, the applicable margin for the revolving credit facility will be determined quarterly and will be subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (defined in the NCM LLC credit agreement as the ratio of secured funded debt less unrestricted cash and cash equivalents, over Adjusted EBITDA, as defined in the credit agreement). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at January 1, 2009, including the consolidated net senior secured leverage ratio. As of January 1, 2009, our consolidated net senior secured leverage ratio was 3.9 times the covenant amount of debt that is required to be hedged. The debt covenants require 50% of the term loan, or $362.5 million to be hedged at a fixed rate. As of January 1, 2009, the Company had approximately 76% hedged (57% without considering the LBSF portion of the hedge). Of the $550.0 million that is hedged, $137.5 million is with LBSF and is still in effect. However, the Company has notified LBSF of

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. BORROWINGS (Continued)

an event of default. While not required to be in compliance with its debt covenants, the Company is evaluating whether to seek a replacement hedge for the LBSF portion. In addition, while the bankruptcy court has authorized LBSF to assign certain of its hedges that have not been terminated under certain circumstances, the Company has not received any notice that Lehman has assigned, or has entered into any negotiations to assign, its swap agreement with NCM LLC. See Note 1 for an additional discussion of the interest rate swaps.

        On September 15, 2008, Lehman filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. NCM LLC has an aggregate revolving credit facility commitment of $80.0 million with a consortium of banks, including $20.0 million with Lehman Commercial Paper Inc. ("LCPI"), a subsidiary of Lehman. As of January 1, 2009, NCM LLC borrowed $14.0 million from LCPI under the revolving credit facility. LCPI failed to fund its undrawn commitment of $6.0 million. NCM LLC does not anticipate LCPI to fulfill its funding commitment; however, the Company's cash flows have not been adversely impacted. Until the LCPI issues are resolved, NCM LLC is not anticipating repaying any of its revolver borrowings as it would effectively result in a permanent reduction of its revolving credit facility, to the extent of the LCPI commitments. In addition, while the bankruptcy court has authorized LCPI to resign as the administrative agent under the revolving credit facility, to the Company's knowledge they have not yet done so.

Future Maturities of Long-Term Borrowings—

        There are no scheduled annual maturities on the credit facility for the next five years and as of January 1, 2009; the next scheduled annual maturity on the outstanding credit facility of $799.0 million is after fiscal year 2012.

8. SHARE-BASED COMPENSATION

        On April 4, 2006, NCM LLC's board of directors approved the NCM LLC 2006 Unit Option Plan, under which 1,131,728 units were outstanding as of December 28, 2006. Under certain circumstances, holders of unit options could put the options to NCM LLC for cash. As such, the Unit Option Plan was accounted for as a liability plan and the liability was measured at its fair value at each reporting date. The valuation of the liability was determined based on provisions of SFAS No. 123(R), and factored into the valuation that the options were granted in contemplation of an IPO. The Company used the estimated pricing of the IPO at the time of the grant to determine the equity value, for each unit underlying the options. The Unit Option Plan allowed for additional equity awards to be issued to outstanding option holders in the event of the occurrence of an IPO, with the purpose of the additional option awards or restricted units being to ensure that the economic value of outstanding unit options, as defined in the agreement, held just prior to an IPO was maintained by the option holder immediately after the offering.

        At the date of the NCM, Inc. IPO, the Company adopted the NCM, Inc. 2007 Equity Incentive Plan. The employees of NCM, Inc. and the employees of NCM LLC are eligible for participation in the Equity Incentive Plan. Under the Equity Incentive Plan, NCM, Inc. issued stock options on 1,589,625 shares of common stock to holders of outstanding unit options in substitution of the unit options and

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

also issued 262,466 shares of restricted stock. In connection with the conversion at the date of the NCM, Inc. IPO, and pursuant to the antidilution adjustment terms of the Unit Option Plan, the exercise price and the number of shares of common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the NCM, Inc. IPO. The Equity Incentive Plan is treated as an equity plan under the provisions of SFAS No. 123(R), and the existing liability under the Unit Option Plan at the end of the 2007 pre-IPO period of $2.3 million was reclassified to members' equity at that date.

        As of January 1, 2009, there were 2,576,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan. Options awarded under the Equity Incentive Plan are generally granted with an exercise price equal to the market price of NCM, Inc. common stock on the date of the grant. Under the fair value recognition provisions of SFAS No. 123R, the Company recognizes stock-based compensation net of an estimated forfeiture rate, and therefore only recognizes stock-based compensation cost for those shares NCM, Inc. expects to vest over the requisite service period of the award. Options generally vest annually over a five-year period and have either 10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated for all employees to reflect the potential separation of employees.

        The Company recognized $2.1 million, $1.9 million, $0.3 million and $1.9 million for the year ended January 1, 2009, the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, respectively, of share-based compensation expense for these options and $0.1 million and $0 were capitalized during the year ended January 1, 2009 and December 27, 2007, respectively. The recognized expense, including the equity based compensation costs of NCM, Inc. employees is included in the operating results of NCM LLC. As of January 1, 2009, unrecognized compensation cost related to nonvested options was approximately $7.2 million, which will be recognized over a weighted average remaining period of 3.38 years.

        The weighted average grant date fair value of granted options was $3.77 and $6.23 for the year ended January 1, 2009 and the 2007 post-IPO period. The intrinsic value of options exercised during the year ended January 1, 2009 was $0.2 million. During 2008, the amount of cash received on option exercises was $0.6 million. The total fair value of awards vested during the year ended January 1, 2009 was $3.9 million. There were no options vested or exercised prior to the 2008 fiscal year.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires that NCM, Inc. make estimates of various factors. The following assumptions were used in the valuation of the options:

	Fiscal 2008	2007 post-IPO
Expected life of options	6.5 years	6.5 to 9 years
Risk free interest rate	3.74% to 4.09%	4.1% to 4.9%
Expected volatility	30%	30%
Dividend yield	3%	3%

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

        Activity in the Equity Incentive Plan, as converted, is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 27, 2007	1,822,906	$17.75
Granted	259,000	14.39
Exercised	(35,763)	16.35
Forfeited	(21,044)	18.56

Outstanding at January 1, 2009	2,025,099	$17.33	11.4	$0.3
Exercisable at January 1, 2009	600,177	$17.71	11.7	—
Vested and Expected to Vest at January 1, 2009	1,876,533	$17.36	11.4	$0.2

        The following table summarizes information about the stock options at January 1, 2009, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at Jan. 1, 2009	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number Exercisable at Jan. 1, 2009	Weighted Average Exercise Price
$5.35	50,500	9.8	$5.35	—	$—
$9.70 - $12.61	80,500	9.6	12.09	—	—
$16.35 - $18.01	1,426,233	12.3	16.52	482,998	16.56
$19.37 - $21.00	315,000	8.4	20.35	74,800	21.00
$24.04 - $24.74	114,866	10.7	24.25	34,779	24.27
$26.76 - $29.05	38,000	8.7	28.87	7,600	28.87

	2,025,099	11.4	$17.33	600,177	$17.71

        Non-vested Stock—NCM, Inc. implemented a non-vested stock program as part of the Equity Incentive Plan. The plan provides for non-vested stock awards to officers, board members and other key employees, including employees of NCM LLC. Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to a continued employment restriction and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the non-vested period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. Non-vested stock granted in 2008 to employees vest in equal annual installments over a five-year period. Non-vested stock granted to non-employee directors vest after one year. Compensation cost is valued based on the market price on the grant date and is expensed over the vesting period.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

        The following table represents the shares of non-vested stock:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested as of December 27, 2007	271,845	$21.21
Granted	31,500	18.97
Forfeited	(1,823)	21.00
Vested	(97,904)	21.12

Non-vested as of January 1, 2009	203,618	$20.91

        The Company recorded $1.3 million and $1.2 million in compensation expense related to such outstanding non-vested shares during the year ended January 1, 2009 and 2007 post-IPO period and minimal amounts were capitalized during the 2008 fiscal year. The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. As of January 1, 2009, unrecognized compensation cost related to non-vested stock was approximately $3.6 million, which will be recognized over a weighted average remaining period of 3.36 years. The total fair value of awards vested during the year ended January 1, 2009 was $2.1 million.

9. EMPLOYEE BENEFIT PLANS

        NCM sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The Company made discretionary contributions of $0.8 million, $0.6 million and $0.6 million during the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively.

10. COMMITMENTS AND CONTINGENCIES

        The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

Operating Lease Commitments

        The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the year ended January 1, 2009, 2007 post-IPO period, 2007 pre-IPO period and the year ended December 28, 2006, was $2.0 million, $1.3 million, $0.3 million and $1.6 million, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under noncancelable operating leases as of January 1, 2009 are as follows (in millions):

2009	$2.1
2010	1.8
2011	1.4
2012	1.3
2013	1.2
Thereafter	0.1

Total	$7.9

Contingent Put Obligation

        On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the lender being granted an option to "put," or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011. NCM may satisfy its put obligation by paying cash or issuing NCM shares of equal value. In accordance with FIN No. 45, the estimated fair value of $2.4 million was recorded as of April 29, 2008, which represents the noncontingent obligation. The carrying amount of the FIN 45 liability was $2.0 million as of January 1, 2009. During the fourth quarter of 2008, the Company determined that the initial investment and call right in IdeaCast were other-than-temporarily impaired due to IdeaCast's defaults on its senior debt and liquidity issues. The key factors identified by management in making these assessments and determining the amounts were events of default on IdeaCast's convertible debt that emerged after the fourth quarter 2008 IdeaCast operating results were analyzed and after IdeaCast failed to make a scheduled debt service payment and ongoing discussions with the convertible debt lender. Refer to Note 1 for additional details. In addition, the Company determined that the put obligation was probable and recorded an additional contingent liability of $2.5 million. The total liability at January 1, 2009 was $4.5 million, which represents the excess of a reasonably estimated probable loss on the put (net of estimated recoveries from the net assets of IdeaCast that serve as collateral for the convertible debt) obligation over the unamortized FIN 45 liability.

Minimum Revenue Guarantees

        As part of the network affiliate agreements entered in the ordinary course of business, the Company has agreed to certain minimum revenue guarantees. If an affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee. The amount and term varies for each network affiliate. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $24.0 million over the remaining terms of the network affiliate agreements. The Company has no liabilities recorded for these obligations as of January 1, 2009.

* * * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Arizona Registrant: AMC Card Processing Services, Inc. is incorporated under the laws of Arizona.

        Section 10-851 of the Arizona Revised Statutes authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual's conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in best interests of the corporation, or in all other cases, that the conduct was at least not opposed to its best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2. Section 10-851 also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

        Unless otherwise limited by its articles of incorporation, Section 10-852 of the Arizona Revised Statutes requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the Arizona Revised Statutes provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

        The articles of incorporation of AMC Card Processing Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following: (i) for the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm received by a director to which the director is not entitled; (iii) an intentional violation of Section 10-833 of the Arizona Revised Statutes and any amendment thereto; or (iv) an intentional violation of criminal law. The articles of incorporation further provide for indemnification of the directors and officers of the corporation and of any subsidiary of the corporation for liability, as defined in Section 10-851(D) of the Arizona Revised Statutes, to the fullest extent permitted by law. Any officer who is not also a director, or who is party to a proceeding on the basis of an act or omission solely as an officer, shall further be indemnified against liability for any of the exceptions described in clauses (i) through (iv) above, except that an officer who is not also a director shall not be indemnified for (a) liability in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes: (x) receipt by the officer of a financial benefit to which the officer is not entitled; (y) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law. The articles of incorporation also provide that the private property of the officers, directors and shareholders of the corporation shall be exempt from all corporate debts of any kind whatsoever. Reasonable expenses incurred by a director or officer of the corporation or any of its subsidiaries who is party to a proceeding, as defined in Section 10-850 of the Arizona Revised Statutes, shall be paid by the corporation in advance of the final disposition of such proceeding to the fullest extent permitted by Section 10-853 of the Arizona Revised Statutes or other applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount to the extent of the amount to which such person shall ultimately be determined not to be entitled.

        The by-laws of AMC Card Processing Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Pursuant to the by-laws of the corporation, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

California Registrant: Loews Citywalk Theatre Corporation is incorporated under the laws of California.

        Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Section 317 of the California Corporations Code also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through a majority vote of a quorum of the corporation's Board of Directors consisting of directors who are not party to the proceedings; approval of shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or such court in which the proceeding is or was pending upon application by designated parties.

        The articles of incorporation of Loews Citywalk Theatre Corporation provides for indemnification of any current or former director or officer of the corporation or any person who may have acted at its request as a director of officer of any other corporation in which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any action, suit or proceeding in which he is made an officer, except in relation to matters as to which such person is adjudged to be liable for negligence or misconduct in performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders or otherwise.

        The by-laws of Loews Citywalk Theatre Corporation provide for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action provided such person acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Any indemnification made under the by-laws shall be made, unless ordered by a court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Delaware Registrants:

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

(a)   AMC Entertainment Inc. is incorporated under the laws of Delaware.

        The amended and restated certificate of incorporation of AMC Entertainment Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the company, or a person of whom such person is the legal representative, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, liability and loss (including attorneys' fees, judgments, fines Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The amended and restated certificate of incorporation of AMC Entertainment Inc. also provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL. Expenses incurred in defending any such proceeding in advance of its final disposition may be paid by the corporation in advance of its final disposition, provided that if the DGCL so requires, the payment of such expenses shall only be made upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified by the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because such person has met the applicable standard of conduct set forth in the DGCL nor an actual determination that such person has failed to meet such standard of conduct shall be a defense to an action brought by a claimant whom the corporation has failed to pay in full within 30 days of having received a written claim.

(b)   AMC Entertainment International, Inc. is incorporated under the laws of Delaware.

        The by-laws of AMC Entertainment International, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

        The certificate of incorporation of AMC Entertainment International, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

(c)   LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. are incorporated under the laws of Delaware.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, including attorney's fees, judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action and shall include the advancement, upon request, of such expenses, provided that the corporation shall not indemnify or advance expenses in connection with any proceeding initiated by or on behalf of such person. Any person seeking indemnification under the certificate of incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

(d)   Loews Theatre Management Corp. is incorporated under the laws of Delaware.

        The by-laws of Loews Theatre Management Corp. provide for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Any indemnification made under the by-laws shall be made, unless ordered by a court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

        The certificate of incorporation of Loews Theatre Management Corp. provides that the personal liability of its directors is eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL.

(e)   Loews Cineplex U.S. Callco, LLC is incorporated under the laws of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company, subject to any standards and restrictions set froth in its limited liability company agreement, to indemnify and hold harmless any member or manager of the limited liability company or other person from and against any and all claims and demands whatsoever.

        The limited liability company agreement of Loews Cineplex U.S. Callco, LLC provides that its directors shall not be liable, responsible or accountable, in damages or otherwise to the company for any act performed by such director with respect to company matters, except for fraud, gross negligence or an intentional breach of such limited liability company agreement. The limited liability company agreement further provides for indemnification of each of its directors for any act performed by such director with respect to company matters, except for fraud, gross negligence or an intentional breach of such limited liability company agreement. Additionally, the limited liability company agreement provides that company's member shall not be liable under a judgment, decree or order of a court, or in any other matter, for a debt, obligation or liability of the company, except as provided by law or as otherwise specifically provided in the limited liability company agreement.

District of Columbia Registrant: Club Cinema of Mazza, Inc. is incorporated under the laws of the District of Columbia.

        Section 29-101.04 of the District of Columbia Business Corporation Act authorizes a corporation to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty.

        There is no provision for indemnification in the articles of incorporation or by-laws of Club Cinema of Mazza, Inc.

Kansas Registrant: AMC License Services, Inc. is incorporated under the laws of Kansas.

        Section 17-6305 of the Kansas General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Notwithstanding the preceding sentence, no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless otherwise determined by the court in which such proceeding is pending. A Kansas corporation may also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        The by-laws of AMC License Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The articles of incorporation of AMC License Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section 17-6424 of the Kansas General Corporation Law and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit.

Massachusetts Registrant: Premium Theater of Framingham, Inc. is incorporated under the laws of Massachusetts.

        Section 8.51 of the Massachusetts Business Corporation Act authorizes a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation's articles of organization. Section 8.52 further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.52 of the Massachusetts Business Corporation Act requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director.

        There is no provision for indemnification in the articles of organization or by-laws of Premium Theater of Framingham, Inc.

Missouri Registrant: American Multi-Cinema, Inc. is incorporated under the laws of Missouri.

        Section 351.355 of the General and Business Corporation Law of Missouri authorizes a corporation to indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that such person's conduct was unlawful.

        The by-laws of American Multi-Cinema, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The amended and restated articles of incorporation of American Multi-Cinema, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the Missouri General and Business Corporation Law, and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. The articles of incorporation further provide that the corporation shall indemnify to fullest extent permitted by law any person who is or was a director, officer, employee or agent of the corporation, or any person who is serving at the request of the corporation as a director, officer, employee or agent of another entity, unless such person's conduct is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Item 21.    Exhibits and Financial Schedules.

        See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.    Undertakings.

(a)
Each of the undersigned registrants hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 23, 2009.

AMC ENTERTAINMENT INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Director (Principal Executive Officer)	June 23, 2009
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	June 23, 2009
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Vice President (Principal Accounting Officer)	June 23, 2009
/s/ DANA B. ARDI Dana Ardi	Director	June 23, 2009
/s/ AARON J. STONE Aaron J. Stone	Chairman and Director	June 23, 2009
/s/ PHILIP LOUGHLIN Philip Loughlin	Director	June 23, 2009

Signature	Capacity	Date

/s/ KEVIN MARONI Kevin Maroni	Director	June 23, 2009
/s/ ELIOT MERRILL Eliot Merrill	Director	June 23, 2009
/s/ STEPHEN P. MURRAY Stephen P. Murray	Director	June 23, 2009
/s/ STAN PARKER Stan Parker	Director	June 23, 2009
/s/ TRAVIS REID Travis Reid	Director	June 23, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 23, 2009.

AMC CARD PROCESSING SERVICES, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CINEPLEX U.S. CALLCO, LLC
LOEWS CITYWALK THEATRE CORPORATION
LOEWS THEATRE MANAGEMENT CORP.
PREMIUM THEATER OF FRAMINGHAM, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the registrants listed above hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 23, 2009
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	June 23, 2009
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Vice President (Principal Accounting Officer)	June 23, 2009
/s/ JOHN D. MCDONALD John D. McDonald	Director	June 23, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC Entertainment International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 23, 2009.

AMC ENTERTAINMENT INTERNATIONAL, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment International, Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 23, 2009
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	June 23, 2009
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Vice President (Principal Accounting Officer)	June 23, 2009
/s/ MARK A. MCDONALD Mark A. McDonald	Director	June 23, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC License Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 23, 2009.

AMC LICENSE SERVICES, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC License Services, Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Chairman (Principal Executive Officer)	June 23, 2009
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 23, 2009
/s/ JOHN D. MCDONALD John D. McDonald	Director	June 23, 2009

EXHIBIT INDEX

EXHIBIT NUMBER	description
2.1	Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
3.1
Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.3	Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.4	Loews Theatre Management Corp. (incorporated by reference from Exhibit 3.3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.10 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.3.8	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.3.100 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

EXHIBIT NUMBER	description
3.4	By-laws of the following Additional Registrants: (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Loews Citywalk Theatre Corporation
Loews Theatre Management Corp.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	By-laws of AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.9	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.9 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.10	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.11	By-laws of Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).

EXHIBIT NUMBER	description
4.2(b)	First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).
4.2(d)
Third Supplemental Indenture, dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.3
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014 (incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.4
Indenture, dated as of June 9, 2009, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019, by and among AMC Entertainment Inc., a Delaware corporation, the Guarantors party thereto from time to time and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-08747) of AMC Entertainment Inc., filed on June 9, 2009, and incorporated herein by reference).
4.5
Registration Rights Agreement, dated as of June 9, 2009, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019, by and among AMC Entertainment Inc., a Delaware corporation, the Guarantors party thereto from time to time, Credit Suisse Securities (USA) LLC, for itself and on behalf of the other Initial Purchasers, and J.P. Morgan Securities Inc., as Market Maker (filed as Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-08747) of AMC Entertainment Inc., filed on June 9, 2009, and incorporated herein by reference).
4.6(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, by and between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.6(b)
First Supplemental Indenture, dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.7
Registration Rights Agreement, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, by and among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
**5.1	Opinion of O'Melveny & Myers LLP regarding the validity of the 8.75% Senior Notes offered hereby.
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).

EXHIBIT NUMBER	description
10.2	Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc. (incorporated by reference from Exhibit 10.1 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.9
Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, by and among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto (incorporated by reference from Exhibit 10.3 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.10
Management Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, by and among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto (incorporated by reference from Exhibit 10.4 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.11
Continuing Service Agreement, dated January 26, 2006, by and among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Non-Qualified Stock Option Agreement, dated January 26, 2006, by and between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).

EXHIBIT NUMBER	description
10.13	Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.14
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.15(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(a) to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.15(b)
AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(b) to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.16
Amended and Restated Employment Agreement, dated as of December 17, 2007, by and among Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed December 20, 2007).
10.17
Employment Separation and General Release Agreement, dated as of March 20, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 20, 2007).
10.17(a)
First Amendment to Employment Separation and General Release Agreement, dated as of April 4, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.17(a) to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.18	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.19
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.20
American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.20 to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.21
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).

EXHIBIT NUMBER	description
10.22	AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005 (incorporated by reference from Exhibit 10.21 to AMC Entertainment's Form 10-K (File No. 1-8747) filed on June 15, 2007).
10.23	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.24
Agreement of Sale and Purchase, dated November 21, 1997, by and among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.25
Option Agreement, dated November 21, 1997, by and among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.26
Right to Purchase Agreement, dated November 21, 1997, by and between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.27
Lease, dated November 21, 1997, by and between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.28
Guaranty of Lease, dated November 21, 1997, by and between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.29
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001 (incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).

EXHIBIT NUMBER	description
10.30	Form of Non-Qualified Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.18 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.31
Form of Incentive Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.19 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.32
Retainer agreement with Raymond F. Beagle, Jr., dated October 1, 2002 (incorporated by Reference from Exhibit 10.27 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 26, 2002).
10.33
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001 (incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.34
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001 (incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
10.35
Form of Indemnification Agreement, dated September 18, 2003, by and between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).
10.36	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.37
Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.37(a)	AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan. (incorporated by reference from Exhibit 10.9 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.37(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.37(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.38
Contribution and Unit Holders Agreement, dated as of March 29, 2005, by and among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).

EXHIBIT NUMBER	description
10.39	Exhibitor Services Agreement, dated February 13, 2007, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.40
First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.41
Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007, by and between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
10.42
Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, by and between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
10.43
Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, by and between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
10.44
Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to the Company's Form 10-K (File No. 1-8747) filed on June 15, 2007).
10.45
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.46
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.47	Agreement with Richard T. Walsh (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on February 8, 2008).

EXHIBIT NUMBER	description
10.48	Employment Agreement, dated as of July 1, 2001, by and among Mark A. McDonald, AMC Entertainment Inc. and American Multi- Cinema, Inc. (incorporated by reference from Exhibit 10.48 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2008).
10.49
Amendment to Stock Purchase Agreement, dated as of November 5, 2008, by and among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed January 5, 2009).
10.50
Stock Purchase Agreement, dated as of November 5, 2008, by and among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (filed as Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on November 17, 2008).
10.51
Amendment to Exhibitor Services Agreement, dated as of November 5, 2008, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 6, 2008, and incorporated herein by reference).
10.52
Separation and General Release Agreement, dated as of February 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.53
Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on February 24, 2009).
*12.1	Computation of Ratio of Earnings to Fixed Charges.
14	Code of Ethics (incorporated by reference from Exhibit 14 to AMCE's Form 10-K filed on June 23, 2004).
*21	Subsidiaries of AMC Entertainment Inc.
*23.1	Consent of independent registered public accounting firm PricewaterhouseCoopers LLP, dated June 23, 2009, to use of report relating to the consolidated financial statements of AMC Entertainment Inc.
*23.2	Consent of independent registered public accounting firm Deloitte & Touche LLP, dated June 23, 2009, to use of report relating to the consolidated financial statements of National CineMedia, LLC.
**23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
*24	Powers of Attorney (included on signature pages of this Registration Statement).
*25
Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. National Bank Association, as Trustee with respect to the Indenture governing the 8.75% Senior Notes due 2019.
*99.1	Form of Transmittal Letter.
*99.2	Form of Notice of Guaranteed Delivery.

EXHIBIT NUMBER	description
*99.3	Form of Letter to Brokers.
*99.4	Form of Letter to Clients.

*
Filed herewith.

**
To be filed by amendment.